                                                                    Exhibit 99.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           AKAMAI TECHNOLOGIES, INC.,

                           AQUARIUS ACQUISITION CORP.,

                             SPEEDERA NETWORKS, INC.

                                       AND

                    THE REPRESENTATIVE OF THE EQUITY HOLDERS

                                 (NAMED HEREIN)

                                 March 16, 2005

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                                TABLE OF CONTENTS

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                                                                                    PAGE
ARTICLE I THE MERGER............................................................      1
   1.1      The Merger..........................................................      1
   1.2      The Closing.........................................................      1
   1.3      Actions at the Closing..............................................      1
   1.4      Additional Action...................................................      2
   1.5      Conversion of Shares................................................      2
   1.6      Management Shares...................................................      3
   1.7      Dissenting Shares...................................................      4
   1.8      Exchange of Shares..................................................      4
   1.9      Issuance of Management Shares.......................................      6
   1.10     Fractional Shares...................................................      6
   1.11     Options and Warrants................................................      6
   1.12     Adjustment Before and After the Closing.............................      9
   1.13     Escrow Arrangements.................................................     11
   1.14     Representative......................................................     11
   1.15     Certificate of Incorporation and By-laws............................     13
   1.16     No Further Rights...................................................     13
   1.17     Closing of Transfer Books...........................................     13
   1.18     Withholding Obligations.............................................     13
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................     14
   2.1      Organization, Qualification and Corporate Power.....................     14
   2.2      Capitalization......................................................     14
   2.3      Authorization.......................................................     16
   2.4      Noncontravention....................................................     16
   2.5      Subsidiaries........................................................     17
   2.6      Financial Statements................................................     17
   2.7      Absence of Certain Changes..........................................     18
   2.8      Undisclosed Liabilities.............................................     18
   2.9      Tax Matters.........................................................     18
   2.10     Assets..............................................................     20
   2.11     Owned Real Property.................................................     21
   2.12     Real Property Leases................................................     21
   2.13     Intellectual Property...............................................     22
   2.14     Inventory...........................................................     24
   2.15     Contracts...........................................................     24
   2.16     Accounts Receivable.................................................     26
   2.17     Powers of Attorney..................................................     26
   2.18     Insurance...........................................................     26
   2.19     Litigation..........................................................     26
   2.20     Warranties..........................................................     26
   2.21     Employees...........................................................     27
   2.22     Employee Benefits...................................................     29
   2.23     Environmental Matters...............................................     31
   2.24     Legal Compliance....................................................     32
   2.25     Customers and Suppliers.............................................     32

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
   2.26     Permits.................................................................     32
   2.27     Certain Business Relationships With Affiliates..........................     32
   2.28     Brokers' Fees...........................................................     32
   2.29     Books and Records.......................................................     32
   2.30     Prepayments, Prebilled Invoices and Deposits............................     32
   2.31     Government Contracts....................................................     33
   2.32     Disclosure..............................................................     33
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
 SUBSIDIARY.........................................................................     34
   3.1      Organization and Corporate Power........................................     34
   3.2      Authorization of Transaction............................................     34
   3.3      Noncontravention........................................................     34
   3.4      Broker's Fees...........................................................     34
   3.5      Investment Representation...............................................     34
   3.6      Litigation..............................................................     35
   3.7      SEC Filings.............................................................     35
   3.8      Merger Shares and Management Shares Validly Issued......................     35
   3.9      Disclosure..............................................................     35
   3.10     Actions Consistent With Reorganization Treatment........................     35
ARTICLE IV COVENANTS................................................................     36
   4.1      Closing Efforts.........................................................     36
   4.2      Treatment of the Merger as a Reorganization for Tax Purposes............     36
   4.3      Governmental and Third-Party Notices and Consents.......................     36
   4.4      Stockholder Approval....................................................     37
   4.5      Operation of Business...................................................     39
   4.6      Stay of Litigation......................................................     42
   4.7      Access to Information...................................................     42
   4.8      Notice of Breaches......................................................     42
   4.9      Exclusivity.............................................................     43
   4.10     Listing Notifications...................................................     44
   4.11     Expenses................................................................     44
   4.12     Company 401(k) Plan.....................................................     44
   4.13     280G Covenant...........................................................     44
   4.14     FIRPTA..................................................................     44
   4.15     Silicon Valley Bank Registration Rights.................................     44
   4.16     Option Acceleration.....................................................     44
ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER......................................     45
   5.1      Conditions to Obligations of the Buyer and the Transitory Subsidiary....     45
   5.2      Conditions to Obligations of the Company................................     47
ARTICLE VI INDEMNIFICATION..........................................................     48
   6.1      Indemnification by the Equity Holders...................................     48
   6.2      Indemnification Claims..................................................     49
   6.3      Survival of Representations and Warranties..............................     51
   6.4      Limitations.............................................................     51
ARTICLE VII REGISTRATION OF SHARES..................................................     52
   7.1      California Permit; Registered Offering..................................     52
   7.2      Lock-up Agreements......................................................     54
ARTICLE VIII TAX MATTERS............................................................     54
   8.1      Preparation and Filing of Tax Returns; Payment of Taxes.................     54
   8.2      Tax Indemnification by the Equity Holders...............................     55
   8.3      Allocation of Certain Taxes.............................................     55

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
   8.4      Termination of Tax-Sharing Agreements...............................    55
   8.5      Scope of Article VIII...............................................    55
ARTICLE IX INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY.............    56
   9.1      Indemnification and Insurance.......................................    56
ARTICLE X TERMINATION...........................................................    56
   10.1     Termination of Agreement............................................    56
   10.2     Effect of Termination...............................................    57
ARTICLE XI DEFINITIONS..........................................................    57
ARTICLE XII MISCELLANEOUS.......................................................    71
   12.1     Press Releases and Announcements....................................    71
   12.2     No Third Party Beneficiaries........................................    71
   12.3     Entire Agreement....................................................    71
   12.4     Succession and Assignment...........................................    72
   12.5     Counterparts and Facsimile Signature................................    72
   12.6     Headings............................................................    72
   12.7     Notices.............................................................    72
   12.8     Governing Law.......................................................    73
   12.9     Amendments and Waivers..............................................    73
   12.10      Severability......................................................    73
   12.11      Submission to Jurisdiction........................................    73
   12.12      Construction......................................................    74

Exhibit A -    Stockholder Agreement
Exhibit B -    Management Participant Agreement
Exhibit C -    Form of Notice and Transmittal
Exhibit D -    Form of Indemnification Escrow Agreement
Exhibit E -    Form of Contingent Settlement Agreement and Partial Release
Exhibit F -    Form of Opinion of Counsel to the Company
Exhibit G -    Form of Opinion of Counsel to the India Subsidiary
Exhibit H -    Form of Opinion of Counsel to the Buyer

Schedule I -   Management Participants
Schedule 12.1 - Press Releases and Announcements

Disclosure Schedule

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                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the "Agreement") is entered into as of March 16, 2005, by and among Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), Aquarius Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), Speedera Networks, Inc., a Delaware corporation (the "Company"), and, solely for the purposes of Section 1.14 hereof and carrying out its resulting responsibilities hereunder as representative of the Company Stockholders, the Management Participants and the holders of Options, the Representative specified in Article
XI. The Buyer, the Transitory Subsidiary and the Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

      This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, (a) the Company Stockholders will receive Buyer Common Shares in exchange for their capital stock of the Company, (b) options and warrants to acquire common stock of the Company will become options and warrants to acquire Buyer Common Shares and (c) Management Participants will receive Buyer Common Shares in satisfaction of certain obligations of the Company to such Management Participants, as set forth in the Management Participant Agreement. The Representative will have the authority to act, with binding effect, on behalf of the Equity Holders according to the terms and conditions set forth in this Agreement. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

      Simultaneously with the execution of this Agreement, in order to induce the Buyer and the Transitory Subsidiary to enter into the transactions contemplated by this Agreement, the Principal Stockholders have executed the Stockholder Agreement and the Management Participants have executed the Management Participant Agreement.

      Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

                                    ARTICLE I
                                   THE MERGER

      1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

      1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 9:00 a.m. local time on the Closing Date.

      1.3   Actions at the Closing. At the Closing:

            (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.1;

            (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.2;

            (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

            (d) the Buyer or the Surviving Co the Exchange Agent to establish a reserve account for the distribution of certificates representing the Initial Merger Shares to the Company Stockholders in accordance with Sections 1.5(d) and 1.8(a);

            (e) the Buyer or the Surviving Corporation shall deliver instructions to the Exchange Agent to distribute certificates representing the Initial Merger Shares to the Management Participants in accordance with Sections 1.6(b) and 1.9; and

            (f) the Buyer, the Representative and the Escrow Agent shall execute and deliver the Indemnification Escrow Agreement, and the Buyer shall deliver to the Escrow Agent certificates for the Indemnification Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.13.

      1.4 Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

      1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

            (a) Each Outstanding Common Share shall be converted into and represent the right to receive (subject to the provisions of Section 1.13) a fraction of a share (the "Common Conversion Ratio") of Buyer Common Shares as is equal to the result obtained by dividing (i) the Adjusted Merger Consideration, minus the Management Shares, minus the Preferred Consideration, by (ii) the Adjusted Total Company Shares.

            (b) Each Outstanding Series A Preferred Share shall be converted into and represent the right to receive (subject to the provisions of Section 1.13) a fraction of a share of Buyer Common Shares equal to the Series A Conversion Ratio; each Outstanding Series B Preferred Share shall be converted into and represent the right to receive (subject to the provisions of Section 1.13) a fraction of a share of Buyer Common Shares equal to the Series B Conversion Ratio; and each Outstanding Series C Preferred Share shall be converted into and represent the right to receive (subject to the provisions of Section 1.13) a fraction of a share of Buyer Common Shares equal to the Series C Conversion Ratio.

            (c) The Company shall take all steps necessary to ensure that all outstanding convertible promissory notes issued by the Company, if any, shall be converted into Common Shares immediately prior to the Closing, pursuant to the conversion terms thereof.

            (d) The Buyer Common Shares into which each Company Stockholder's Company Shares shall be converted at the Effective Time pursuant to Section 1.5(a) shall be delivered as follows:

                  (i) On the Closing Date the Buyer shall (A) deposit into escrow pursuant to Section 1.13 the Indemnification Escrow Percentage of the Closing Buyer Common Shares, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares, and (B) deliver to the Exchange Agent for distribution to the Company Stockholders in accordance with Section 1.8 the remainder of such Closing Buyer Common Shares, subject to the provisions of Section 1.10, not deposited into escrow (the "Initial Merger Shares").

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                  (ii)  On the date specified in Section 1.12(f) (the "Asset
Value Adjustment Date"), if the Closing Net Asset Value Adjustment is positive, the Buyer shall (A) deposit into escrow pursuant to Section 1.13 the Indemnification Escrow Percentage of the Adjusted Buyer Common Shares, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares, and (B) deliver to the Exchange Agent for distribution to the Company Stockholders in accordance with Section 1.8 the remainder of such Adjusted Buyer Common Shares, subject to the provisions of
Section 1.10, not deposited into escrow.

                  (iii) On the date which is 18 months after Closing Date and is before the payment on any claims under the Escrow Agreement, the Buyer shall (A) deposit into escrow pursuant to Section 1.13 the Indemnification Escrow Percentage of the Option Adjusted Buyer Common Shares, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares, and (B) deliver to the Exchange Agent for distribution to the Company Stockholders in accordance with Section 1.8 the remainder of such Option Adjusted Buyer Common Shares, subject to the provisions of Section 1.10, not deposited into escrow.

            (e) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

            (f) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

            (g) Each Preferred Warrant outstanding and not exercised as of the Effective Time shall be converted into a warrant to acquire such number of shares of Buyer Common Shares equal to the number of shares of Buyer Common Shares that would be issusable pursuant to Section 1.5(b), if the warrant were exercised immediately before the Effective Time for Preferred Shares. The exercise price per Buyer Common Share shall equal the aggregate exercise price of such warrant divided by the number of Buyer Common Shares subject to such Preferred Warrants. The aggregate Option Value of the Preferred Warrants outstanding and not exercised as of the Effective Time (whether vested or exercisable) shall be added to the Preferred Consideration for all purposes of this Agreement.

      1.6   Management Shares.

            (a) Each member of the Company's management named in Schedule I attached hereto (each a "Management Participant" and collectively the "Management Participants") shall have the right to receive as of the Effective Time (subject to Sections 1.13 and 1.6(b)) the number of Buyer Common Shares which have a Market Value equal to the excess, if any, of (x) such Management Participant's Bonus Pool Percentage of the Bonus Pool minus, (y) such Management Participant's Stockholder Payment (the "Management Shares"), it being understood that such calculation is dependent on the Common Conversion Ratio which is dependent on the definition of Management Shares and is an iterative calculation.

            (b) Of the Management Shares which each Management Participant shall have the right to receive as of the Effective Time pursuant to Section 1.6(a):

                  (i) On the Closing Date the Buyer shall (A) deposit with the Escrow Agent the Indemnification Escrow Percentage of such Management Shares, calculated using the Closing Common Conversion Ratio, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares and deposited in escrow pursuant to Section 1.13(a) and (B) deliver the

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remainder of such Management Shares, calculated using the Closing Common
Conversion Ratio, not deposited into escrow (the "Initial Management Shares") to the Exchange Agent for distribution to the Management Participants in accordance with 1.9.

                  (ii) On the Asset Value Adjustment Date, if the Closing Net Asset Value Adjustment is positive, the Buyer shall (A) deposit with the Escrow Agent the Indemnification Escrow Percentage of such Management Shares, calculated using the Adjusted Common Conversion Ratio, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares and deposited in escrow pursuant to Section 1.13(a), and (B) deliver the remainder of such Management Shares not deposited into escrow to the Exchange Agent for distribution to the Management Participants in accordance with 1.9; in each case, less any Management Shares delivered to the Escrow Agent and the Management Participants, as the case may be, pursuant to Section 1.6(b)(i).

                  (iii) On the date which is 18 months after the Closing Date, the Buyer shall (A) deposit with the Escrow Agent the Indemnification Escrow Percentage of any Management Shares not delivered pursuant to Section 1.6(b)(i) or 1.6(b)(ii), rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares and deposited in escrow pursuant to
Section 1.13(a), and (B) deliver the remainder of any such Management Shares not deposited into escrow (or delivered to the Management Participants pursuant to Sections 1.6(b)(i) or 1.6(b)(ii)) to the Exchange Agent for distribution to the Management Participants in accordance with Section 1.9; provided, however, that if any Management Participant has received (or has had deposited into Escrow) Buyer Common Shares pursuant to this Section 1.6(b) which exceeds such Management Participants' Management Shares, the Management Participant shall promptly return any such excess shares to the Buyer.

      1.7   Dissenting Shares.

            (a) Dissenting Shares shall not be converted into or represent the right to receive Buyer Common Shares, unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under each of the Delaware General Corporation Law and the California Corporations Code or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Buyer Common Shares issuable in respect of such Company Shares pursuant to Section 1.5, which Buyer Common Shares shall be either deposited with the Escrow Agent or distributed to the Company Stockholder holding Dissenting Shares as provided in Section 1.5(d).

            (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law or the California Corporations Code, as applicable. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

      1.8   Exchange of Shares.

            (a) At or prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the issuance of Initial Merger Shares in exchange for Certificates. On the Closing Date, the Buyer shall deliver instructions to the Exchange Agent to establish a reserve account for the distribution of

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certificates representing the Initial Merger Shares issuable to the Company
Stockholders, as described in Section 1.5, and cash for any fractional shares as described in Section 1.10 (the "Exchange Fund"). Within five (5) business days after the Effective Time, provided that the Company has delivered to the Buyer at least five (5) business days prior to the Effective Time a list setting forth
(i) the name of each holder of a Certificate, (ii) the mailing address of each such holder, (iii) the number of Company Shares represented by each Certificate held by each holder prior to the Effective Time and (iv) the total number of shares of Buyer Common Stock represented by such Certificate following the Effective Time, the Buyer shall cause the Exchange Agent to send to each holder of a Certificate a notice and a transmittal in substantially the form attached hereto as Exhibit C advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Merger Shares issuable to such holder pursuant to
Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any Taxes required to be withheld) the Initial Merger Shares issuable pursuant to Section 1.5 plus cash in lieu of any fractional shares, as provided in Section 1.10 below. The Buyer shall instruct the Exchange Agent to distribute the Initial Merger Shares and cash in lieu of fractional shares to such holder as soon as practicable after receipt of such Certificate and such other documents required by such notice. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Merger Shares issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

            (b) If any Initial Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Merger Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Merger Shares issuable in exchange therefor pursuant to Section 1.5. The Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Exchange Agent and the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Exchange Agent or the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

            (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Shares as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Merger Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Shares as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

            (e) By demand, at any time after the first anniversary of the Effective Time, the Buyer may require that any portion of the Exchange Fund which remains undistributed to the Company Stockholders or Management Participants at such time shall be delivered to the Buyer and any Company Stockholder or Management Participant who has not previously complied with this
Section 1.8 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Shares, any cash in lieu of fractional Buyer Common Shares and any dividends or distributions with respect to Buyer Common Shares.

            (f) To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Company Stockholder or any Management Participant, as the case may be, for any Buyer Common Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or required letter of transmittal shall not have been surrendered or delivered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which any Buyer Common Shares, and any cash payable to any Company Stockholder or Management Participant or any dividends or distributions payable to the holder of such Buyer Common Shares pursuant to this Article I would otherwise escheat to or become the property of any Governmental Entity), any such Buyer Common Shares or cash, dividends or distributions in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      1.9 Issuance of Management Shares. The Buyer shall deliver instructions to the Exchange Agent to distribute certificates representing the Management Shares to the Management Participants, as described in Section 1.6(b). As soon as practicable after the applicable date on which the Buyer is required to deliver the Management Shares pursuant to Section 1.6(b), the Exchange Agent shall deliver to the Management Participants the Management Shares issuable pursuant to Section 1.6(b).

      1.10 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders upon the surrender for exchange of Certificates, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the closing price of the Buyer Common Shares on the NASDAQ Stock Market on the day immediately preceding the Closing multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

      1.11  Options and Warrants.

            (a) As of the Effective Time, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Plan as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of Buyer Common Shares as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) (each such Option an "Assumed Option"). The exercise price per share of each Assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the

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Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged, except as provided in Section 1.11(f) below, and except that by virtue of the Merger each Option shall be amended to the extent set forth in
Section 4 of the Indemnification Escrow Agreement with respect to the deposit of Indemnification Escrow Shares and the forfeiture of unexercised portions of any Assumed Options.

            (b) Prior to the Effective Time, the Company shall use its Reasonable Best Efforts to obtain the agreement of each holder of a Warrant or Preferred Warrant to exercise, no later than immediately prior to the Effective Time, all vested Warrants and to terminate, as of such time, all unvested Warrants. As of the Effective Time, all Warrants, whether vested or unvested, not so exercised shall be assumed by the Buyer. Immediately after the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of Buyer Common Shares as is equal to the number of Common Shares subject to the unexercised portion of such Warrant multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) (each such Warrant an "Assumed Warrant"). The exercise price per share of each such Assumed Warrant shall be equal to the exercise price of such Warrant immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, and all of the other terms of the Warrant shall otherwise remain unchanged, except as provided in Section 1.11(f) below, and except that by virtue of the Merger each Warrant shall be amended to the extent set forth in Section 4 of the Indemnification Escrow Agreement with respect to the deposit of Indemnification Escrow Shares and the forfeiture of unexercised portions of any Assumed Warrants.

            (c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options or Warrants, as applicable, as amended by this Section 1.11, and the agreements evidencing such Options or Warrants, as applicable, and that such Options or Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.11, the Indemnification Escrow Agreement and such notice).

            (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Shares for delivery upon exercise of the Options and Warrants assumed in accordance with this
Section 1.11. As promptly as practicable after the Effective Time, but in no event later than the date on which the Buyer has filed pursuant to Form 8-K the financial statements required to be filed by the Buyer in connection with the Merger pursuant to Regulation S-X of the Securities Act in connection with the Merger, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Buyer Common Shares subject to the Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding. The Buyer Common Shares subject to the Warrants will be tradeable at such time as they become eligible for resale pursuant to Rule 144 under the Securities Act.

            (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option (other than holders of Options representing, in the aggregate, less than 3% of the Total Company Shares) or a Warrant to the amendment of such Option or Warrant pursuant to the Indemnification Escrow Agreement and Sections 1.11 and 1.13(a) and Article VI of this Agreement (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

            (f) Each Assumed Option and Assumed Warrant (collectively, the "Assumed Convertible Securities" and individually an "Assumed Convertible Security") shall be subject to the following provisions:

                  (i) Upon the exercise of an Assumed Convertible Security after the Closing Date and before the date which is 18 months after the Closing Date, the Buyer shall (A) deliver to the Escrow Agent a certificate representing the Indemnification Escrow Percentage of the Buyer Common Shares acquired in such exercise, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares and deposited in escrow pursuant to
Section 1.13(a), and (B) deliver to the holder of such Assumed Convertible Security a certificate representing the remainder of the Buyer Common Shares acquired in such exercise and not deposited into escrow, which Buyer Common Shares shall be considered Initial Merger Shares for all purposes of this Agreement.

                  (ii) At any time before the Asset Value Adjustment Date, each Assumed Convertible Security shall (x) only be exercisable for a number of Buyer Common Shares as is equal to the number of Common Shares subject to the unexercised portion of such corresponding Option or Warrant multiplied by the Closing Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) and (y) have an exercise price per share equal to the exercise price of such corresponding Option or Warrant immediately prior to the Effective Time, divided by the Closing Common Conversion Ratio (rounded up to the nearest whole cent).

                  (iii) On the Asset Value Adjustment Date, if the Closing Net Asset Value Adjustment is positive, the Buyer shall with respect to each Exercised Share (A) deposit into escrow pursuant to Section 1.13(a) the Indemnification Escrow Percentage of the Adjusted Buyer Common Shares, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares, and (B) deliver to the person who exercised the Assumed Convertible Security related to such Exercised Shares the remainder of such Adjusted Buyer Common Shares not deposited into escrow.

                  (iv) At any time after the Asset Value Adjustment Date and before the date which is 18 months after the Closing Date, each Assumed Convertible Security shall (x) only be exercisable for a number of Buyer Common Shares as is equal to the number of Common Shares subject to the unexercised portion of such corresponding Option or Warrant multiplied by the Adjusted Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) and (y) have an exercise price per share equal to the exercise price of such corresponding Option or Warrant immediately prior to the Effective Time, divided by the Adjusted Common Conversion Ratio (rounded up to the nearest whole cent).

                  (v) On the date which is 18 months after the Closing Date and immediately before the payment of any claims under the Escrow Agreement, the Buyer shall with respect to each Exercised Share (A) deposit into escrow pursuant to Section 1.13(a) the Indemnification Escrow Percentage of the Option Adjusted Buyer Common Shares, rounded up to the nearest whole number, which shares shall be designated as Indemnification Escrow Shares, and (B) deliver to the person who exercised the Assumed Convertible Security related to such Exercised Shares the remainder of such Option Adjusted Buyer Common Shares not deposited into escrow.

                  (vi) Assumed Convertible Securities shall be amended to reduce the number of Buyer Common Shares subject to the unexercised portion of any Assumed Convertible Security by such Assumed Convertible Security's percentage share of any Damages subject to indemnification, as follows:

                        (A) Immediately prior to any distributions made pursuant to Section 3 of the Indemnification Escrow Agreement, each Assumed Convertible Security shall be split into two securities, the "Escrow Assumed Convertible Security" and the "Free Assumed Convertible Security". The Escrow Assumed Convertible Security shall have an Option Merger Value equal to 15% of the Option Merger Value of the Assumed Convertible Security, and the remaining Assumed Convertible

Security shall be the Free Assumed Convertible Security, which shall no longer be subject to the Indemnification Escrow Agreement. If, after any forfeiture is made pursuant to clause (B) below of the unexercised portion of such Escrow Assumed Convertible Security attributable to Damages distributed to the Buyer in respect of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VI or Article VIII hereof, the Escrow Assumed Convertible Security has an Option Merger Value in excess of the 5% of the Option Merger Value of the Assumed Convertible Security before any amounts in respect of Damages were paid, then the Escrow Assumed Convertible Security shall be reduced by the amount of such excess Option Merger Value and the Free Assumed Convertible Security shall be increased by a like amount. If an Escrow Assumed Convertible Security is exercised after the Initial Distribution Date, 100% of the Buyer Common Shares acquired upon exercise of such option shall be deposited into escrow and held in trust for the holder of such exercised Escrow Assumed Convertible Security.

                        (B) Upon any determination that the Buyer is entitled to receive some or all of the Indemnification Escrow Shares through a distribution in respect of Damages made pursuant to Section 3 of the Indemnification Escrow Agreement, each holder of an Escrow Assumed Convertible Security shall forfeit that amount of the unexercised portion of such Escrow Assumed Convertible Security equal in value to such holder's "pro rata share" of such Damages. Such holder's pro rata share of such Damages shall be determined by dividing (x) the Option Merger Value of such holder's Escrow Assumed Convertible Security immediately before the distribution in respect of Damages is made by (y) the Aggregate Escrow Value immediately before such distribution is made. Any forfeitures hereunder shall be applied against the Assumed Convertible Security on a pro rata basis against the vested and unvested portion of the Assumed Convertible Security.

      1.12 Adjustment Before and After the Closing. The Base Purchase Price shall be subject to adjustment as follows:

            (a) Not later than three business days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a balance sheet of the Company as of a date (the "Preliminary Closing Balance Sheet Date") within five business days of the Closing Date (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet shall be prepared in accordance with the provisions relating to the preparation of the Closing Balance Sheet set forth in this Section 1.12. The Preliminary Closing Balance Sheet shall be accompanied by
(i) all relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, and (ii) a statement setting forth the amount, if any, by which the estimated Net Asset Value is greater than, or less than, the Target Amount (the "Preliminary Net Asset Value"). In calculating the Preliminary Net Asset Value, the Preliminary Closing Balance Sheet shall include (A) as liabilities the full amount of the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees, to the extent such transaction fees and expenses have not been paid prior to the date of the Preliminary Closing Balance Sheet; and (B) reserves in respect of Taxes due with respect to periods ending (or deemed to end pursuant to Section 8.3(b) hereof) at or prior to the Effective Time determined in accordance with GAAP. The Preliminary Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums. If the Preliminary Net Asset Value on the Preliminary Closing Balance Sheet is (i) greater than the Target Amount, then the difference shall be added to the Base Purchase Price, or (ii) less than the Target Amount, then the difference shall be deducted from the Base Purchase Price (the Base Purchase Price, as so adjusted, is referred to as the "Preliminary Base Purchase Price").

            (b) Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Representative the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the Company's past practices (to the extent such past practices are consistent with GAAP), except that the Closing Balance Sheet may exclude all footnotes, subject to the adjustments set forth in this Section 1.12 (which shall be in addition to and not in lieu of those required by GAAP) and shall be certified as such by the Buyer.

            (c) The Closing Balance Sheet delivered pursuant to paragraph (a) above shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to the Representative, and (ii) a statement setting forth the amount, if any, by which the Net Asset Value (plus the amount of Covered Costs in excess of the Cost Cap to be borne by the Buyer pursuant to
Section 10.1(g), if applicable) is greater than, or less than, the Preliminary Net Asset Value. In calculating the Net Asset Value, the Closing Balance Sheet shall include (A) as liabilities the full amount of the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees, to the extent such transaction fees and expenses were not paid prior to the Effective Time; and (B) reserves in respect of Taxes due with respect to periods ending (or deemed to end pursuant to Section 8.3(b) hereof) at or prior to the Effective Time determined in accordance with GAAP. The Closing Balance Sheet shall be accompanied by a statement setting forth the calculations showing the basis for the determination of such sums.

            (d) In the event that the Representative disputes the Closing Balance Sheet or the calculation of the Closing Net Asset Value Adjustment, the Representative shall notify the Buyer in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Balance Sheet. In the event of such a dispute, the Buyer and the Representative shall first use his, her or its diligent good faith efforts to resolve such dispute among themselves. If the Buyer and the Representative are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the AAA (the "Neutral Accountant"). All determinations pursuant to this paragraph (d) shall be in writing and shall be delivered to the Buyer and the Representative. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this
Section 1.12 may be entered in and enforced by any court having jurisdiction thereover.

            (e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to paragraph (c) above shall be shared equally by the Equity Holders, on the one hand, and the Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Balance Sheet or the calculation of the Closing Net Asset Value Adjustment that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party. Any such fees and expenses that are the responsibility of the Equity Holders pursuant to this paragraph (e) shall be funded from the Indemnification Escrow Shares.

            (f) Immediately upon the expiration of the 30-day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to the Buyer, that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.12, the Preliminary Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Base Purchase Price"):

                  (i) If the Closing Net Asset Value Adjustment is negative, such deficiency shall be deducted from the Preliminary Base Purchase Price to obtain the Adjusted Base Purchase Price, and the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Indemnification Escrow Agreement;

                  (ii) If the Closing Net Asset Value Adjustment is zero, the Adjusted Base Purchase Price shall be equal to the Preliminary Base Purchase Price; and

                  (iii) If the Closing Net Asset Value Adjustment is positive, such surplus shall be added to the Preliminary Base Purchase Price to obtain the Adjusted Base Purchase Price, and the Buyer shall deliver to the Exchange Agent Buyer Common Shares as provided in Section 1.5(d)(ii) hereof.

      1.13  Escrow Arrangements.

            (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Indemnification Escrow Shares issuable pursuant to Sections 1.5(d) and 1.6(b)(i). The Indemnification Escrow Shares will be held in escrow for the purpose of (i) providing security for any adjustment to the amount of the Preliminary Base Purchase Price pursuant to Section 1.12 and (ii) securing the indemnification obligations of the Equity Holders set forth in Section 6.1. The Indemnification Escrow Shares shall be held by the Escrow Agent under the Indemnification Escrow Agreement pursuant to the terms thereof. The Indemnification Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Indemnification Escrow Agreement. Equity Holders shall have the right to receive cash dividends (in conjunction with any general distribution of cash dividends made by the Buyer with respect to all Buyer Common Shares) with respect to any issued Indemnification Escrow Shares held on their behalf. The Representative shall have the right to vote any issued Indemnification Escrow Shares by instructing the Escrow Agent in accordance with the terms of the Indemnification Escrow Agreement.

            (b) The execution of this Agreement by the Representative and the adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval of the Indemnification Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Indemnification Escrow Shares in escrow.

      1.14  Representative.

            (a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Net Asset Value and Adjusted Base Purchase Price and (ii) the defense and/or settlement of any claims for which the Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI or Article VIII hereof, the Company Stockholders, by the approval of the Merger and adoption of this Agreement, the holders of Options or Warrants by executing amendments to such Options or Warrants, as applicable, pursuant to Section 1.11(f) hereof, the Principal Stockholders, by their execution of the Stockholder Agreement, and the Management Participants, by their execution of the Management Participant Agreement, shall each be deemed to have designated the Representative as their representative.

            (b) The Company Stockholders, by the approval of the Merger and adoption of this Agreement, and the holders of Options or Warrants by executing amendments to such Options or Warrants, as applicable, pursuant to Section 1.11(f) hereof, shall each be deemed to have authorized the Representative (i) to make all decisions relating to the determination of the Net Asset Value and the Adjusted Base Purchase Price, (ii) to take all action necessary in connection with the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI or
Article VIII hereof, (iii) after the Effective Time, to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated or permitted by this Agreement or the Indemnification Escrow Agreement to be taken by or on behalf of the Equity Holders.

            (c) The Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Net Asset Value and the Adjusted Base Purchase Price, the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to
Article VI or Article VIII hereof or any other actions required or contemplated or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative.

            (d) The Representative will have the right to act as the representative of the Equity Holders, and to act on behalf of the Equity Holders and to take any and all actions required or permitted to be taken by the Representative under this Agreement, with respect to any claims (including payment thereof) made pursuant to Section 6.1 and with respect to any actions to be taken by the Representative pursuant to the terms of the Escrow Agreement. All decisions and actions by the Representative, including without limitation any agreement between the Representative and the Buyer relating to the determination of the Net Asset Value and the Adjusted Base Purchase Price or the defense or settlement of any claims for which the Equity Holders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI or Article VIII hereof, shall be binding upon all of the Equity Holders, and no Equity Holder shall have the right to object, dissent, protest or otherwise contest the same.

            (e) The Representative (or any of the directors, officers, agents, employees or Affiliates thereof) shall incur no liability to the Equity Holders with respect to any action taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement, or other document believed by the Representative to be genuinely and duly authorized, nor for any other action or inaction with respect to distributions of the Indemnification Escrow Shares, any defense or settlement of any claims, and the making of payments with respect thereto, nor with respect to voting or failing to vote the Indemnification Escrow Shares, except to the extent resulting from the Representative's own willful misconduct or gross negligence. The Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted, or suffered in good faith by the Representative in reliance on such advice, shall not be liable to the Equity Holders.

            (f) In the event that the Representative dies or becomes unable to perform his, her or its responsibilities as the Representative or resigns from such position, Trinity Ventures shall appoint a new Representative, and if within 30 days of such death, inability to perform his, her or its responsibilities or resignation of the Representative, Trinity Ventures fails to appoint a new Representative, the Equity Holders receiving an aggregate of greater than 50% of the Adjusted Merger Consideration shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

            (g) The Buyer and the Surviving Corporation shall be entitled to rely conclusively on a certificate from the Representative with respect to any action taken by the Representative, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon such a certificate from the Representative.

            (h) The Company Stockholders, by the approval of the Merger and adoption of this Agreement, and the holders of Options or Warrants by executing amendments to such Options or Warrants, as applicable, pursuant to Section (a) hereof, shall each be deemed to (i) agree and authorize the Escrow Agent to withhold from the Indemnification Escrow Shares, if any, otherwise payable to the Equity Holders under the terms of the Indemnification Escrow Agreement a number of shares having a value (using a price of $12.50 per share) equal to the reasonable costs and expenses (including reasonable professional fees) incurred by, or reasonably anticipated by the Representative to be incurred by, the Representative in connection with the representation of the Equity Holders in any proceeding arising out of this Agreement (including all matters concerning claims for indemnification under Article VI or Article VIII of this Agreement) or the transactions or agreements related hereto (the "Representative Fees"); (ii) agree and authorize the Representative to withhold Buyer Common Shares (valued at $12.50 per share) evidencing the Representative Fees from any shares otherwise issuable to the Equity Holders pursuant to Section 1.12 hereof (to the extent such fees are not withheld from the Escrow Shares); and (iii) agree to reimburse the Representative for the Representative Fees.

            (i) The provisions of this Section 1.14 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Equity Holder may have in connection with the transactions contemplated by this Agreement. Remedies available at law for any breach of the provisions of this Section 1.14 are inadequate; therefore, the Buyer and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.14. The provisions of this Section 1.14 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Equity Holder, and any references in this Agreement to a Equity Holder or the Equity Holders shall mean and include the successors to the Equity Holder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

      1.15 Certificate of Incorporation and By-laws

            (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

            (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

      1.16 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

      1.17 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Merger Shares in accordance with Section 1.5, subject to Section 1.12 and to applicable law in the case of Dissenting Shares.

      1.18 Withholding Obligations. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Equity Holders such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable U.S. or foreign law, rule or regulation. The Buyer or the Surviving Corporation, as the case may be, shall timely pay over such withheld amounts to the appropriate Governmental Entity on behalf of the Equity Holders from whom such amounts are withheld in accordance with the Code or such other applicable U.S. or foreign law, rule, or regulation. To the extent that amounts are so withheld by the Buyer or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holders in respect of which such deduction and withholding was made by the Buyer or the Surviving Corporation, as the case may be. The Buyer shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from the Equity Holders. Each Equity Holder from whom the Buyer or the Surviving Corporation is required to withhold shall indemnify and hold harmless the Buyer, the Surviving Corporation and their respective Affiliates from and against any and all Taxes (but, for the purposes of this Section 1.18, the term "Taxes" shall not include any penalty or interest) incurred or suffered by any of them as a result of or relating to the calculation or payment (including without limitation any errors in the calculation or failure to make any payment) of any amounts required to be withheld from such Equity Holder and/or paid to any Governmental Entity in respect of payment of the Merger Consideration or Management Shares to such Equity Holder or in respect of the exercise of any Options or Warrants held by such Equity Holder and the payment of the Option/Warrant Consideration in connection with the Merger.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II and (b) other sections or paragraphs in this
Article II to the extent that it is reasonably clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

      2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and Tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its charter and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its charter or by-laws.

      2.2 Capitalization.

            (a) The authorized capital stock of the Company consists of (i) 400,000,000 Common Shares, of which, as of the date of this Agreement, 38,645,605 shares were issued and outstanding and 3,729,109 shares were held in the treasury of the Company, and (ii) 222,824,205 Preferred Shares, of which (A) 7,523,366 shares have been designated as Series A Convertible Preferred

Stock, of which, as of the date of this Agreement, 7,433,330 shares were issued and outstanding, (B) 122,463,448 shares have been designated as Series B Convertible Preferred Stock, of which, as of the date of this Agreement, 110,189,329 shares were issued and outstanding, and (C) 92,837,391 shares have been designated as Series C Convertible Preferred Stock, of which, as of the date of this Agreement, 86,866,934 shares were issued and outstanding.

            (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of Company Shares, showing the number of shares and the class or series of such shares held by each Company Stockholder and (for shares other than Common Shares) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding Company Shares have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding Company Shares have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

            (c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding options under such Plan and the number of Company Shares reserved for future issuance under such Plan, (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Company Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options and all agreements evidencing Warrants. All of the Company Shares subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

            (d) Except as set forth in Section 2.2(c) or 2.2(d) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Company Shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

            (e) Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company's knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or "drag along" rights), registration under the Securities Act, or voting, of the capital stock of the Company.

            (f) There are no claims by any stockholder or former stockholder of the Company, or any other person or entity (including any officer or director of the Company or any Subsidiary), seeking to assert, or based upon, any rights under the charter, by-laws or comparable organizational documents of the Company.

      2.3 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and, subject to obtaining the Requisite Stockholder Approval, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and all other agreements provided for herein have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

      2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, to the filing requirements of the Hart-Scott-Rodino Act, to the regulatory approvals, if any, required under Indian laws, and to the filing or other regulatory requirements of any other applicable U.S. or foreign regulatory body, neither the execution and delivery by the Company of this Agreement or any other agreement provided for herein, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company each as amended or restated to date, or the Certificate of Incorporation or By-laws (or comparable organizational documents) of any Subsidiary each as amended or restated to date , (b) require on the part of the Company, any Subsidiary or any Company Stockholder or Management Participant any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary, any Company Stockholder or Management Participant or any of their respective properties or assets. Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company, the Company Stockholders and the Management Participants of the transactions contemplated by this Agreement.

      2.5 Subsidiaries.

            (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

            (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and Tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

            (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

      2.6 Financial Statements.

            (a) The Company has provided to the Buyer the Financial Statements and the Current India Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

            (b) Each of the Financial Statements fairly presents the assets, liabilities, business, financial condition, results of operations and cash flows of the Company as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP. The Current India Financial Statements fairly present the assets, liabilities, business, financial condition, results of operations and cash flows of the India Subsidiary as of the date thereof and for the period referred to therein, and are consistent with the books and records of the India Subsidiary.

            (c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets, (iii) access to assets of the Company is permitted only in accordance with management's authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

            (d) Section 2.6(d) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303 (a)(4) of Regulation S-K of the Securities and Exchange Commission) effected by the Company since June 30, 2001. Section 2.6(d) of the Disclosure Schedule lists all non-audit services performed by the Company's auditors for the Company since June 30, 2001.

      2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which, individually or in the aggregate, has had, or would, based on information then known to the Company, reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (t) of Section 4.5.

      2.8 Undisclosed Liabilities. The Company does not have any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

      2.9 Tax Matters.

            (a) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable whether or not shown on any Tax Return. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All unpaid Taxes of the Company or any Subsidiary attributable to periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are similar in nature and amount to Taxes which arose during the comparable period of time in the immediate preceding fiscal year. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

            (b) The Company has delivered or made available to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to all taxable periods commencing on or after June 30, 2001 (or such earlier taxable periods with respect to which the applicable statute of limitations does not preclude the assessment of additional Tax). The U.S. federal income Tax Returns of the Company and each Subsidiary and the Tax Returns of the India Subsidiary under the Indian Income Tax Act, 1961, have been audited by the Internal Revenue Service or comparable Indian Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries together with all related examination reports and statements of deficiency for all periods for which the applicable period for the assessment of the Tax has not been closed by any applicable statute of limitations. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

            (c) Neither the Company nor any Subsidiary: (i) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (determined without regard to Section 280G(b)(4) of the Code); (iii) has any actual or potential liability for any Taxes of any person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (iv) is not or has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

            (d) None of the assets of the Company or any Subsidiary: (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(ii) directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code.

            (e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

            (f) Section 2.9(f) of the Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment, foreign Tax or other credit, and excess charitable contribution allocable to the Company and each Subsidiary as of the most recent practicable date.

            (g) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

            (h) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

            (i) Neither the Company nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

            (j) Neither the Company nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

            (k) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

            (l) Section 2.9 of the Disclosure Schedule sets forth a complete and accurate list of any Subsidiaries for which a "check-the-box" election under
Section 7701 has been made.

            (m) To the knowledge of the Company and any Subsidiary, neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

            (n) Section 2.9 of the Disclosure Schedule sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

            (o) Each of the Company and the Subsidiaries has delivered or made available to the Buyer all payroll and other compensation records in respect of the Management Participants, Company Stockholders and Option and Warrant holders, necessary for the Buyer and/or the Surviving Corporation to fulfill their respective withholding obligations as described in Section 1.18 of this Agreement and, to the extent known to the Company or any Subsidiary, such other information as may be necessary to (i) identify any other Equity Holder for whom the Buyer and/or the Surviving Corporation may have a withholding obligation under Section 1.18 and (ii) fulfill their withholding obligations under Section
1.18 with respect to such Equity Holders.

      2.10 Assets.

            (a) Except as disclosed in Section 2.10(a) of the Disclosure Schedule, the Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary or desirable for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

            (b) Section 2.10(b) of the Disclosure Schedule lists individually
(i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of December 31, 2004, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

            (c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

      2.11 Owned Real Property(a) . Neither the Company nor any Subsidiary does own, or has ever owned, any real property.

      2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

            (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

            (b) such Lease will continue to be legal, valid, binding, enforceable against the Company and, to the Company's knowledge, against each other party thereto and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

            (c) neither the Company, any Subsidiary nor, to the knowledge of the Company, any other party to the Lease is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease;

            (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

            (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

            (f) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

            (g) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

            (h) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

            (i) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

      2.13 Intellectual Property.

            (a) Company Owned Intellectual Property. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests. No other person or business entity has any joint ownership interest, royalty interest, or license right to any of the Company Owned Intellectual Property, and, to the knowledge of the Company, no other person or business entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property. Section 2.13(a) of the Disclosure Schedule lists each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has at any time since the date of its incorporation obtained any ownership interest in or to each item of Company Owned Intellectual Property.

            (b) Company Intellectual Property. The Company Intellectual Property constitutes all Intellectual Property (i) used in the operation of the business of the Company or any Subsidiary or necessary for the operation of such business as presently conducted by the Company and its Subsidiaries, (ii) necessary to develop, test, modify, make, use, sell, have made, used and sold, import, reproduce, market and distribute the Customer Deliverables in the manner currently done by the Company and its Subsidiaries, and (iii) necessary to operate and use the Internal Systems as they are currently used by the Company and its Subsidiaries. Each item of Company Intellectual Property will be owned or available for use by the Company or the applicable Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

            (c) Customer Deliverables. Except as set forth in the Disclosure Schedule or as alleged in a Lawsuit, none of the Customer Deliverables, or the development, manufacture, importation, marketing, sale, distribution, provision or use thereof by the Company, any Subsidiary or any reseller, distributor, customer or user thereof, or the conduct by the Company or any Subsidiary of its business, infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property rights of any other person or business entity. Neither the Company nor any Subsidiary has received any complaint, claim or notice alleging any such infringement, violation or misappropriation (including any notification that a license under any patent is or may be required). Neither the Company nor any Subsidiary has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables, other than as required by customers in the Ordinary Course of Business pursuant to (i) the Company's and each Subsidiary's standard terms and conditions of sale, a copy of which has previously been delivered to the Buyer and (ii) such customers' standard terms and conditions of sale, where the annual amounts payable by or to the Company and its Subsidiaries under all such standard terms and conditions of sale does not exceed $250,000 per contract.

            (d) Intellectual Property Registrations. Section 2.13(d) of the Disclosure Schedule identifies each Intellectual Property Registration that is registered or filed in the name of the Company or any Subsidiary, alone or jointly with others, in each case enumerating specifically the applicable filing or registration number, title, subject matter, jurisdiction in which the filing was made or from which registration issued, date of filing or issuance, names of current registered owners (if other than the Company), and status of any required issuance, renewal, maintenance or other payments due within one year following the date of this Agreement. All assignments of Intellectual Property Registrations have been properly executed and recorded. To the knowledge of the Company, all Intellectual Property Registrations to the Company are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company or any Subsidiary, as applicable.

            (e) Grant of Rights With Respect to Company Intellectual Property.
Section 2.13(e) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any other person or business entity, or covenanted not to assert any right, with respect to any Company Intellectual Property other than non-exclusive licenses entered into with customers of the Company or any Subsidiary in the Ordinary Course of Business.

            (f) Company Licensed Intellectual Property. Section 2.13(f) of the Disclosure Schedule identifies each item of Company Licensed Intellectual Property that the Company or any Subsidiary currently licenses that is owned by a party other than the Company or such Subsidiary, and the license agreement pursuant to which the Company or such Subsidiary licenses such Intellectual Property (other than commercially available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company or such Subsidiary pursuant to standard "shrink-wrap" licenses, with respect to which, although not listed in Section 2.13(f) of the Disclosure Schedule, the representations set forth in this Section 2.13(f) are true). Each license agreement referenced in this clause (f) and in Section 2.13(a) above is legal, valid, binding and enforceable against the Company or the applicable Subsidiary, and, to the knowledge of the Company, against each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, and is in full force and effect. Each such license agreement will continue to be legal, valid, binding and enforceable against the Company or such Subsidiary and, to the knowledge of the Company, each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, and will continue to be in full force and effect, immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to such license agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

            (g) Company Source Code. Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the source code for any Software ("Company Source Code") to any other person or business entity, other than the Company and its Subsidiaries, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, any Subsidiary or any escrow agent(s) or any other person to any third party.

            (h) Software. None of the Software includes "shareware", "freeware" or other code that was developed by or obtained by the Company or any Subsidiary from third parties. Except as set forth in Section 2.13(h) of the Disclosure Schedule, neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, the Software. To the extent Open Source Materials are used in any way to provide the Customer Deliverables, such use has not caused any Software to become subject to GNU General Public License ("GPL") requirements.

      2.14 Inventory. Other than general office supplies, neither the Company nor any Subsidiary maintains any inventory.

      2.15 Contracts.

            (a) Section 2.15(a) of the Disclosure Schedule lists the following agreements to which the Company or any Subsidiary is a party as of the date of this Agreement (each a "Contract"):

                  (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

                  (ii) any agreement (or group of related agreements):

                        (A) with (1) any customer of the business of the Company and the Subsidiaries (other than agreements with any such customer that is not among the top 70 customers by revenue of the Company or any Subsidiary during the three-month period ended December 31, 2004 (the "Top Customers"), which agreements are not listed in Section 2.15(a) of the Disclosure Schedule but with respect to which the representations set forth in this Section 2.15 are true;
Section 2.15(a)(ii)(A)(1) of the Disclosure Schedule sets forth the customer name and corresponding redacted contract number for each Top Customer Contract provided by the Company to the Buyer), (2) any network service provider that was in effect at any time since January 1, 2004, and (3) the top 20 vendors (by payment amount) to the Company for the twelve-month period ended December 31, 2004, and the eight-month period ended February 28, 2005;

                        (B) which involves more than the sum of $50,000 over the term of the agreement (other than customer agreements, agreements with network service providers and vendor agreements); or

                        (C) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations but excluding trade payables to vendors incurred in the Ordinary Course of Business) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products and disposition of obsolete equipment in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

                  (vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company's or the applicable Subsidiary's standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

                  (vii) any employment or consulting agreement (other than agreements that are terminable at will without any cost, penalty or other obligation to the Company or any Subsidiary);

                  (viii) any agreement involving any current or former officer, director or stockholder of the Company or any Subsidiary;

                  (ix) any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

                  (x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the provision, purchase, sale or license of Customer Deliverables entered into in the Ordinary Course of Business); and

                  (xi) any other agreement (or group of related agreements) (A) not entered into in the Ordinary Course of Business or (B) the termination or modification of which would have a Company Material Adverse Effect.

            (b) The Company has delivered to the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable against the Company or applicable Subsidiary and, to the Company's knowledge, against each other party thereto, and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; (ii) the Contract will continue to be legal, valid, binding and enforceable against the Company or applicable Subsidiary and, to the Company's knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; and (iii) neither the Company, any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the knowledge of the Company, any other party under such Contract.

            (c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary is restricted by any Contract from carrying on business anywhere in the world.

      2.16 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable as of December 31, 2004, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

      2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

      2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary will be liable for retroactive premiums or similar payments, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies. Neither the Company nor any Subsidiary has any knowledge of any threatened termination of, or pending premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.18 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since January 1, 2001 and describes the nature and status of each such claim.

      2.19 Litigation. Section 2.19 of the Disclosure Schedule identifies and contains a brief description of (a) any unsatisfied judgment, order, decree, stipulation or injunction, and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or by a private party or before any arbitrator, in the case of each of clauses (a) and
(b) to which the Company or any Subsidiary is a party or, to the knowledge of the Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings and investigations set forth in Section 2.19 of the Disclosure Schedule, individually or collectively, could have a Company Material Adverse Effect.

      2.20 Warranties.

            (a) No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale of each Customer Deliverable, which are set forth in Section 2.20(a) of the Disclosure Schedule, and (ii) manufacturers' warranties for which the Company has no liability.
Section 2.20(a) of the Disclosure Schedule sets forth the aggregate expenses incurred and credits issued in fulfilling the Company's obligations under service-level agreements and similar guarantees with respect to the Company's services that were incurred or issued during the Company's most recent fiscal year and the interim period covered by the Financial

Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

            (b) The reserve for warranty claims set forth on the Most Recent Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to the Most Recent Balance Sheet Date are adequate and were calculated in accordance with GAAP consistently applied.

            (c) The Company has no liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company to provide the customer with any other services or products of the Company on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company's published price for such services or products. The Company has no liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.

      2.21 Employees.

            (a) Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly, commission, piece rate or per diem basis, the hourly, commission, piece rate or per diem rate of compensation) and estimated or target annual incentive compensation of each such person. With the exception of employees listed in Section 2.21(a) of the Disclosure Schedule, each of such employees is retained at-will and none of such employees is a party to an employment agreement, compensation agreement or contract with the Company or any Subsidiary. Each such employee has entered into the Company's or a Subsidiary's standard form of invention assignment and confidentiality agreement with the Company, a copy of which has previously been delivered to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable to the fullest extent under applicable laws against the Company or the applicable Subsidiary and, to the Company's knowledge, against each other party thereto and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Each employee of the Company and each Subsidiary who has at any time in the past four years been classified as exempt from state and federal overtime requirements was properly classified as exempt at all such times. Section 2.21(a) of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has, as of the date of this Agreement, any plans to terminate employment with the Company or any Subsidiary.

            (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

            (c) None of (i) the Company, any Subsidiary, any of the Principal Stockholders or Management Participants or any director or officer of the Company, (ii) to the Company's knowledge, any Affiliate of the Company or any Subsidiary or (iii) to the Company's knowledge, any Affiliate of any Principal Stockholder, Management Participant or director or officer of the Company, has any existing contractual relationship with the Company that has not been disclosed in Section 2.21(c) of the Disclosure Schedule, or, to the Company's knowledge, owns, directly or indirectly, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.

            (d) Section 2.21(d) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company and the Subsidiaries, along with the position, date of retention and rate of remuneration for each such person or entity. Except as set forth in Section 2.21(d) of the Disclosure Schedule, none of such independent contractors is a party to a written agreement or contract with the Company or any Subsidiary. Each such independent contractor has entered into the Company's or the applicable Subsidiary's standard form of invention assignment and confidentiality agreement with the Company or the applicable Subsidiary, a copy of which has previously been delivered to the Buyer.

            (e) Each individual who has received compensation for the performance of services on behalf of the Company, the Subsidiaries or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

            (f) Section 2.21(f) of the Disclosure Schedule sets forth a list of each employee of the Company or any Subsidiary who is providing services in the United States and who holds a temporary work authorization ("Work Permit"), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document ("EAD") work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or any Subsidiary provided to the Department of Labor ("DOL") and the Department of Homeland Security (collectively with its predecessor and subsidiary entities, the "DOHS") in the applications for such Work Permit was, to the knowledge of the Company, true and complete at the time of filing such applications. The Company or applicable Subsidiary received the appropriate notice of approval or other evidence of authorized employment from the DOHS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. Neither the Company nor any Subsidiary has received any notice from the DOHS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

            (g) The Company and the Subsidiaries have obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company and the Subsidiaries have complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations. The Company has provided the Buyer with a written statement which summarizes the compliance of the Company with the DOL regulations governing labor condition applications. Since December 1, 2004, neither the Company nor any of the Subsidiaries has incurred any liability under the Worker Adjustment Retraining and Notification Act (the "WARN Act") (29 U.S.C. Sections 2101, et seq.) or any similar state law or statute (such as California Labor Code Section 1400 et seq.) and the transactions contemplated by this Agreement will not give rise to any such liability. Section 2.21(g) of the Disclosure Schedule will set forth, as of the Closing, all employee actions that could be aggregated with any employment action on or after the Closing to result in any liability under such laws.

            (h) Except as set forth in Section 2.21(h) of the Disclosure Schedule, there have been no federal or state or other claims based on sex, sexual or other harassment, age, disability, race or other discrimination or other claims, whether statutory or common law, including claims of wrongful termination, by any Governmental Entity, employee or former employee or by any individual who is or was performing work for the Company or any Subsidiary but provided by an outside employment agency, and there are no facts or circumstances that could reasonably be expected to give rise to such complaint or claim. The Company and each Subsidiary have complied with all legal requirements related to the employment of employees including, without limitation, any legal requirement relating to wages, hours, collective bargaining, the payment of Social Security and similar Taxes, equal employment opportunity, employment discrimination, employee health and safety (including without limitation, those promulgated under the Occupational Safety and Health Act of 1970 and similar state laws). Neither the Company nor any Subsidiary has received any notice of any claim that it has not complied with any legal requirement, or that it is liable for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

      2.22 Employee Benefits.

            (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts, summary plan descriptions and material employee communications, (iv) all employee handbooks, employment manuals and policies, and (v) all annual reports filed on IRS Form 5500 series (including all schedules, financial statements and any other attachments thereto) have been delivered to the Buyer. All Company Plans comply (and at all times have complied) with applicable California law, to the extent not preempted by ERISA, the Code or other federal law.

            (b) Each Company Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and
Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted.

            (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

            (d) All the Company Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or, if reliance is permitted under IRS Announcement 2001-77, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Plan, no such determination letter or opinion or advisory letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter, opinion or advisory letter, or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

            (e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of

ERISA. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (f) No Company Plan has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.

            (g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law, but only to the extent that such continuation of coverage is provided solely at the participant's or beneficiary's expense.

            (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

            (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

            (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense other than administrative and legal expenses related to such amendment or termination to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limit such action.

            (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee and (ii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            (l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company and each Subsidiary with respect to accrued vacation, accrued sick time and earned time off for the past four years (and indicates whether the Company or Subsidiary cashes (and has cashed) out such vacation, accrued sick time and earned time off at termination of employment) and the amount of such liabilities as of December 31, 2004.

            (m) Section 2.22(m) of the Disclosure Schedule sets forth all bonuses earned by the Company's employees through the Closing Date that are expected to be accrued on the Closing Balance Sheet but unpaid as of the Closing Date.

            (n) There are no loans or extension of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.

            (o) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary.

            (p) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company, any Subsidiary or on any Company Stockholder.

      2.23 Environmental Matters.

            (a) The Company and the Subsidiaries have complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

            (b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

            (c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

            (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, the Subsidiaries or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

            (e) The Company is not aware of any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

      2.24 Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and has at all times since January 1, 2002, conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation. Neither the Company nor any Subsidiary has violated any law concerning the export or re-export of any products or services or the prohibited boycott of any country.

      2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer during the last full fiscal year or the interim period through December 31, 2004 (identifying only the Top Customers by name), and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary. No purchase order or commitment of the Company or any Subsidiary is for the exchange or barter of any products or services.

      2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

      2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) to the Company's knowledge, has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

      2.28 Brokers' Fees. Except as set forth in Section 2.28 of the Disclosure Schedule, none of the Company, any Subsidiary nor any of the Principal Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

      2.30 Prepayments, Prebilled Invoices and Deposits.

            (a) Section 2.30(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company and the Subsidiaries as of January 31, 2005 from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

            (b) Section 2.30(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company and the Subsidiaries as of January 31, 2005 for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet, and will be properly accrued for on the Closing Balance Sheet, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

      2.31 Government Contracts.

            (a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or any Subsidiary. Neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

            (b) To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 Section 52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 Section 52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 Section 52.212-13 or similar sections); and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

      2.32 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or any Company Stockholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

      Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

      3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority (corporate and other) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

      3.3 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law and to the filing requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or any other agreement provided for herein, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

      3.4 Broker's Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3.5 Investment Representation. The Buyer is acquiring the Company Shares from each Company Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

      3.6 Litigation. Except for matters disclosed in the Buyer SEC Documents, there is no claim, complaint, action, suit, proceeding, hearing or investigation pending against the Buyer or any of its subsidiaries in any Governmental Entity or before any arbitrator that is required to be disclosed in the Buyer SEC Documents pursuant to Item 103 of Regulation S-K under the Securities Act.

      3.7 SEC Filings.

            (a) SEC Reports. The Buyer has filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by the Buyer since January 1, 2004 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Buyer may file subsequent to the date of this Agreement, are referred to herein as the "Buyer SEC Documents"). As of their respective dates, Buyer SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Act (to the extent then applicable), and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Buyer SEC Document.

            (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Documents (the "Buyer Financial Statements"), including each Buyer SEC Document filed after the date of this Agreement until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of Buyer's and its subsidiaries' operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material).

      3.8 Merger Shares and Management Shares Validly Issued. The Merger Shares and Management Shares to be issued pursuant to the Agreement have been duly authorized and, when issued and delivered in accordance with the Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

      3.9 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

      3.10 Actions Consistent With Reorganization Treatment. To their knowledge, neither the Buyer nor the Transitory Subsidiary has taken any action that (alone or in combination with other events) would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV
                                    COVENANTS

      4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its or his Reasonable Best Efforts to ensure that (a) its or his representations and warranties remain true and correct through the Closing Date, except to the extent expressly contemplated or permitted by this Agreement and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

      4.2 Treatment of the Merger as a Reorganization for Tax Purposes.

            (a) To the extent permitted by applicable law, each of the Parties shall file all of its Tax Returns on the basis that the Merger qualifies as a "reorganization" as defined in Section 368(a) of the Code. No party shall knowingly take any action that (alone or in combination with other of its actions) would reasonably be interpreted to likely cause the Merger to fail to qualify as a "reorganization."

            (b) The Buyer presently intends that, following the Merger, it will cause the Surviving Corporation to continue the Company's historic business or will use a significant portion of the Company's historic business assets in a business.

      4.3 Governmental and Third-Party Notices and Consents.

            (a) Subject to Section 4.3(c) below, the Company shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effect all registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary or desirable to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or other applicable U.S. or foreign antitrust laws, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto and take such actions that may be necessary, proper or advisable, including, but not limited to: (A) responding to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act, (B) negotiating in good faith to resolve any questions or concerns raised in the course of investigation by such Governmental Entities; and (C) defending against any action by such Governmental Entities seeking to enjoin the transactions contemplated by this Agreement.

            (b) Subject to Section 4.3(c) below, the Buyer shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effect all registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary or desirable to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or other applicable U.S. or foreign antitrust laws, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto and take such actions that may be necessary, proper or advisable, including, but not limited to: (A) responding to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act, (B) negotiating in good faith to resolve any questions or concerns raised in the course of investigation by such Governmental Entities; and (C) defending against any action by such Governmental Entities seeking to enjoin the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

            (c) The Buyer and the Company shall be equally responsible for the payment of the filing fees required to be paid in connection with filings to be made under the Hart-Scott-Rodino Act; provided, however, that if the Merger is consummated, such filing fees paid or accrued by the Company shall be added to the total assets of the Company on the Closing Balance Sheet for the purposes of determining the Closing Net Asset Value Adjustment pursuant to Section 1.12.

      4.4 Stockholder Approval.

            (a) Subject to Section 4.4(c), the Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable following receipt of the California Permit or, if not received, the effective date of the Registration Statement (as hereinafter defined), the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of both the Delaware General Corporation Law and California General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders the Disclosure Statement, which shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Representative, subject to Section 4.4(c), the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders adopt and approve this Agreement and the Merger and, subject to Section 4.4(c), the conclusion of the Board of Directors that the Merger is fair and in the best interests of the Company and its stockholders, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms) and (B) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. Each of the Company and the Buyer agrees to cooperate with the other in the preparation of the Disclosure Statement, including, without limitation, providing promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Disclosure Statement, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Disclosure Statement. The Buyer and the Company shall each use Reasonable Best Efforts to cause the Disclosure Statement to comply with applicable federal and state securities laws requirements. The Company will promptly advise the Buyer, and the Buyer will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Buyer, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Disclosure Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed). If the Requisite Stockholder Approval is obtained (i) by means of a written consent, the Company shall send, (X) pursuant to Section 228 and Section 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262) and (Y) pursuant to Chapter 13 of the California General Corporation Law, as promptly as practicable but not later than 10 days after the date on which the Requisite Stockholder Approval was obtained, a notice to all stockholders of the Company entitled to vote on this Agreement and the Merger that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that dissenters' rights are available for their Company Shares pursuant to Chapter 13 of the California General Corporation Law, which notice shall be accompanied by a copy of Sections 1300-1304 of the California General Corporation Law, a statement of the price determined by the Company to represent the fair market value of their Company Shares and a brief description of the procedure to be followed if such stockholder desires to exercise its dissenters' rights (the "California Dissenters' Rights Notice), or (ii) at a special meeting of stockholders, then the Company shall send the California Dissenters' Rights Notice as promptly as practicable but not later than 10 days after the date on which the Requisite Stockholder Approval was obtained. The Company shall promptly inform the Buyer of the date on which each such notice, if applicable, was sent.

            (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement (subject to Section 4.4(c)) the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

            (c) Notwithstanding the foregoing, the Company's Board of Directors may, in response to a Superior Proposal that did not result from a breach by the Company of Section 4.9 hereof, withdraw or modify the recommendation by the Company's Board of Directors of this Agreement and the Merger (an "Adverse Recommendation"), if the Company's Board of Directors determines in good faith, after consultation with outside counsel and taking into account any changes to the terms of the Merger proposed by the Buyer, that its fiduciary obligations require it to do so, but only at a time that is prior to the adoption of this Agreement either at a special meeting of stockholders or pursuant to a written stockholder consent and is after the fifth business day following the Buyer's receipt of written notice advising the Buyer that the Company's Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal (or any material change in the terms of such Superior Proposal), specifying the material terms and conditions of such Superior Proposal (including any such material changes), and identifying the person making such Superior Proposal. Such five business day period shall be required for each and every Superior Proposal or material modification thereto. Nothing in this Section 4.4 shall be deemed to (A) permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 4.9 hereof entered into in the circumstances referred to in Section 4.9), (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the special meeting of stockholders or distribute a written stockholder consent for purposes of approving this Agreement and the Merger regardless of whether the Company's Board of Directors has withdrawn or modified its recommendation of this Agreement and the Merger.

            (d) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

            (e) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (f) The Principal Stockholders have as of the date hereof entered into a Stockholder Agreement in the form attached hereto as Exhibit A, pursuant to which such Principal Stockholders have agreed, among other things, (i) if no Adverse Recommendation has been made, to vote Company Shares that are beneficially owned by the Principal Stockholders in favor of the adoption of this Agreement and the approval of the Merger, and (ii) unless an Adverse Recommendation is made, not to vote any Company Shares in favor of any Acquisition Proposal other than the Merger.

      4.5 Operation of Business. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement or as required by applicable law to the Closing or the earlier termination of this Agreement in accordance with Article X hereof (the "Pre-Closing Period"), the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business in all material respects and in compliance with all applicable U.S. federal, foreign, regional, state, provincial, county and local laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except (I) as expressly contemplated or permitted by this Agreement, (II) as set forth in Section 4.5 of the Disclosure Schedule or (III) as required by applicable law, during the Pre-Closing Period the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer:

            (a) issue or sell any stock or other securities of the Company or any Subsidiary any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise of Options and Warrants outstanding on the date hereof and upon conversion of Preferred Stock outstanding as of the date of this Agreement and the issuance of Options to purchase at fair market value up to 2,800,000 Company Shares to employees, directors and consultants of or to the Company and its Subsidiaries on the terms set forth in Section 4.5(a) of the Disclosure Schedule), or amend any of the terms of (including the vesting of) any Options or Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place as of the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);

            (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

            (c) create, incur or assume any indebtedness (including obligations in respect of capital leases) other than for short-term borrowings not to exceed $500,000 at any time outstanding under the Company's existing line of credit or a replacement line of credit on comparable terms and reasonably acceptable to the Buyer; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity (other than de minimis advances to employees in the Ordinary Course of Business in respect of travel expenses);

            (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations for base salaries in the Ordinary Course of Business and bonus and other benefit obligations listed in Section 2.22(k) or
(m) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants;

            (e) acquire, sell, lease (other than the renewal of the lease for the Company's current headquarters in Santa Clara, California, space leased in Herndon, Virginia, at No. 501 in Olympus Tower of Acropolis, No. 20, Hosur Road, Bangalore, India and at No. 804 in Sparta Tower of Acropolis in Bangalore, India, each as described in Section 2.12 of the Disclosure Schedule, upon the terms and conditions set forth in Section 4.5(e) of the Disclosure Schedule), license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

            (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest, except for purchase-money Security Interests in respect of capital expenditures attributable to the purchase of equipment to the extent permitted pursuant to Section 4.5(p);

            (g) amend its charter, by laws or other organizational documents;

            (h) sell, assign, transfer, license or sublicense any Intellectual Property, other than pursuant to license or service agreements with customers entered into in the Ordinary Course of Business;

            (i) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

            (j) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any material current elections, with respect to Taxes;

            (k) enter into or amend in any material respect any contract or agreement of a nature required to be listed in Section 2.12 of the Disclosure Schedule (other than the Great America Parkway Lease, the space leased in Herndon, Virginia, at No. 501 in Olympus Tower of Acropolis, No. 20, Hosur Road, Bangalore, India and at No. 804 in Sparta Tower of Acropolis in Bangalore, India, each of which may be amended in the manner set forth in Section 4.5(k) of the Disclosure Schedule);

            (l) enter into or amend in any material respect any contract or agreement of a nature required to be listed in Section 2.13 of the Disclosure Schedule;

            (m) enter into or amend in any material respect any contract or agreement of a nature required to be listed in Section 2.15(a)(i) or (ii) of the Disclosure Schedule, except for (1) equipment leases entered into in the Ordinary Course of Business with terms of twelve months or less, which shall nevertheless be subject to the limitations set forth in paragraph (p) below; (2) network service provider contracts entered into in the Ordinary Course of Business, having a term of one year or less and involving 100 mbps or less; (3) customer contracts entered into in the Ordinary Course of Business with pricing, terms and other conditions equivalent in all material respects to comparable customer contracts existing at the date of this Agreement; and (4) vendor agreements entered into in the Ordinary Course of Business involving less than the sum of $200,000 over the term of the agreement and are terminable within one year;

            (n) enter into or amend in any material respect any contract or agreement of a nature required to be listed in Section 2.15 of the Disclosure Schedule (other than in Section 2.15(a)(i) or 2.15(a)(ii) thereof);

            (o) terminate, other than as a matter of right in the Ordinary Course of Business (including, but not limited to, termination of agreements of nonpaying customers) or take or omit to take any action that would constitute a violation under, or waive any material rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule or any other contract or agreement with any customer or the business of the Company and the Subsidiaries involving more than the sum of $50,000 over the term of the agreement;

            (p) make or commit to make any capital expenditure, including those permitted by Section 4.5(m)(1), in excess of $50,000 per item or $200,000 in the aggregate per month;

            (q) institute any Legal Proceeding, except for any Legal Proceeding brought by the Company for the purpose of enforcing the Buyer's performance of its obligations under this Agreement, or settle and Legal Proceeding, except for settlements of routine litigation in the Ordinary Course of Business, provided that such settlements only involve cash payments of monetary damages, which payments individually and in the aggregate shall not be material, or cash payments paid in full during the Pre-Closing Period;

            (r) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue during the Pre-Closing Period (other than as a result of changes to the representations and warranties expressly contemplated or permitted by this Agreement) or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

            (s) fail to take any action necessary to preserve the validity of any material Intellectual Property or Permit; or

            (t) agree in writing or otherwise to take any of the foregoing actions. In addition, during the Pre-Closing Period, the Company shall (i) accept customer orders in the Ordinary Course of Business and (ii) cooperate with the Buyer in communicating with suppliers and customers to prepare for the transfer of the Company's business to the Buyer as a result of and conditioned upon the Merger, on the Closing Date, so long as such communications are not inconsistent with the Hart-Scott-Rodino Act.

      4.6 Stay of Litigation. Upon execution of this Agreement, all activities as between the Parties in the prosecution and/or defense of the Lawsuits shall be immediately suspended, and the Parties shall cause their counsel to prepare and file, within two (2) business days following the date of this Agreement, joint motions to indefinitely stay the Lawsuits. The motions shall identify this Agreement, shall make a formal request for an Order vacating all currently scheduled dates, including but not limited to (a) the remaining dates related to the briefing and hearing on all pending discovery or other motions, (b) all other pretrial dates, and (c) the trial dates, and shall further require the parties to notify the Court upon either (i) any termination of this Agreement pursuant to Article X of this Agreement, or (ii) any Closing of the Merger pursuant to Article I of this Agreement. The joint motions shall also request that any such stay be automatically lifted, five (5) business days after notice to the court of any termination of this Agreement pursuant to Article X of this Agreement. If the stay is lifted, the parties will request a new trial setting conference as soon as reasonably practicable, at which time the Court will set a new schedule for trial and pre-trial dates. In the action pending in Santa Clara Superior Court and pursuant to the terms of the Contingent Settlement Agreement and Partial Release in the form attached hereto as Exhibit E, the Parties agree not to seek a trial date fewer than one hundred twenty (120) days after the date the stay is lifted. In the actions pending in U.S. District Court in Massachusetts, the parties agree not to seek a trial date fewer than nine (9) months after the date the stay is lifted. Upon the Closing, the Buyer shall prepare and cause to be filed stipulations terminating the Lawsuits with a dismissal with prejudice as to each of Ajit Gupta, Richard Day and the Company, and all counsel will execute such stipulations.

      4.7   Access to Information.

            (a) Except to the extent limited by the Hart-Scott-Rodino Act or other law, during the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make such abstracts from, or copies of, all such books and records as may be reasonably necessary to assist in planning for integration and operation of the combined business following the Closing, provided that such information shall be held pursuant to the terms and conditions of the Nondisclosure Agreement dated August 26, 2004, between the Buyer and the Company, as amended by Amendment No. 1 to the Nondisclosure Agreement dated January 13, 2005, and Amendment No. 2 to the Nondisclosure Agreement dated February 16, 2005 (the "NDA"). The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request. The Company shall, from and after the date hereof, cause its accountants to provide to the Buyer and its auditors such information and work papers as the Buyer or such auditors may reasonably deem necessary in connection with the preparation of the Buyer's SEC filings arising out of the Merger. The Company shall execute and deliver to its accountants such consents and waivers as may be necessary to afford the Buyer and its auditors access to such information and work papers.

            (b) Within 10 business days after the end of each month ending prior to the Closing, beginning with March 1, 2005, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

      4.8   Notice of Breaches.

            (a) During the Pre-Closing Period, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company in this Agreement or the Disclosure
Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

            (b) During the Pre-Closing Period, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Buyer in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

      4.9   Exclusivity.

            (a) During the Pre-Closing Period, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any Acquisition Proposal, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than the Buyer) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer) concerning any such transaction.

            (b) Notwithstanding the foregoing, prior to the adoption of this Agreement either at a special meeting of stockholders or pursuant to a written stockholder consent, the Company may, to the extent required by the fiduciary obligations of the Company's Board of Directors, as determined in good faith by the Company's Board of Directors after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal from an unaffiliated third party made or received after the date of this Agreement that the Company's Board of Directors determines in good faith after consultation with outside counsel and a nationally recognized independent financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 4.9, and subject to compliance with Section 4.9(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Advisors pursuant to a customary confidentiality agreement not less restrictive of the other party than the NDA and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Advisors regarding any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.9 by any Advisor of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Section 4.9 by the Company.

            (c) The Company shall promptly, and in any event within one business day, notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any Acquisition Proposal or any request for information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the Company shall, within two business days after such receipt, notify the Buyer of such Acquisition Proposal, request or inquiry, including the identity of the other party and the terms of such Acquisition Proposal, request or inquiry.

      4.10 Listing Notifications. The Buyer shall timely prepare and submit to NASDAQ any notice or other document or instrument required to be filed with or submitted to NASDAQ by applicable federal or state securities laws or the NASDAQ Marketplace Rules with respect to the shares of the Buyer Common Stock issuable in connection with the Merger.

      4.11 Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Equity Holders, jointly and severally, will pay all fees and expenses incurred by the Equity Holders in connection with the transactions contemplated hereby. Each Equity Holder shall be responsible for payment of all sales or transfer Taxes (including real property transfer Taxes) arising out of the conveyance of the Company Shares owned by such Company Stockholder.

      4.12 Company 401(k) Plan. If requested by the Buyer, the Company shall terminate its 401(k) Plan in accordance with its terms as of or prior to the Effective Time.

      4.13 280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) that could be deemed "parachute payments" under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code and any regulations (including proposed regulations) promulgated thereunder. Consistent with the requirements of Section 280G(b)(5) and the regulations, such vote shall establish the "disqualified individual's" right to the payment, benefit or other compensation, and before the Closing Date, the Company shall provide adequate disclosure to all Company Stockholders of all material facts concerning all payments that, but for such vote, could be deemed "parachute payments" to a "disqualified individual" under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder.

      4.14 FIRPTA. Prior to the Closing, the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If the Buyer does not receive the notices described above on or before the Closing Date, the Buyer, the Transitory Subsidiary or the Exchange Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code in the manner provided in Section 1.18.

      4.15 Silicon Valley Bank Registration Rights. Prior to the Closing, the Company shall terminate all registration rights of Silicon Valley Bank disclosed in Section 2.2(e) of the Disclosure Schedule.

      4.16  Option Acceleration.

            (a) Except in accordance with the terms of arrangements established by the Company prior to the Effective Time as specifically disclosed in Sections 2.2(c)(ii) and 2.7(b) of the Disclosure Schedule or in accordance employment arrangements between the Buyer and the Management Participants entered into as of the date of this Agreement, during the 18 month period commencing at the Effective Time, the Buyer agrees that it shall not (i) accelerate the vesting of any Outstanding Options assumed by the Buyer or (ii) continue the vesting of any Outstanding Options assumed by the Buyer for any employee that does not remain an active employee of or consultant to the Buyer or any of its

Subsidiaries, including any employee or consultant that is not generally required to provide a minimum of 15 hours of service on a weekly basis to the Buyer or any of its Subsidiaries.

            (b) Following the 18 month anniversary of the Effective Time, the Buyer shall provide the Representative with such relevant back-up materials and documents as the Representative may reasonably request to allow the Representative to confirm the calculation of the number of Option Adjusted Buyer Common Shares issued pursuant to Section 1.5(d)(iii).

                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

      5.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
Buyer:

            (a) the holders of at least 95% of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger shall have voted to adopt this Agreement and approve the Merger;

            (b) the Company shall have (i) obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations (collectively, "Consents"), and effected all of the registrations, filings and notices (collectively, "Filings"), which are listed in Section 5.1(b)(i) of the Disclosure Schedule, and (ii) obtained (and shall have provided copies thereof to the Buyer) all other Consents and effected all other Filings that, if not obtained or effected, would reasonably be expected to result in a Company Material Adverse Effect (it being understood that the failure to obtain any of the Consents or effect any or all of the Filings listed in Section 5.1(b)(ii) of the Disclosure Schedule would not reasonably be expected to result in a Company Material Adverse Effect);

            (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects when made as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) for changes expressly contemplated or permitted by this Agreement and (iii) in any event, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary herein, for purposes of this Section 5.1(c), each representation or warranty made by the Company herein is made without any qualifications or limitations as to materiality (including without limitation any qualifications or limitations made by reference to a Company Material Adverse Effect) and, without limiting the foregoing, the word "material" and words of similar import shall be deemed deleted from any such representation or warranty;

            (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing except for any failures to perform or comply which, individually or in the aggregate, are not material in amount or significance;

            (e) there shall have been no Company Material Adverse Effect as of or prior to the Closing;

            (f) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and under any other applicable U.S. or foreign antitrust laws shall have expired or otherwise been terminated;

            (h) all applicable approvals by the California Commissioner of Corporations pursuant to Section 3(a)(10) of the Securities Act and California law shall have been granted or the issuance of the Buyer Common Shares in connection with the Merger shall have been registered on the Registration Statement;

            (i) the Buyer shall have received a counterpart executed by Ajit Gupta and Richard Day of the Contingent Settlement Agreement and Partial Release relating to the Lawsuits attached hereto as Exhibit E;

            (j) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

            (k) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

            (l) the Buyer shall have received a counterpart of the Indemnification Escrow Agreement executed by the Escrow Agent and the Representative;

            (m) the Buyer shall have received from Fenwick & West LLP, counsel to the Company, an opinion in the form attached hereto as Exhibit F addressed to the Buyer and dated as of the Closing Date;

            (n) the Buyer shall have received from counsel to the India Subsidiary an opinion in the form attached hereto as Exhibit G addressed to the Buyer and dated as of the Closing Date;

            (o) the Buyer shall have received from Silicon Valley Bank an executed pay-off letter in the form reasonably satisfactory to the Buyer certifying that all indebtedness of the Company to Silicon Valley Bank has been repaid as of the Closing and releasing any Security Interests held by Silicon Valley Bank in the business and/or the assets of the Company and the Subsidiaries;

            (p) the Buyer shall have received from the Company all UCC-3 termination statements set forth on Section 5.1(p) of the Disclosure Schedule and all other UCC-3 termination statements obtainable by the Company prior to Closing using its Reasonable Best Efforts for all filed UCC-1 financing statements related to indebtedness of the Company, each duly executed by the applicable lienholder and in a form proper to be filed with the appropriate Governmental Entity, and all other necessary release documents for all Security Interests in the business and/or assets of the Company and the Subsidiaries, each duly executed by the appropriate lienholder;

            (q) the Buyer shall have received evidence that this Agreement and the Merger have received the Requisite Stockholder Approval;

            (r) the Buyer shall have received evidence that the stockholder vote required by Section 4.13 has occurred;

            (s) the Buyer shall have received a certificate of incorporation from the concerned Registrar of Companies for the India Subsidiary;

            (t) the Buyer shall have received documentation in form satisfactory to the Buyer evidencing the appointment of at least two nominees of the Buyer as additional directors of the India Subsidiary and authorizing the secretary of the India Subsidiary or any other official of the India Subsidiary to file a return on Form 32 with the concerned Registrar of Companies; and

            (u) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

      5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

            (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct when made as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) for changes expressly contemplated or permitted by this Agreement and (iii) in any event, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer and its Subsidiaries, taken as a whole. Notwithstanding anything to the contrary herein, for purposes of this Section 5.2(a), each representation or warranty made by the Buyer herein is made without any qualifications or limitations as to materiality (including without limitation any qualifications or limitations made by reference to a material adverse effect on the Buyer) and, without limiting the foregoing, the word "material" and words of similar import shall be deemed deleted from any such representation or warranty;

            (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing except for any failures to perform or comply which, individually or in the aggregate, are not material in amount or significance;

            (c) the Company shall have received a counterpart executed by the Buyer to the releases and stipulations relating to the Lawsuits attached hereto as Exhibit E;

            (d) the Buyer shall have delivered to the Representative the Buyer Certificate;

            (e) the Representative shall have received a counterpart of the Indemnification Escrow Agreement executed by the Buyer and the Escrow Agent;

            (f) the Representative shall have received evidence of delivery of the Indemnification Escrow Shares to the Escrow Agent;

            (g) the Representative shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

            (h) the Representative shall have received from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Buyer, an opinion in the form attached hereto as Exhibit H addressed to the Equity Holders and dated as of the Closing Date; and

            (i) no Legal Proceeding shall be pending by or before any Governmental Entity in which a Governmental Entity is a party wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of the transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

      6.1 Indemnification by the Equity Holders. From and after the Effective Time, the Equity Holders, on a basis providing for equal culpability via their deposit of the Indemnification Escrow Shares, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

            (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement;

            (b) any failure to perform any covenant or agreement of the Company contained in this Agreement;

            (c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests;

            (d) any claim by a stockholder or former stockholder of the Company, or any other person or entity (including any officer or director of the Company or any Subsidiary), seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or procedure to dissent under the applicable provisions of the Delaware General Corporation Law or California Corporations Code), including any option, preemptive rights or rights to notice or to vote; or (iii) any claim that his, her or its shares were wrongfully repurchased by the Company; or

            (e) any claim for indemnification by an Indemnified Party as provided in Section 9.1 other than in connection with a claim by Buyer directly against an officer or director of the Company to the extent such officer or director is entitled to indemnification by the Company in connection with such claim, unless it is ultimately determined that such officer or director is not entitled to such indemnification.

      6.2   Indemnification Claims.

            (a) The Buyer shall give written notification to the Representative of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Representative shall relieve the Equity Holders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Representative may only assume control of such defense if (A) he, she or it acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be indemnified pursuant to this Article VI,
(B) the ad damnum does not exceed 110% of the amount of Damages for which the Equity Holders are liable under this Article VI, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or the business, operations or future conduct of the Buyer and (ii) the Representative may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Buyer and may not assume control of any Tax Proceeding to the extent such Tax Proceeding involves consolidated or combined Tax Returns of the Buyer for any Tax period (or portion thereof) after the Closing Date or a potential Tax liability which may exceed 110% of the amount for which the Equity Holders may be liable under this Article VI after taking into account the amount of all other liabilities for which claims have been made by the Buyer. If the Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Representative assumes control of such defense and the Buyer reasonably concludes that the Representative and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. The Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Representative agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. Except as provided in Section 6.2(f) below, the Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

            (b) In order to seek indemnification under this Article VI, the Buyer shall deliver a Claim Notice to the Representative.

            (c) Within 30 days after delivery of a Claim Notice, the Representative shall deliver to the Buyer a Response, in which the Representative, on behalf of the Equity Holders, shall: (i) agree that the Buyer is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a letter instructing the Escrow Agent to disburse to the Buyer from the Indemnification Escrow Shares a number of shares that if multiplied by a value of $12.50 per share will equal the Claimed Amount), (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a letter instructing the Escrow Agent to disburse to the Buyer from the Indemnification Escrow Shares a number of shares that if multiplied by a value of $12.50 per share will equal the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount. The Equity Holders may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under this Article VI. If no Response is delivered by the Equity Holders within such 30-day period, the Equity Holders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer's right to claim the balance of any such Claimed Amount.

            (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Equity Holders and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Equity Holders and the Buyer shall submit the Dispute to binding arbitration and such Dispute shall be resolved in accordance with
Section 6.2(e).

            (e) Any arbitration shall be conducted in San Francisco, California, in the case of a claim made by the Buyer, or in Boston, Massachusetts, in the case of a claim made by the Representative, by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

                  (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;

                  (ii) Either party shall commence the arbitration by filing a written submission with the office of the AAA in the appropriate city and state as provided by this Section 6.2(e) in accordance with Commercial Rule 5 (or any successor provision);

                  (iii) All depositions or other discovery shall be conducted pursuant to the applicable U.S. federal rules relating to discovery;

                  (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 12.11);

                  (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.2(e), or (y) address or resolve any issue not submitted by the parties; and

                  (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Buyer and the Equity Holders.

            (f) Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit) that the Buyer is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Representative or the Equity Holders, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Equity Holders to dispute the Buyer's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

            (g) The Representative shall have full power and authority on behalf of each Equity Holder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Equity Holders under this Article VI. The Representative shall have no liability to any Equity Holder for any action taken or omitted on behalf of the Equity Holders pursuant to this Article VI.

      6.3 Survival of Representations and Warranties. Unless otherwise specified in this Section 6.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms; provided that the representations and warranties of the Buyer set forth in Sections 3.6 and 3.7 and the covenants of the Buyer set forth in Section 4.8(b) (as they relate to such representations and warranties) shall terminate at, and shall not survive, the Closing. All representations and warranties (other than those set forth in Sections 2.2, 2.3, 2.9, 2.13 and 2.23) and all covenants and other agreements of the Company set forth in Article IV (other than those set forth in Sections 4.2, 4.13 and 4.14) shall expire on the date 18 months following the Closing Date, and the representations and warranties set forth in Sections 2.2, 2.3, 2.9, 2.13 and
2.23 and the covenants and other agreements of the Company set forth in Sections 4.2, 4.13 and 4.14 shall survive for a period of 30 months following the Closing Date. If the Buyer delivers to the Representative, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which a Claim Notice or an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Representative. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any actual or implied knowledge or notice acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

      6.4   Limitations.

            (a) Notwithstanding anything to the contrary herein, the Equity Holders shall not be liable under Section 6.1(a) or clause (x) of Section 8.2 unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) and clause (x) of Section 8.2 exceed $1,000,000 (at which point the Equity Holders shall become liable for the aggregate Damages under Sections 6.1(a) and clause (x) of Section 8.2 and not just amounts in excess of $1,000,000); provided, however, that the limitation set forth in this paragraph
(a) shall not apply with respect to any liability with respect to breaches of
Section 2.9(o) or, for the avoidance of doubt, liability under clauses (y) or
(z) of Section 8.2.

            (b) From and after the Effective Time, except in the case of fraud or knowing misrepresentation, the sole and exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement (including any claim under Article VIII) or arising out of or in connection with the Company's obligations under this Agreement shall be the Indemnification Escrow Shares.

            (c) No Equity Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

            (d) Notwithstanding anything to the contrary set forth herein, nothing in this Article VI or in Article VIII is intended to create an affirmative indemnity obligation by any Equity Holder for fraud or knowing misrepresentation (it being understood that the foregoing shall not limit any right of the Buyer to assert any claim based on fraud or knowing misrepresentation not based on the indemnification obligations set forth in Sections 6.1 and 8.2 of this Agreement (as affirmed by Section 4 of the Stockholders Agreement and Section 2 of the Management Participant Agreement)).

            (e) Any recovery of Damages by the Buyer for indemnification pursuant to Article VI shall be offset by any insurance proceeds actually received by the Buyer corresponding to such indemnification claim. To the extent the Buyer receives any such insurance proceeds after the delivery of Indemnification Escrow Shares from the Equity Holders pursuant to Section 3 of the Indemnification Escrow Agreement, the Buyer will issue and deliver that number of Buyer Common Shares equal to the value of the insurance proceeds to the Equity Holders or to the Escrow Agent, to be allocated among the Equity Holders in accordance with Article I of this Agreement.

                                  ARTICLE VII
                             REGISTRATION OF SHARES

      7.1   California Permit; Registered Offering.

            (a) As promptly as practicable after the execution of this Agreement, the Buyer shall prepare the necessary documents and apply to obtain a California Permit so that the issuance of the Buyer Common Shares in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof; provided, however, that the Buyer shall use all Reasonable Best Efforts to prepare and file the application to obtain a California Permit within 15 days after the later of (i) execution of this Agreement and (ii) the date on which the Company has furnished to the Buyer materials in conformity with the requirements of such application. The Company shall cooperate with, and provide information to, the Buyer in connection with the Buyer's application for the California Permit, including such Disclosure Statement, financial statements and other information with respect to the Company as, in the reasonable judgment of the Buyer or its counsel, are required to be filed therewith. The Company and the Buyer will respond promptly to any comments from the California Commissioner of Corporations and will each use Reasonable Best Efforts to have the

California Permit granted as soon as practicable after such filing; provided, however, that nothing herein shall be understood to require either the Company or the Buyer to amend its respective charter documents. None of the information supplied by the Company to the Buyer, the California Commissioner of Corporations or any representative thereof in connection with the California Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Buyer to the Company, the California Commissioner of Corporations or any representative thereof in connection with the California Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The Company shall promptly advise the Buyer, and the Buyer shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Buyer, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the California Permit application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

            (b) If a California Permit cannot be issued for any reason, or is not issued on or before the date that is 75 days after the date of the initial filing of the application to obtain a California Permit, then the Parties shall use their Reasonable Best Efforts to permit the delivery of Buyer Common Shares pursuant to the Merger to be accomplished by means of registration of such Buyer Common Shares on a Registration Statement on Form S-4 (or another appropriate form) (the "Registration Statement") under the Securities Act. If the Buyer Common Shares will be issued pursuant to an effective Registration Statement, the Buyer shall prepare, with the assistance and cooperation of the Company, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as is reasonably practicable. The Buyer shall file the Registration Statement with the SEC and shall, with the assistance and cooperation of the Company, promptly respond to any SEC comments on the Registration Statement and shall otherwise use its Reasonable Best Efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. The Buyer shall advise the Company promptly after it receives notice of
(i) the Registration Statement being declared effective or any supplement or amendment thereto being filed with the SEC, (ii) the issuance of any stop order in respect of the Registration Statement, and (iii) the receipt of any substantive correspondence, comments or requests from the SEC in respect of the Registration Statement. Following receipt of such notice from the Buyer, the Company shall promptly distribute the Proxy Statement/Prospectus to the Company Stockholders. The Company, acting through its Board of Directors, shall include in the Proxy Statement/Prospectus the unanimous recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. Each of the Buyer and the Company shall also cooperate to, and shall, take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection therewith. The Buyer will pay all customary expenses in connection with the Registration Statement, including, without limitation, registration fees, legal and accounting fees, listing fees, transfer agent fees and printing and mailing costs related to the Registration Statement. None of the information supplied by the Company to the Buyer for inclusion in the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Buyer for inclusion in the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that, for the avoidance of doubt, the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or furnished by the Company in writing for inclusion in the Registration Statement.

            (c) Section 7.1(c) of the Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, Rule 145 Affiliates. The Company shall notify the Buyer in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of shares of Buyer Common Stock issued in the Merger, if such holder is not then a Rule 145 Affiliate of the Buyer).

      7.2   Lock-up Agreements.

            (a) The Company shall deliver to the Buyer at the Closing the written undertaking of each Management Participant, each other Company Stockholder that is a member of the Company's management and each Company Stockholder that as a result of the consummation of the Merger, and together with its Affiliates, would be the holder of more than 240,000 Buyer Common Shares (or in lieu of any single such Company Stockholder, other Company Stockholders who, in the aggregate, would be the holders of the same number of shares held by the Company Stockholders as to which the Company would otherwise be obligated to deliver such undertaking under this Section 7.2(a)) not to sell or otherwise transfer or dispose of Buyer Common Shares, except as follows: (i) one-third of the Buyer Common Shares held by such Management Participant or Company Stockholder may be sold or otherwise transferred or disposed of during the 180-day period immediately following the Closing, (ii) an additional one-third of the Buyer Common Shares held by such Management Participant or Company Stockholder may be sold or otherwise transferred during the period commencing 180 days following the Closing and ending on the first anniversary of the Closing, and (iii) the final one-third of the Buyer Common Shares held by such Management Participant or Company Stockholder may be sold or otherwise transferred following the first anniversary of the Closing.

            (b) The Company may impose stop-transfer instructions with respect to the shares or other securities subject to the foregoing restriction until the end of such one year period.

                                  ARTICLE VIII
                                   TAX MATTERS

      8.1   Preparation and Filing of Tax Returns; Payment of Taxes.

            (a) The Company shall prepare and timely file all Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date.

            (b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns not filed on or before the Closing Date, including Tax Returns which were required to be filed before the Closing but were not filed and all other Tax Returns with respect to the Company or in respect of its business, assets or operations.

            (c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by the Buyer in consultation with its Tax advisors; provided however, if the Company did not file a previous similar return, the Buyer shall prepare the return in the manner determined in it sole discretion, in consultation with its Tax advisors, including, but not limited to making voluntary disclosures of Tax Returns which were not filed for previous taxable periods.

      8.2 Tax Indemnification by the Equity Holders. The Equity Holders shall indemnify via the Indemnification Escrow Shares, pursuant and subject to, and in accordance with, Article VI, the Buyer, the Company, the Surviving Corporation and their respective Affiliates in respect of, and hold the Buyer, the Company, the Surviving Corporation and such Affiliates harmless, against (x) any and all Damages resulting from, relating to, or constituting a breach of any representation contained in Section 2.9 hereof, (y) the failure to perform any covenant or agreement set forth in Article IV relating to Taxes or in this
Article VIII, and (z) without duplication, any and all Taxes due and payable by the Surviving Corporation or the Company for any taxable period that ends (or is deemed pursuant to Section 8.3(b) to end) on or before the Closing Date in excess of any accruals for current Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet. Amounts payable pursuant to this Section
8.2 shall be computed after taking into account all Tax consequences to the Buyer (or the Surviving Corporation) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence and payment of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on a total after-Tax basis.

      8.3   Allocation of Certain Taxes.

            (a) If the Surviving Corporation or the Company is permitted, but not required, under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

            (b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to the Surviving Corporation and/or the Company shall be apportioned for purposes of Sections 2.9 and 8.2 between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of the Surviving Corporation and/or the Company, as the case may be, during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

      8.4 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

      8.5 Scope of Article VIII. Any claim by any Party relating to a breach by another Party of their obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VI, including, for the avoidance of doubt, Sections 6.3 and 6.4. Notwithstanding the foregoing or any other term or condition of Article VI (except Sections 6.3 and 6.4), to the extent there is any inconsistency between the terms of Article VI and this Article VIII with respect to the allocation of responsibility between the Equity Holders and the Buyer for Taxes, the provisions of this Article VIII shall govern.

                                   ARTICLE IX
            INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

      9.1   Indemnification and Insurance.

            (a) For a period of six years commencing at the Effective Time(1), the Buyer shall, to the fullest extent permitted by law and subject to the provisions of Section 6.1(e), cause the Surviving Corporation to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (collectively, "Indemnifiable Matters"), to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement (the "Existing Indemnification Obligations").

            (b) Prior to the Effective Time, the Company shall procure a six year "tail" directors' and officers' liability insurance and fiduciary liability insurance policy (the "Tail Policy"). The costs of the Tail Policy shall be fully accrued for on both the Preliminary and Closing Balance Sheets (except to the extent previously paid by the Company). The Surviving Corporation shall not terminate or modify the Tail Policy following the Effective Time.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

            (a) the Parties may terminate this Agreement by mutual written consent;

            (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.1 not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Company of written notice of such breach;

            (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 30 days following delivery by the Company to the Buyer of written notice of such breach;

            (d) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

------------------
(1) To be conterminous with tail police.

            (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred by the earlier of (i) two months after the Buyer has certified compliance with a second request, pursuant to 16 CFR 803.6, if a second request is made, or (ii) before September 16, 2005, (the "Outside Date"), by reason of the failure of any condition precedent under
Section 5.1 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

            (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the Outside Date, by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

            (g) the Buyer may terminate this Agreement by giving written notice to the Company if the Buyer has incurred (or incurred on behalf of Seller) more than an aggregate of $1,500,000 in Covered Costs (the "Cost Cap"); provided that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph (g) if the Company agrees to fund, and does fund, on a current basis, all Covered Costs in excess of the Cost Cap. If the Company does fund Covered Costs in excess of the Cost Cap and (i) clearance and approval of the Merger and the other transactions contemplated by this Agreement is received such that (ii) the Merger and the other transactions contemplated by this Agreement are consummated and the Certificate of Merger is filed with the Secretary of State of the State of Delaware, then all Covered Costs paid or accrued by the Company in excess of the Cost Cap shall be added to the total assets of the Company on the Closing Balance Sheet for the purposes of determining the Closing Net Asset Value Adjustment pursuant to Section 1.12.

      10.2  Effect of Termination.

            (a) If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement or for breaches of Section 4.9 and except for any obligations of the Company pursuant to paragraph (b) below).

            (b) If (i) a Specified Termination (as defined below) occurs, and
(ii) within 18 months of the Specified Termination, the Company (A) enters into an Alternative Acquisition Agreement, or (B) otherwise agrees to an Acquisition Proposal, then within two business days of such event, the Company shall tender and pay to, or shall cause to be tendered and paid to, the Buyer, or its designee, by wire transfer in immediately available funds, a termination fee of $5,000,000. A "Specified Termination" shall mean (I) the valid termination of this Agreement by the Buyer pursuant to Section 10.1(b), Section 10.1(d),
Section 10.1(e), Section 10.1(f) or Section 10.1(g) at a time when an Adverse Recommendation has been made and not withdrawn, and (II) the valid termination of this Agreement by the Buyer pursuant to Section 10.1(b) as a result of the Company's breach of any of its covenants and agreements pursuant to this Agreement to call, give notice of, convene and hold the special meeting of stockholders or distribute a written stockholder consent for purposes of approving this Agreement and the Merger regardless of whether the Company's Board of Directors has withdrawn or modified its recommendation of this Agreement and the Merger.

                                   ARTICLE XI
                                   DEFINITIONS

      For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

      "AAA" shall mean the American Arbitration Association.

      "Acquisition Proposal" shall mean any proposal or offer involving, directly or indirectly, (i) the sale of more than 20% of the voting power of the Company, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving the Company, (iii) any sale of securities representing more than 20% of the voting power of the Company, (iv) the sale or other disposition (including, without limitation, via license outside of the Ordinary Course of Business or joint venture) of assets that constitute more than 20% of the Company's total assets (on a consolidated basis) or assets that account for more than 20% of the consolidated net revenues or net income of the Company.

      "Adjusted Base Purchase Price" shall have the meaning set forth in Section 1.12(f).

      "Adjusted Buyer Common Shares" shall mean, for each Outstanding Common Share, a number of Buyer Common Shares equal to the difference between (w) the Adjusted Common Conversion Ratio and (x) the Closing Common Conversion Ratio, and, for each Outstanding Preferred Share, zero; and with respect to each Exercised Share, a number of Buyer Common Shares equal to the fraction obtained by dividing (x) the Adjusted Buyer Common Shares for each Outstanding Common Share, by (y) the Closing Common Conversion Ratio.

      "Adjusted Common Conversion Ratio" shall mean a fraction of a share of Buyer Common Shares as is equal to the result obtained by dividing (i) the Adjusted Merger Consideration, minus the Management Shares issued pursuant to Sections 1.6(b)(i) and (ii), minus the Preferred Consideration, by (ii) the Closing Total Company Shares.

      "Adjusted Merger Consideration" shall mean the number of Buyer Common Shares equal to the result obtained by dividing (i) the greater of (x) the Preliminary Base Purchase Price or (y) the Adjusted Base Purchase Price by (ii) $12.50 per share.

      "Adjusted Total Company Shares" shall mean the number of Company Shares equal to (A) the Closing Total Company Shares minus (B) the quotient of (x) the number of Buyer Common Shares issuable upon exercise of Assumed Convertible Securities (or any portion thereof) that have expired unexercised as of the date 18 months following the Closing Date, divided by (y) the Closing Common Conversion Ratio or the Adjusted Common Conversion Ratio, as applicable to such expired Assumed Convertible Security.

      "Adverse Recommendation " shall have the meaning set forth in Section 4.4(c).

      "Advisors" shall mean any of the Company's or any of a Subsidiary's directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives.

      "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

      "Aggregate Escrow Value" shall mean the sum of (A) the aggregate Option Merger Value of all Escrow Assumed Convertible Securities as of the date of determination plus (B) the product of $12.50 multiplied by the number of Indemnification Escrow Shares.

      "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

      "Agreement" shall have the meaning set forth in the first paragraph hereto.

      "Alternative Acquisition Agreement" shall have the meaning set forth in
Section 4.4(c).

      "Arbitrator" shall have the meaning set forth in Section 6.2(e).

      "Asset Value Adjustment Date" is defined in Section 1.5(d)(ii).

      "Assumed Convertible Security" shall have the meaning set forth in Section 1.11(f).

      "Assumed Option" shall have the meaning set forth in Section 1.11(a).

      "Assumed Warrant" shall have the meaning set forth in Section 1.11(b).

      "Available Indemnification Amount" shall mean, at the time of any claim for indemnification pursuant to Section 9.1(a), the product of (i) the difference between (A) the number of Indemnification Escrow Shares held in escrow at that time pursuant to Section 1.13(a) minus (B) the number of Indemnification Escrow Shares attributable to any Claim Notice or Expected Claim Notice that the Buyer has previously delivered to the Escrow Agent but as to which the Escrow Agent has not received written notice of resolution multiplied by (ii) a value of $12.50 per Indemnification Escrow Share.

      "Base Purchase Price" shall mean $150,000,000.

      "Bonus Pool" shall mean 10% of the sum of (A) the Market Value of the Buyer Common Shares issuable upon conversion of Company Shares pursuant to
Section 1.5, plus (B) the aggregate Option Value of all Assumed Convertible Securities and Preferred Warrants that collectively are vested and exercisable as of the Closing Date, plus (C) the Market Value of the Management Shares.

      "Bonus Pool Percentage" shall mean the Management Participant's applicable bonus pool percentage as set forth in the Company Employee Change in Control Bonus Plan, effective as of May 11, 2004.

      "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

      "Buyer Certificate" shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by the Vice President and General Counsel of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of
Section 5.2 is satisfied in all respects.

      "Buyer Common Shares" shall mean the common stock, par value $0.01 per share, of the Buyer.

      "Buyer Financial Statements" shall have the meaning set forth in Section 3.7(b).

      "Buyer SEC Documents" shall have the meaning set forth in Section 3.7(a).

      "California Permit" shall mean a permit from the California Commission of Corporations obtained pursuant to Section 25121 of the California Corporate Securities Law of 1968.

      "California Dissenters' Rights Notice" shall have the meaning set forth in
Section 4.4(a).

      "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      "Certificate of Merger" shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

      "Certificates" shall mean shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into the right to receive Buyer Common Shares pursuant to Section 1.5 (including any Company Shares referred to in Section 1.7).

      "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Buyer is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

      "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VI.

      "Closing" shall mean the closing of the transactions contemplated by this Agreement.

      "Closing Balance Sheet" shall mean the balance sheet of the Company as of the Closing Date prepared in accordance with the provisions of Section 1.12 hereof.

      "Closing Buyer Common Shares" shall mean, for each Outstanding Common Share, a number of Buyer Common Shares equal to the Closing Common Conversion Ratio, and, for each Outstanding Preferred Share, a number of Buyer Common Shares equal to the applicable Series A Conversion Ratio, Series B Conversion Ratio or Series C Conversion Ratio.

      "Closing Common Conversion Ratio" shall mean a fraction of a share of Buyer Common Shares as is equal to the result obtained by dividing (i) the Closing Merger Consideration, minus the Management Shares issued pursuant to
Section 1.6(b)(i), minus the Preferred Consideration, by (ii) the Closing Total Company Shares.

      "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

      "Closing Merger Consideration" shall mean the number of Buyer Common Shares equal to the result obtained by dividing (i) the Preliminary Base Purchase Price by (ii) $12.50 per share.

      "Closing Net Asset Value Adjustment" shall mean the amount of the difference between the Net Asset Value and the Preliminary Net Asset Value, as it may be adjusted pursuant to the resolution of any disputes resolved pursuant to Section 1.12(d). The Closing Net Asset Value Adjustment shall be expressed as a positive number if the Net Asset Value on the Closing Balance Sheet is greater than the Preliminary Net Asset Value and as a negative number if the Net Asset Value on the Closing Balance Sheet is less than the Preliminary Net Asset Value.

      "Closing Total Company Shares" shall mean the number of Company Shares equal to the sum of (X) the number of Common Shares outstanding immediately prior to the Effective Time plus (Y) the number of Common Shares that would be issued upon the exercise of all of the vested and unvested outstanding Options (provided that unvested Options shall not include Options held by employees of the Company and its Subsidiaries who have been notified by the Buyer or the Company at the direction of the

Buyer that their employment will not continue after the Closing to the extent such Options shall remain unvested as of the Effective Time) and Warrants (which may be included on a net exercise treasury basis to the extent the Warrant holder has agreed in writing prior to the Effective Time to exercise such Warrant in full through a net exercise).

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

      "Common Conversion Ratio" shall have the meaning set forth in Section 1.5(a).

      "Common Shares" shall mean the common stock, par value $0.001 per share, of the Company.

      "Company" shall have the meaning set forth in the first paragraph of this Agreement.

      "Company Certificate" shall mean a certificate delivered by the Company (without qualification as to knowledge or materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (f) of Section 5.1 is satisfied in all respects.

      "Company Intellectual Property" shall mean the Intellectual Property owned by or licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

      "Company Licensed Intellectual Property" shall mean shall mean the Intellectual Property licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

      "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, other than any change, event, circumstance or development resulting (A) from changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company and its Subsidiaries, (B) from changes in the industry in which the Company operates, so long as such changes do not disproportionately affect the business of the Company and its Subsidiaries, (C) from the announcement or pendency of the Merger, or (D) primarily from the taking by the Company of any action expressly contemplated or permitted by this Agreement; or (ii) the ability of the Buyer to operate the business of the Company and the Subsidiaries immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material," "materially" and "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

      "Company Owned Intellectual Property" shall mean shall mean the Intellectual Property owned by the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

      "Company Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.

      "Company Shares" shall mean the Common Shares and the Preferred Shares.

      "Company Source Code" shall have the meaning set forth in Section 2.13(g).

      "Company Stock Plan" shall mean any stock option plan or other stock or equity-related plan of the Company.

      "Company Stockholders" shall mean the holders of Company Shares.

      "Company Stockholders Shares" shall mean the Outstanding Common Shares and the Common Shares issuable upon conversion of Outstanding Preferred Shares.

      "Consents" shall have the meaning set forth in Section 5.1(b).

      "Contract" shall have the meaning set forth in Section 2.15(a).

      "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

      "Cost Cap" shall have the meaning set forth in Section 10.1(g).

      "Covered Costs" shall mean all out-of-pocket costs and expenses, including applicable filing fees under the Hart-Scott-Rodino Act and other applicable U.S. or foreign antitrust laws, fees and expenses of counsel, experts and other advisors and costs of document production and assembly, incurred in seeking to obtain clearance or approval of the Merger and the other transactions contemplated by this Agreement.

      "Current India Financial Statements" shall mean the unaudited accounts of the India Subsidiary as of December 31, 2004.

      "Customer Deliverables" shall mean (a) products that the Company or any Subsidiary (i) currently manufactures, markets, sells or licenses or (ii) has manufactured, marketed, sold or licensed within the previous three years and (b) the services that the Company or any Subsidiary (i) currently provides or (ii) has provided within the previous three years.

      "Damages" shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Equity Holders as set forth in Section 6.2(e)(vi).

      "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

      "Disclosure Statement" shall mean a written proxy or information statement containing the information prescribed by Section 4.4(a).

      "Dispute" shall mean the dispute resulting if the Representative, acting on behalf of the Equity Holders, in a Response disputes the liability of the Equity Holders for all or part of a Claimed Amount.

      "Dispute Notice" shall have the meaning set forth in Section 1.12(d).

      "Dissenting Shares" shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with either (i) Section 262 of the Delaware General Corporation Act or (ii) Section 1300 et seq. of the California Corporations Code, and such perfected right was not effectively withdrawn or forfeited prior to the Effective Time.

      "DOHS" shall have the meaning set forth in Section 2.21(e).

      "DOL" shall have the meaning set forth in Section 2.21(e).

      "EAD" shall have the meaning set forth in Section 2.21(e).

      "Effective Time" shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

      "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), any employee benefit plan or scheme prescribed under the provisions of the Indian Employees' Provident Funds and Miscellaneous Provisions Act, 1952, Employees' Pension Scheme, 1995, Payment of Bonus Act, 1965, Payment of Gratuity Act, 1972 and Employees' State Insurance Act, 1948, as applicable, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and all severance agreements, written or otherwise, for the benefit of or relating to any current or former employee or independent contractor of the Company, any Subsidiary or any ERISA Affiliate.

      "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

      "Equity Holders" shall mean the Company Stockholders, the Management Participants and the holders of any Options or Warrants outstanding immediately prior to the Effective Time.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

      "Escrow Agent" shall mean U.S. Bank National Association, Corporate Trust Services.

      "Escrow Assumed Convertible Security" shall have the meaning set forth in
Section 1.11(f)(vi)(A).

      "Exchange Agent" shall mean Equiserve Trust Company, N.A.

      "Exchange Fund" shall have the meaning set forth in Section 1.8(a).

      "Exercised Shares" shall mean any Buyer Common Shares acquired upon the exercise of an Assumed Convertible Securities after the Effective Time and on or before the date which is 18 months after the Closing Date.

      "Existing Indemnification Obligations" shall have the meaning set forth in
Section 9.1(a).

      "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

      "Filings" shall have the meaning set forth in Section 5.1(b).

      "Financial Statements" shall mean:

            (a) the audited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of the end of and for each of the fiscal years ended June 30, 2002, 2003, and 2004, as certified without qualification by PricewaterhouseCoopers LLP and BDO Seidman, LLP, the Company's independent public accountants; and

            (b) the unaudited balance sheets of the Company, including at December 31, 2004, and any fiscal quarter between the date of this Agreement and the Closing Date, and the related unaudited statements of operations, changes in stockholders' equity and cash flows for each of the fiscal quarters then ended, which interim financial statements shall have been reviewed in accordance with Statement of Accounting Standards No. 100.

      "Free Assumed Convertible Security" shall have the meaning set forth in
Section 1.11(f)(vi)(A).

      "GAAP" shall mean United States generally accepted accounting principles.

      "GPL" shall have the meaning set forth in Section 2.13(h).

      "Governmental Entity" shall mean any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency.

      "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnifiable Matters" shall have the meaning set forth in Section
9.1(a).

      "Indemnification Escrow Agreement" shall mean the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit D by and among the Buyer, the Representative and the Escrow Agent.

      "Indemnification Escrow Percentage" shall mean 15%.

      "Indemnification Escrow Period" shall mean the period during which Indemnification Escrow Shares are to be held in escrow, as set forth in the Indemnification Escrow Agreement.

      "Indemnification Escrow Shares" shall mean the Buyer Common Shares deposited in escrow pursuant to clause (i) of each of Sections 1.5(d), 1.6(b), 1.7(a) and 1.11(a) and pursuant to Section 1.13(a) and held and disposed of in accordance with the terms of the Indemnification Escrow Agreement.

      "Indemnification Obligations" shall have the meaning set forth in Section 9.1(a).

      "Indemnified Parties" shall have the meaning set forth in Section 9.1(a).

      "India Subsidiary" shall mean Saturn Networks India Private Limited.

      "Initial Management Shares" shall have the meaning set forth in Section 1.6(b).

      "Initial Merger Shares" shall have the meaning set forth in Section
1.5(d).

      "Intellectual Property" shall mean all:

            (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations ("Patent Rights");

            (b) registered trademarks and service marks, Internet domain names, logos, trade names, corporate names, doing business designations and registrations and applications for registration thereof (collectively, "Trademark Registrations"), common law trademarks and service marks and trade dress, and all goodwill in the foregoing;

            (c) copyrights and registrations and applications for registration thereof;

            (d) mask works and registrations and applications for registration thereof;

            (e) domain names, computer software, data and documentation;

            (f) inventions, trade secrets and confidential business and technical information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

            (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

            (h) copies and tangible embodiments thereof.

      "Intellectual Property Registration" shall mean Patent Rights, Trademark Registrations, registered copyrights and mask work registrations.

      "Internal Systems" shall mean the internal systems of the Company or any Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

      "Lawsuits" shall mean all Legal Proceedings between the Buyer, on the one hand, and the Company or any Subsidiary, on the other hand, pending as of the Closing Date.

      "Lease" shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

      "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

      "Management Participant Agreement" shall mean the Management Participant Agreement executed by the Buyer and each of the Management Participants as of the date hereof in the form of Exhibit B attached hereto.

      "Management Participants" shall have the meaning set forth in Section 1.6(a).

      "Management Shares" shall have the meaning set forth in Section 1.6(a).

      "Market Value" shall mean the average of the closing prices of a share of Buyer Common Shares on the NASDAQ National Market for the thirty (30) days ending three (3) days before the Closing Date.

      "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

      "Merger" shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

      "Merger Consideration" shall mean the total payments received by the Equity Holders pursuant to this Agreement in consideration for the consummation of the Merger.

      "Merger Shares" shall mean the Buyer Common Shares to be distributed to the Equity Holders in the Merger.

      "Most Recent Balance Sheet" shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

      "Most Recent Balance Sheet Date" shall mean February 28, 2005.

      "NDA" shall have the meaning set forth in Section 4.7(a).

      "Net Asset Value" shall mean the total assets of the Company less the total liabilities of the Company as shown on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

      "Neutral Accountant" shall have the meaning set forth in Section 1.12(d).

      "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

      "Open Source Materials" shall mean all software or other material that is licensed under a license approved by the Open Source Initiative or otherwise distributed as "free software", "open source software" or under a similar licensing or distribution model.

      "Option" shall mean each option to purchase or acquire Company Shares.

      "Option Adjusted Buyer Common Shares" shall mean, for each Outstanding Common Share, a number of Buyer Common Shares equal to the difference between
(w) the Common Conversion Ratio and (x) the Adjusted Common Conversion Ratio, and, for each Outstanding Preferred Share, zero; with respect to each Exercised Share, a number of Buyer Common Shares equal to the fraction obtained by dividing (x) the Options Adjusted Buyer Common Shares for each Outstanding Common Share, by (y) the Adjusted Common Conversion Ratio.

      "Option Merger Value" shall equal the product of (A) the difference, if any, between $12.50 and the per share exercise price multiplied by (B) the number of Buyer Common Shares which may yet be acquired upon exercise of the relevant Assumed Convertible Security (assuming the full vesting thereof) as of the time of such determination.

      "Option Plan" shall mean the Company's 1999 Equity Incentive Plan.

      "Option Value" shall mean with respect to an Assumed Convertible Security or Preferred Warrant, the product of (x) the number of Buyer Common Shares subject to such Assumed Convertible Security or Preferred Warrant multiplied by
(y) the excess, if any, of (A) the Market Value of a Buyer Common Share, minus
(B) the exercise price per each share of Buyer Common Shares or Preferred Warrant subject to such Assumed Convertible Security.

      "Option/Warrant Consideration" shall mean the aggregate amount payable to all holders of Options and Warrants in accordance with Section 1.11.

      "Ordinary Course of Business" shall mean the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including with respect to frequency and amount).

      "Outside Date" shall have the meaning set forth in Section 10.1(e).

      "Outstanding Common Shares", each an "Outstanding Common Share", shall mean the Common Shares issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company's treasury).

      "Outstanding Options", each an "Outstanding Option", shall mean the number of Options outstanding as of immediately prior to the Closing.

      "Outstanding Preferred Shares," each an "Outstanding Preferred Share" shall mean the Preferred Shares issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company's treasury).

      "Outstanding Series A Preferred Shares", each an "Outstanding Series A Preferred Share", shall mean the shares of the Company's Series A Preferred Stock, $.001 par value per share, issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preferred Stock owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and shares of Series A Preferred Stock held in the Company's treasury).

      "Outstanding Series B Preferred Shares", each an "Outstanding Series B Preferred Share", shall mean the shares of the Company's Series B Preferred Stock, $.001 par value per share, issued and outstanding immediately prior to the Effective Time (other than shares of Series B Preferred Stock owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and shares of Series B Preferred Stock held in the Company's treasury).

      "Outstanding Series C Preferred Shares", each an "Outstanding Series C Preferred Share", shall mean the shares of the Company's Series C Preferred Stock, $.001 par value per share, issued and outstanding immediately prior to the Effective Time (other than shares of Series C Preferred Stock owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and shares of Series C Preferred Stock held in the Company's treasury).

      "Outstanding Warrants" shall mean the Warrants outstanding as of immediately prior to the Effective Time.

      "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

      "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

      "Pre-Closing Period" shall have the meaning set forth in Section 4.5.

      "Preferred Consideration" shall mean the sum of (A) the Series A Conversion Ratio times the Outstanding Series A Preferred Shares, plus (B) the aggregate of the applicable Series B Conversion Ratios times the relevant Outstanding Series B Preferred Shares, plus (C) the aggregate of the applicable Series C Conversion Ratios times the relevant Outstanding Series C Preferred Shares.

      "Preferred Shares" shall mean the preferred stock, par value $0.001 per share, of the Company.

      "Preferred Warrant" shall mean each warrant to purchase or acquire Preferred Shares.

      "Preliminary Base Purchase Price" shall have the meaning set forth in
Section 1.12(a).

      "Preliminary Closing Balance Sheet" shall have the meaning set forth in
Section 1.12(a).

      "Preliminary Closing Balance Sheet Date" shall have the meaning set forth in Section 1.12(a).

      "Preliminary Net Asset Value" shall have the meaning set forth in Section 1.12(a).

      "Principal Stockholders" shall mean the Company Stockholders who have executed the Stockholder Agreement.

      "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus included as part of the Registration Statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent.

      "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

      "Registration Statement" shall have the meaning set forth in Section
7.1(b).

      "Representative" shall mean Thomas Cole.

      "Representative Fees" shall have the meaning set forth in Section 1.14(h).

      "Requisite Stockholder Approval" shall mean the adoption of this Agreement and the approval of the Merger by a majority of the outstanding Company Shares voting as a single class and a majority of the votes represented by each class of outstanding Company Shares entitled to vote on this Agreement and the Merger.

      "Response" shall mean a written response containing the information provided for in Section 6.2(c).

      "Rule 145 Affiliates" shall mean affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act.

      "Sarbanes Act" shall mean the Sarbanes-Oxley Act of 2002.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, material men's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and its Subsidiaries and not material to the Company or its Subsidiaries.

      "Series A Conversion Ratio" shall mean a fraction of a share of Buyer Common Shares as is equal to the result obtained by dividing (i) Series A Liquidation Amount per Share by (ii) the Market Value of a Buyer Common Share.

      "Series B Conversion Ratio" shall mean a fraction of a share of Buyer Common Shares as is equal to the result obtained by dividing (i) the applicable Series B Liquidation Amount per Share by (ii) the Market Value of a Buyer Common Share.

      "Series C Conversion Ratio" shall mean a fraction of a share of Buyer Common Shares as is equal to the result obtained by dividing (i) the applicable Series C Liquidation Amount per Share by (ii) the Market Value of a Buyer Common Share.

      "Series A Liquidation Amount per Share" shall mean $0.75.

      "Series B Liquidation Amount per Share" shall mean $0.233, plus accrued and unpaid dividends from the date of issuance of such share as provided in
Section 2.2 of the Company's Amended and Restated Certificate of Incorporation.

      "Series C Liquidation Amount per Share" shall mean $0.273, plus accrued and unpaid dividends from the date of issuance of such share as provided in
Section 2.3 of the Company's Amended and Restated Certificate of Incorporation.

         "Software" shall mean any of the software owned by the Company or a Subsidiary.

      "Stockholder Agreement" shall mean the Stockholder Agreement executed by the Buyer and each of the Principal Stockholders as of the date hereof in the form of Exhibit A attached hereto.

      "Stockholder Payment" shall mean the sum of (A) the Market Value of the Buyer Common Shares issuable pursuant to Section 1.5 upon the conversion of Common Shares owned by the applicable Management Participant (or by any member of such Management Participant's family to the extent acquired by gift from such Management Participant) as of the Effective Time (other than such Common Shares acquired upon conversion of Preferred Shares), plus (B) the Option Value of all Assumed Convertible Securities owned by the applicable Management Participant that are vested and exercisable as of the Effective Time.

      "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

      "Superior Proposal" shall mean any bona fide written proposal made by a third party (other than one made in response to any solicitation by the Company or its Advisors that is in violation of or inconsistent with the terms of this Agreement) to acquire all the equity securities or assets of the Company, pursuant to a stock purchase, tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company's Board of Directors determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Shares than the transactions contemplated by this Agreement (based on the written opinion, with only customary qualifications, of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

      "Surviving Corporation" shall mean the Company, as the surviving corporation in the Merger.

      "Target Amount" shall mean zero dollars ($0.00).

      "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

      "Tax Proceeding" shall mean any audit, claim for refund, or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Company or any Subsidiary.

      "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a Taxing authority in connection with Taxes.

      "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

      "Top Customers" shall have the meaning set forth in Section
2.15(a)(ii)(A)(1).

      "Transitory Subsidiary" shall have the meaning set forth in the first paragraph of this Agreement.

      "WARN Act" shall have the meaning set forth in Section 2.21(g).

      "Warrant" shall mean each warrant to purchase or acquire Common Shares.

      "Work Permit" shall have the meaning set forth in Section 2.21(e).

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that
(a) any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure); (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 12.1 following the Closing Date; and (c) the Parties will issue such joint communications as are described and at the times set forth in Schedule 12.1 attached hereto.

      12.2 No Third Party Beneficiaries. Except as set forth in Article IX, This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      12.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the NDA shall remain in effect in accordance with its terms. The Parties acknowledge that, except as set forth in Article II, in the case of the Company, or Article III, in the case of the Buyer, neither the Company nor the Buyer has made or is making any representations or warranties whatsoever to any other Party or person, expressed, implied or otherwise, provided that, subject to Section 6.4(d), the foregoing shall not be deemed to limit any right of any Party to assert a claim of fraud in connection with the transactions contemplated by this Agreement.

      12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

      12.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or the Transitory Subsidiary:   With a copy to:

Akamai Technologies, Inc.                    Wilmer Cutler Pickering Hale
8 Cambridge Center                           and Dorr LLP
Cambridge, MA 02142                          60 State Street
Attn: Melanie Haratunian,                    Boston, MA 02109
      Vice President and General Counsel     Attn: Susan W. Murley
Telecopy: (617) 444-3001                     Telecopy: (617) 526-5000
Telephone: (617) 444-3000                    Telephone: (617) 526-6000

To the Company:                              With a copy to:

Speedera Networks, Inc.                      Fenwick & West LLP
4800 Great America Parkway                   Embarcadero Center West
Second Floor                                 275 Battery Street
Santa Clara, CA 95054                        San Francisco, CA 94111
Attn: Ajit Gupta                             Attn: Robert B. Dellenbach
Telecopy: (408) 855-9543                     Telecopy: (415) 281-1350
Telephone: (408) 970-1500                    Telephone: (415) 875-2300

To the Representative:                       With a copy to:

Thomas Cole                                  Cooley Godward LLP
as the Representative of the Equity Holders  Five Palo Alto Square
Trinity Ventures                             3000 El Camino Real
3000 Sand Hill Road                          Palo Alto, CA 94306-2155
Building 4, Suite 160                        Attention: Eric C. Jensen, Esq.
Menlo Park, CA 94025                         Telecopy: (650) 745-3929
Telecopy: (650-854-9501                      Telephone: (650) 843-5049
Telephone: (650) 854-9500

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      12.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      12.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      12.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.7, provided that nothing in this Section 12.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

      12.12 Construction.

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (c) Any reference herein to "including" shall be interpreted as "including without limitation".

            (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

            (e) Any calculation of any conversion ratio pursuant to this Agreement, or of any number of Buyer Common Shares calculated pursuant to this Agreement, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Shares after the date hereof.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                                    BUYER:

                                                    AKAMAI TECHNOLOGIES, INC.

                                                    By: /s/ Paul Sagan
                                                        --------------

                                                    Title: President

                                                    TRANSITORY SUBSIDIARY:

                                                    AQUARIUS ACQUISITION CORP.

                                                    By: /s/ Paul Sagan
                                                        --------------

                                                    Title: President

                                                    COMPANY:

                                                    SPEEDERA NETWORKS, INC.

                                                    By: /s/ Ajit Gupta
                                                        --------------

                                                    Title: President

                                                    REPRESENTATIVE:

                                                    Name: Fred Wang

                                                    /s/ Fred Wang
                                                    -------------
                                                    Signature

                -Signature Page to Agreement and Plan of Merger-

                                    EXHIBIT A

                              STOCKHOLDER AGREEMENT

      THIS STOCKHOLDER AGREEMENT, dated as of March 16, 2005 (this "Agreement"), among the stockholders listed on the signature page(s) hereto (collectively, the "Principal Stockholders" and each individually, a "Principal Stockholder"), Speedera Networks, Inc., a Delaware corporation (the "Company"), and Akamai Technologies, Inc., a Delaware corporation (the "Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

      WHEREAS, as of the date hereof, the Principal Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Principal Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

      WHEREAS, concurrently with the execution of this Agreement, Buyer, the Company and the other parties named therein are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation of the Merger (the "Surviving Corporation"); and

      WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Principal Stockholders agree, and, in order to induce Buyer to enter into the Merger Agreement, the Principal Stockholders are willing, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                  Section 1. Voting of Shares.

            (a) Each Principal Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, such Principal Stockholder agrees, (i) if no Adverse Recommendation has been made, to vote all Shares that are beneficially owned by such Principal Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger, and (ii) if an Adverse Recommendation has been made, to vote at least the Common Adverse Share Requirements and Preferred Adverse Share Requirements (each as defined below), rounded up to the nearest whole number, that are beneficially owned by such Principal Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger. For purposes of this Agreement, "Common Adverse Share Requirements" shall mean, with respect to each Principal Stockholder, that percentage (not to exceed 100%) of the Common Shares (not including any shares issuable upon conversion of outstanding Preferred Shares) then owned by such Principal Stockholder having in the aggregate that number of votes in the election of directors and approval of any Acquisition Proposal ("Common Voting Power") equal to the result obtained by dividing (i) 40% by (ii) the percentage of the Common Voting Power of all then outstanding Common Shares (not including any shares issuable upon conversion of outstanding Preferred Shares) owned in the aggregate by the Principal Stockholders at the time of such vote. For purposes of this Agreement, "Preferred Adverse Share Requirements" shall mean, with respect to each Principal Stockholder, that percentage (not to exceed 100%) of the Preferred Shares then owned by such Principal Stockholder having in the aggregate that number of votes in the election of directors and approval of any Acquisition Proposal ("Preferred Voting Power") equal to the result obtained by dividing (i) 40% by (ii) the percentage of the Preferred Voting Power of all then outstanding Preferred Shares owned in the aggregate by the Principal Stockholders at the time of such vote.

            (b) Each Principal Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof and, in the case of a Specified Termination, for a period of 18 months from the date thereof, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, such Principal Stockholder agrees (i) to vote at least such Principal Stockholder's Common Adverse Share Requirements and Preferred Adverse Share Requirements against any Acquisition Proposal; (ii) not to vote any outstanding Common Shares in excess of the difference between such Principal Stockholder's Common Voting Power and such Principal Stockholder's Common Adverse Share Requirements in favor of, any Acquisition Proposal; and (iii) not to vote any outstanding Preferred Shares in excess of the difference between such Principal Stockholder's Preferred Voting Power and such Principal Stockholder's Preferred Adverse Share Requirements in favor of, any Acquisition Proposal.

            (c) Each Principal Stockholder hereby irrevocably grants to, and appoints, Buyer, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the Company Stockholders called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Principal Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Principal Stockholder's execution and delivery of this Agreement. Each Principal Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Principal Stockholder under this Agreement. Except as otherwise provided for herein, each Principal Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of the Principal Stockholder's obligations pursuant to Section 1(b).

                  Section 2. Transfer of Shares.

            (a) Each Principal Stockholder covenants and agrees that such Principal Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares, or (iv) otherwise commit any act, except as permitted by this Agreement or required by order of a court of competent jurisdiction, that could restrict or otherwise affect his, her or its legal power, authority and right to vote all of the Shares then owned of record or beneficially by him, her or it. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the conversion of Preferred Shares into Common Shares or the exercise of Options to purchase Common Shares.

            (b) Each Principal Stockholder agrees to submit to the Company contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the Company may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

            (c) Notwithstanding the restrictions set forth in paragraph (a) above, each Principal Stockholder may sell, assign or transfer all or any portion of his or her Shares (i) to his or her spouse (or former spouse in connection with any marital separation, asset allocation agreement or qualified domestic relations order) or parents, siblings or children (by blood, marriage or adoption) ("Qualified Relatives"); (ii) to a trust established for the benefit of the Principal Stockholder or his or her Qualified Relatives; (iii) to an entity owned, directly or indirectly, by a trust set forth in clause (ii);
(iv) to a beneficiary of his or her will through a disposition under such will; or (v) to the beneficiaries of any trust to which the Principal Stockholder has transferred Shares in compliance with subsection (ii); provided that in each case the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if such transferee were a holder of Shares hereunder.

            (d) The restrictions on transfer set forth in this Section 2 shall terminate at the Effective Time and shall not apply to any Buyer Common Shares issued in the Merger.

                  Section 3. Representations and Warranties of the Principal
            Stockholders. Each Principal Stockholder on his, her or its own behalf hereby severally represents and warrants to Buyer with respect to itself and his, her or its ownership of the Shares as follows:

            (a) Ownership of Shares. The Principal Stockholder legally and beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Principal Stockholder owns no shares of Common Stock other than the Shares as set forth on Schedule I hereto. The Principal Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

            (b) Power, Binding Agreement. The Principal Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Principal Stockholder and constitutes a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms.

            (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Principal Stockholder, the Shares or any of the Principal Stockholder's properties or assets. Except (i) as expressly contemplated hereby and (ii) for the Third Restated and Amended Voting Agreement dated November 13, 2002, and the Fifth Restated and Amended Co-Sale Agreement dated November 13, 2002 (the "Existing Agreements"), the Principal Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust. Neither of the Existing Agreements limits in any way the ability of the Principal Stockholders to carry out the purpose and intent of, or to comply with the terms of, this Agreement. Except for the expiration or termination of the waiting period under the Hart-Scott-Rodino Act or other applicable U.S. or foreign antitrust laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Principal Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Principal Stockholder of the transactions contemplated hereby.

                  Section 4. Merger Agreement. Each Principal Stockholder hereby acknowledges and agrees that he, she or it will not assert any claim or defense that the covenants and agreements set forth in Sections 1.12, 1.13, 1.14, 1.18 and 8.2 and Article VI of the Merger Agreement and the Escrow Agreement are not binding on or enforceable against such Principal Stockholder in accordance with the terms thereof (and subject to the limitations set forth therein and in the Escrow Agreement), in each case to the extent applicable to a Principal Stockholder or an Equity Holder.

                  Section 5. Exclusivity.

            (a) During the Pre-Closing Period, each of the Principal Stockholders agrees (and the Principal Stockholders shall require each of their officers, directors, employees, representatives and agents) not to directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any Acquisition Proposal, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than the Buyer) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer) concerning any such transaction.

            (b) Each Principal Stockholders shall promptly, and in any event within one business day, notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that such Principal Stockholder is terminating such discussions or negotiations. If a Principal Stockholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, such Principal Stockholder shall, within two business days after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

                  Section 6. Proprietary Information.

            (a) From and after the Effective Time, each of the Principal Stockholders and each of their respective Affiliates shall not disclose or make use of any information relating to the business of the Company that provides the Company with a competitive advantage (or that could be used to the Company's disadvantage by a competitive business), which is not generally known by, nor easily discoverable, determinable or discernable by, persons outside the Company (collectively referred to herein as "Proprietary Information"), including, but not limited to such information that may be in the form of: (a) specifications, manuals, software in various stages of development, and other technical data;
(b) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (c) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) software systems, computer programs and source codes; (g) sources of supply; (h) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. In any event, Proprietary Information shall not include such information that the Principal Stockholder can demonstrate (i) is generally available to the public (other than as a result of a disclosure by a Principal Stockholder or Management Participant), (ii) was disclosed to the Principal Stockholder by a third party under no obligation to keep such information confidential or (iii) was independently developed by the Principal Stockholder without reference to Proprietary Information and such Proprietary Information does not relate to a competitive business. Notwithstanding the foregoing, the Principal Stockholders shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by law or regulation; provided, however, that in the event disclosure is required by law or regulation, each of the Principal Stockholders shall use his or her reasonable best efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.

            (b) Each Principal Stockholder acknowledges that the remedy at law for any breach or threatened breach by the Principal Stockholder of this Section 6 will be inadequate and agrees that the Buyer in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled, without being required to prove actual damages or to post a bond or other surety, to obtain preliminary or permanent injunctive relief and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action.

                  Section 7. Capture

            (a) If (i) a Specified Termination occurs, and (ii) within 18 months of the Specified Termination, the Company (A) enters into an Alternative Acquisition Agreement, or (B) otherwise agrees to an Acquisition Proposal (a "Triggering Termination"), and any of a Principal Stockholder's Shares are sold, transferred, exchanged, canceled or disposed of in connection with, or as a result of, any Acquisition Proposal that is in existence on, or that has been otherwise made prior to, the eighteen month anniversary of the date of the Triggering Termination (an "Alternative Disposition") then, within two business days after the receipt by such Principal Stockholder of Alternative Transaction Consideration in connection with the closing of such Alternative Disposition, such Principal Stockholder shall tender and pay to, or shall cause to be tendered and paid to, Buyer, or its designee, in immediately available funds or the form of (and in the same proportions as) the Alternative Transaction Consideration (as determined at the option of the Principal Stockholder), the Profit (as defined below) realized from such Alternative Disposition. As used in this Section 7(a), "Profit" shall mean an amount equal to the excess, if any, of
(i) the Alternative Transaction Consideration (as defined below) over (ii) the Current Transaction Consideration (as defined below). As used in this Section 7, "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received by such Principal Stockholder and his, her or its Affiliates in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including, without limitation, any employment or consulting agreement (except (I) a bona fide employment agreement pursuant to which such Principal Stockholder is required to devote, and under which such Principal Stockholder in good faith agrees to devote, substantially all of his, her or its business time and effort to the performance of executive services for the Company in a manner substantially similar to the current employment arrangements of the Company's executive officers and (II) an employment/consulting agreement providing monetary and other benefits with a value not in excess of that provided under any employment/consulting agreement entered into between the Principal Stockholder and the Buyer on the date hereof), non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement) entered into by such Principal Stockholder or any of his, her or its Affiliates as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal, each of the foregoing less any taxes payable by the Principal Stockholder as a result of such Alternative Disposition. "Current Transaction Consideration" shall mean all amounts payable directly or indirectly by the Buyer to the Principal Stockholder in respect of his, her or its Company Shares pursuant to Article I of the Merger Agreement (valued based on the closing price of the Buyer Common Shares on The NASDAQ Stock Market on the date of the Triggering Termination).

            (b) For purposes of determining Profits under this Section 7: (i) all non-cash items shall be valued based upon the fair market value thereof,
(ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert, (iii) all contingent payments will be deemed paid when they are received and (iv) if less than all of a Principal Stockholder's Shares are subject to the Alternative Disposition, then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of such Principal Stockholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of such Principal Stockholder's Shares.

                  Section 8. Termination. The provisions of this Agreement shall survive the Closing and the Effective Time; provided that this Agreement shall terminate upon any termination of the Merger Agreement in accordance with the terms thereof; and provided, further, that no such termination shall (a) relieve any party of its obligations under Section 1(b) hereof, (b) terminate the restrictions on transfer set forth in Section 2 hereof, which shall continue until the termination of the Principal Stockholder's obligations pursuant to Section 1(b), and (c) relieve any party from its liability for a breach hereof prior to termination.

                  Section 9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without posting any bond or other undertaking.

                  Section 10. Liquidated Damages. In the event of an Alternative
            Disposition, the payment of Profit by a Principal Stockholder to the Buyer or its designee in accordance with Section 7(a) of this Agreement will fully discharge any liability of such Principal Stockholder to the Buyer under this Agreement (other than any liability for any willful breach of the terms hereof).

                  Section 11. Fiduciary Duties. Each Principal Stockholder is
            signing this Agreement solely in such Principal Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company in the manner required by such Principal Stockholder's fiduciary duties as an officer or director of the Company.

                  Section 12. Consent and Waiver. Each Principal Stockholder
            hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Principal Stockholder is a party or pursuant to any rights such Principal Stockholder may have in its capacity as a Company Stockholder.

                  Section 13. Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

            (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

            (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

            (e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To a Principal Stockholder:

To the address set forth on the respective signature page of this Agreement.

To the Buyer or the Transitory
Subsidiary:                            with a copy to:

Akamai Technologies, Inc.              Wilmer Cutler Pickering Hale and Dorr LLP
8 Cambridge Center                     60 State Street
Cambridge, MA 02142                    Boston, MA 02109
Attn: Melanie Haratunian, Esq.         Attn: Susan W. Murley
Telecopy: (617) 444-3695               Telecopy: (617) 526-5000
Telephone: (617) 444-3000              Telephone: (617) 526-6000

To the Company:                        with a copy to:

Speedera Networks, Inc.                Fenwick & West LLP
4800 Great America Parkway             Embarcadero Center West
Santa Clara, CA 95054                  275 Battery Street
Attn: Ajit Gupta                       San Francisco, CA 94111
Telecopy: (408) 855-9543               Attn: Robert B. Dellenbach
Telephone: (408) 970-1500              Telecopy: (415) 281-1350
                                       Telephone: (415) 875-2300

            (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

            (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Principal Stockholder, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

            (h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

            (i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

            (j) WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE COMPANY AND EACH PRINCIPAL STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH PRINCIPAL STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, EXCEPT AS TO SECTION 6 OF THIS AGREEMENT, THE ENFORCEMENT OF WHICH MAY BE PURSUED BY COURT ACTION.

                           [Signature Page to follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

                                      SPEEDERA NETWORKS, INC.

                                      By: ____________________________________

                                      Name: __________________________________

                                      Title: _________________________________

                                      AKAMAI TECHNOLOGIES, INC.

                                      By: ____________________________________

                                      Name: __________________________________

                                      Title: _________________________________

                                      PRINCIPAL STOCKHOLDERS:

                                      TRINITY VENTURES VII, L.P.

                                      By: ______________________________________
                                          Signature

                                          ______________________________________
                                          Name

                                          ______________________________________
                                          Address

                                          ______________________________________
                                          Address

                                      TRINITY VENTURES SIDE-BY-SIDE FUND, LP

                                      By: ______________________________________
                                          Signature

                                          ______________________________________
                                          Name

                                          ______________________________________
                                          Address

                                          ______________________________________
                                          Address

                                      CONTINUUM LIMITED

                                      By: ______________________________________
                                          Signature

                                          ______________________________________
                                          Name

                                          ______________________________________
                                          Address

                                          ______________________________________
                                          Address

                                      INDUSTRY VENTURES

                                      By: ______________________________________
                                          Signature

                                          ______________________________________
                                          Name

                                          ______________________________________
                                          Address

                                          ______________________________________
                                          Address

                                      NAREN GUPTA

                                      __________________________________________
                                      Signature

                                      __________________________________________
                                      Name

                                      __________________________________________
                                      Address

                                      __________________________________________
                                      Address

                                      AJIT GUPTA

                                      __________________________________________
                                      Signature

                                      __________________________________________
                                      Name

                                      __________________________________________
                                      Address

                                      __________________________________________
                                      Address

                                      RICHARD DAY

                                      __________________________________________
                                      Signature

                                      __________________________________________
                                      Name

                                      __________________________________________
                                      Address

                                      __________________________________________
                                      Address

                                      ERIC SWILDENS

                                      __________________________________________
                                      Signature

                                      __________________________________________
                                      Name

                                      __________________________________________
                                      Address

                                      __________________________________________
                                      Address

                                   SCHEDULE I

                                                                    NUMBER OF COMPANY SHARES
                                                                 (WITH DESIGNATION AS TO WHICH
PRINCIPAL STOCKHOLDER                CERTIFICATE NUMBER              CLASS OR SERIES) OWNED
---------------------          ------------------------------    -----------------------------
Ajit Gupta                     No. 223                                1,421,876 (Common)
                               No. 224                                1,601,898 (Common)
                               No. 225                                1,768,121 (Common)
                               No. 262                                4,200,000 (Common)
                               No. C-32                                 274,725 (Preferred C)
                               No. C-49                                  24,151 (Preferred C)

Varun Kishore Gupta            No. 205                                  250,000 (Common)
(Minor Child of Ajit Gupta)    No. 216                                  250,000 (Common)
                               No. 254                                  250,000 (Common)

Juhi Gupta                     No. 206                                  250,000 (Common)
(Minor Child of Ajit Gupta)    No. 217                                  250,000 (Common)
                               No. 255                                  250,000 (Common)

Eric Swildens                  No. 52                                 5,920,000 (Common)
                               No. 220                                1,348,958 (Common)
                               No. 221                                1,519,749 (Common)
                               No. 222                                1,677,449 (Common)
                               No. C-33                                 494,505 (Preferred C)
                               No. C-50                                  43,473 (Preferred C)

Richard Day                    No. 53                                 3,840,000 (Common)
                               No. 226                                  900,000 (Common)
                               No. 227                                1,013,948 (Common)
                               No. 228                                1,102,583 (Common)
                               No. C-34                                 274,725 (Preferred C)
                               No. C-51                                  24,151 (Preferred C)

                                                          NUMBER OF COMPANY SHARES
                                                       (WITH DESIGNATION AS TO WHICH
PRINCIPAL STOCKHOLDER            CERTIFICATE NUMBER        CLASS OR SERIES) OWNED
---------------------            ------------------    -----------------------------
Naren and Vinita Gupta Living
Trust, dated 12/2/94                  No. 56                300,000 (Common)
                                      No. A-8               666,666 (Preferred A)
                                      No. B-1             1,515,151 (Preferred B)
                                      No. B-5             2,145,922 (Preferred B)
                                      No. B-21            4,922,615 (Preferred B)
                                      No. B-25            1,072,961 (Preferred B)
                                      No. C-6             2,747,252 (Preferred C)
                                      No. C-16              241,524 (Preferred C)
                                      No. C-62            1,098,901 (Preferred C)
                                      No. C-68               96,609 (Preferred C)

Continuum Group Limited               No. B-8            21,459,227 (Preferred B)
                                      No. B-28           10,729,613 (Preferred B)
                                      No. C-3             8,384,615 (Preferred C)
                                      No. C-15              737,133 (Preferred C)
                                      No. C-25            5,494,505 (Preferred C)
                                      No. C-42              483,048 (Preferred C)
                                      No. C-59            4,120,879 (Preferred C)
                                      No. C-65              362,287 (Preferred C)

Trinity Ventures VII, L.P.            No. A-15            5,197,192 (Preferred A)
                                      No. B-2             2,904,371 (Preferred B)
                                      No. B-6            11,190,610 (Preferred B)
                                      No. B-22            9,436,089 (Preferred B)
                                      No. B-26            5,595,305 (Preferred B)
                                      No. C-1             7,410,369 (Preferred C)
                                      No. C-13              651,482 (Preferred C)
                                      No. C-23            5,247,253 (Preferred C)
                                      No. C-40              461,312 (Preferred C)
                                      No. C-57            4,560,416 (Preferred C)
                                      No. C-63              400,928 (Preferred C)

                                                          NUMBER OF COMPANY SHARES
                                                       (WITH DESIGNATION AS TO WHICH
PRINCIPAL STOCKHOLDER            CERTIFICATE NUMBER        CLASS OR SERIES) OWNED
---------------------            ------------------    -----------------------------
Trinity VII Side-by-Side
Fund, L.P.                            No. A-16              269,474 (Preferred A)
                                      No. B-3               125,932 (Preferred B)
                                      No. B-7               611,964 (Preferred B)
                                      No. B-23              409,144 (Preferred B)
                                      No. B-27              305,982 (Preferred B)
                                      No. C-2               349,179 (Preferred C)
                                      No. C-14               30,698 (Preferred C)
                                      No. C-24              247,253 (Preferred C)
                                      No. C-41               21,737 (Preferred C)
                                      No. C-58              214,888 (Preferred C)
                                      No. C-64               18,891 (Preferred C)

Industry Ventures Fund I, L.P.        No. B-12            2,118,373 (Preferred B)
                                      No. B-30            1,059,186 (Preferred B)
                                      No. C-8               740,729 (Preferred C)
                                      No. C-18               65,120 (Preferred C)
                                      No. C-27            5,423,966 (Preferred C)
                                      No. C-44              476,847 (Preferred C)
                                      No. C-60              981,164 (Preferred C)
                                      No. C-66               86,258 (Preferred C)
                                      No. C-71           11,433,724 (Preferred C)

                                    EXHIBIT B

                        MANAGEMENT PARTICIPANT AGREEMENT

      THIS MANAGEMENT PARTICIPANT AGREEMENT, dated as of March 16, 2005 (this "Agreement"), by and among Speedera Networks, Inc., a Delaware corporation (the "Company"), the members of the Company's management listed on the signature page(s) hereto (collectively, "Management Participants" and each individually, a "Management Participant") and Akamai Technologies, Inc., a Delaware corporation (the "Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

      WHEREAS, concurrently with the execution of this Agreement, Buyer, the Company and the other parties named therein are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation of the Merger (the "Surviving Corporation");

      WHEREAS, pursuant to the Merger Agreement, the Management Participants will receive Buyer Common Shares as set forth in the Merger Agreement in satisfaction of certain obligations of the Company to such Management Participants, including those arising under the Company Employee Change in Control Bonus Plan and other severance, change of control, retention payment and similar obligations in connection with the Merger and the other transactions contemplated by the Merger Agreement, as more fully described herein;

      WHEREAS, the Management Participants are significant selling shareholders in connection with the Merger;

      WHEREAS, the Management Participants have nurtured many of the personal and business relationships that contribute to the success of the business of the Company and its Subsidiaries and to its goodwill;

      WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Management Participants agree, and, in order to induce Buyer to enter into the Merger Agreement, the Management Participants are willing, to enter into this Agreement; and

      WHEREAS, Buyer and each Management Participant have entered into employment agreements contemporaneously with entering into this Agreement (the "New Employment Agreements");

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                  Section 14. Full Satisfaction. Except as set forth in this
            Section 1, each Management Participant acknowledges and agrees that the Buyer Common Shares to which the Management Participant is entitled pursuant to the Merger Agreement shall be in full consideration and satisfaction, from and after the Effective Time (as that term is defined in the Merger Agreement), of all known and unknown claims that the Management Participant may have against the Company and its directors, officers, shareholders and other persons or entities affiliated with the Company. This acknowledgment and agreement shall include (1) all claims arising under the Company's Employee Change in Control Bonus Plan, (2) all rights to payments or other benefits under the Management Participant's Employee Agreement with the Company, (3) all rights to MBO bonus payments under the Company's MBO Bonus Plan, except for any payment(s) due pursuant to the MBO Bonus Plan at the Closing to the extent accrued for on the Preliminary Closing Balance Sheet and the Closing Balance Sheet (as such terms are defined in the Merger Agreement), (4) all contractual rights to indemnification, provided, that this subsection shall not apply to claims arising out of or related to events, acts, omissions or occurrences arising at or before the Effective Time (the "Reserved Claims", and (5) all rights to acquire and/or sell (or otherwise dispose of) Company equity pursuant to stock purchase or option agreements with the Company or have share certificates issued pursuant to stock purchase or option agreements with the Company. This acknowledgment and agreement shall not apply to the Management Participant's rights (a) under the Management Participant's Speedera, Inc. Indemnification Agreement dated May 12, 2004 with respect to any Reserved Claims; (b) to benefits vested as of the Effective Time under a 401(k) Plan or similar retirement plan according to the terms of the plan; or (c) Assumed Options (as that term is defined in the Merger Agreement) issued in respect of any Options to acquire Company Common Shares in accordance with the terms of the Merger Agreement. Furthermore, this acknowledgment and agreement shall not apply to any rights and/or claims, if any, under (i) the New Employment Agreement to which such Management Participant is a party; (ii) the Stockholder Agreement to which each Management Participant is a party; (iii) this Agreement; (iv) the Merger Agreement; or (v) from and after the effectiveness thereof, the Settlement Agreement in the case Akamai Technologies, Inc. v. Speedera Networks, Inc., et al., Case No CV 809217, in the Superior Court for the State of California, County of Santa Clara. Each Management Participant further agrees (A) to waive the protections of California Civil Code
Section 1542, which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR," and (B) not to prosecute any legal action or other proceeding based upon any of the foregoing claims.

      Section 15. Merger Agreement. Each Management Participant hereby acknowledges and agrees that he, she or it will not assert any claim or defense that the covenants and agreements set forth in Sections 1.6, 1.12, 1.13, 1.14,
1.18 and 8.2 and Article VI of the Merger Agreement and the Escrow Agreement are not binding on or enforceable against such Management Participant in accordance with the terms thereof (and subject to the limitations set forth in the Merger Agreement and the Escrow Agreement), in each case to the extent applicable to a Management Participant or an Equity Holder.

      Section 16. No Solicitation or Hiring of Former Employees. Except as provided by law, during the period commencing on the Closing Date of the Merger and ending on the third anniversary of the Closing Date, no Management Participant or Affiliate thereof shall directly or indirectly recruit, solicit or induce any person who was an employee or subcontractor of the Buyer or any of its Subsidiaries on or after the date hereof or on or after the Closing Date of the Merger (each a "Restricted Employee") to terminate his or her employment with, or otherwise terminate their relationship with, the Buyer or the Surviving Corporation (or any of their respective subsidiaries, as the case may be), or to become an employee or consultant of such Management Participant or Affiliate, provided, that on or after the first anniversary of the Closing Date, this provision shall not prohibit the Management Participant from recruiting, soliciting or inducing any person who has ceased to be employed by or ceased to be a consultant to the Buyer or the Surviving Corporation for any reason. In addition, no Management Participant shall hire or employ or use in any arrangement any Restricted Employee for a period of one year from the Closing Date without the prior written approval of an authorized executive officer of the Buyer. Each Management Participant acknowledges that the remedy at law for any breach or threatened breach by the Management Participant of this Section 3 will be inadequate and agrees that the Buyer in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled, without being required to prove actual damages or to post a bond or other surety in excess of $10,000, to obtain preliminary or permanent injunctive relief by a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts) and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. The Buyer agrees to cover the reasonable costs of air travel to and from Massachusetts and lodging in Massachusetts for the Management Participant and an attorney of his choosing while in Massachusetts to participate in any action in state or federal court pursuant to this Section. The right of the Buyer to bring and maintain the action pursuant to this Section shall be contingent on the Buyer paying the expenses required by the prior sentence to the extent not disputed by the Buyer in good faith, promptly following the Buyer's receipt of a copy of an invoice, and the court of the Commonwealth of Massachusetts shall have jurisdiction to resolve any dispute with respect to the amount of such disputed expenses. If a Management Participant is found to have violated the provisions of this Section 3 by a court or arbitrator, the Management Participant shall continue to be held by the restrictions set forth in herein until a period equal to the period of restriction has expired without any violation.

      Section 17. Non-Compete.

      (a) Each Management Participant acknowledges and agrees that (i) the Buyer believes that the future success of the business of the Buyer and its Subsidiaries depends, in large part, on the absence of competition from such Management Participant; (ii) the absence of such competition is an essential premise of the bargain set forth in the Merger Agreement; (iii) some restrictions on the activities of the Management Participants are necessary to protect the goodwill associated with the business of the Company and its Subsidiaries and/or the Surviving Corporation and other legitimate interests of the Buyer and its Affiliates; (iv) the restrictions set forth herein will not prevent the Management Participants from earning or seeking a livelihood; and
(v) the Management Participants would have an unfair competitive advantage if any of the Management Participants were to compete with Buyer, the Surviving Corporation or the Affiliates thereof by violating the terms of this Agreement. Each Management Participant further acknowledges that in view of the nature of the business of the Company and its Subsidiaries and the business objectives of the Buyer in acquiring the Company, and the consideration paid to the Management Participants therefor, the limitations of this Section 4 are reasonable and properly required for the adequate protection of the Buyer and its Affiliates.

      (b) Each Management Participant covenants and agrees that, during the period commencing on the Closing Date, such Management Participant shall not (whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise), and shall not cause or permit any other person or entity that such Management Participant controls, directly or indirectly, to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be engaged by or connected in any other manner with, any enterprise that is engaged in any business that (i) discovers, develops, manufactures or sells any products that are substantially similar to any products under development by the Company or any of the Subsidiaries on or before the date hereof or (ii) otherwise engages in any business similar to or competitive with the business of the Company and its Subsidiaries; provided, that such restriction will not apply to (A) such Management Participant's services, if applicable, as an employee, officer, or director of or a consultant to the Buyer or the Surviving Corporation or (B) any passive investment representing an interest of less than 5% of an outstanding class of publicly traded securities of any corporation or other enterprise; and further provided, that the restrictions set forth in Section 4 shall not in any way prohibit a Management Participant from being employed by or providing consulting services to an entity (the "New Employer") that has a division or subsidiary (or other business unit) (a "Division") which is in a business described in clause (i) and
(ii) of this Section, provided that (A) the Management Participant does not work in, advise, provide any services to or have any control over the Division or personally engage in any of the activities prohibited by Section 3 above or this
Section 4 and (B) prior to the commencement of such services, the Management Participant advises the New Employer in writing, with a copy to the Buyer, of the terms and conditions of this Agreement.

      (c)         The restrictions and obligations set forth in subparagraph
(b), above, shall (i) apply in any county and/or city in the State of California or in any other county or political subdivision in any state or country in the world only to the extent the business of the Buyer and its Subsidiaries has been carried on in such geographic area; (ii) end, with respect to each such geographic area identified above, on the earlier to occur of (A) the third anniversary of the Closing Date; or (B) the first date on which the Buyer or the Surviving Corporation and the

Affiliates thereof (and their respective successors and assigns) cease to be engaged in the Business or a like business in such geographic area (the "Non-Compete Period").

      (d) Each Management Participant acknowledges that the remedy at law for any breach or threatened breach by the Management Participant of this
Section 4 will be inadequate and agrees that the Buyer in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled, without being required to prove actual damages or to post a bond or other surety in excess of $10,000, to obtain preliminary or permanent injunctive relief by a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts) and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. The Buyer agrees to cover the reasonable costs of air travel to and from Massachusetts and lodging in Massachusetts for the Management Participant and an attorney of his choosing while in Massachusetts to participate in any action in state or federal court pursuant to this Section. The right of the Buyer to bring and maintain the action pursuant to this Section shall be contingent on the Buyer paying the expenses required by the prior sentence to the extent not disputed by the Buyer in good faith, promptly following the Buyer's receipt of a copy of an invoice, and the court of the Commonwealth of Massachusetts shall have jurisdiction to resolve any dispute with respect to the amount of such disputed expenses.

      (e) If a Management Participant is found to have violated the provisions of this Section 4 by a court or arbitrator, the Management Participant shall continue to be held by the restrictions set forth in herein until a period equal to the period of restriction has expired without any violation.

      (f) Notwithstanding anything to the contrary in this Agreement, each Management Participant agrees that such Management Participant will comply with the restrictions and obligations set forth in subparagraph (b), above, during the term of any employment or independent contractor agreement with the Buyer, the Company or the Surviving Corporation.

      (g) This Section 4 constitutes an independent and severable covenant, and if any or all of the provisions of this Section 4 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect, or affect the application of such provision or provisions to circumstances other than those to which it is so determined to be unenforceable. The parties intend for the covenants of this Section 4 to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any of such covenants to be unenforceable or invalid, the parties authorize such court to reform (i) the unenforceable or invalid provisions and to impose such restrictions as reformed, and (ii) the remaining provisions as it deems reasonable.

                  Section 18. Notice of Future Employment. In response to any written request from the Buyer or the Surviving Corporation, which request shall be made no more than once a calendar quarter, each Management Participant shall, for the remainder of the Non-Compete Period, promptly respond to the written request by notifying the Buyer in writing of any change of address, and of any future employment (stating the name and address of the employer and the nature of the position) or other business activity. Each Management Participant agrees and acknowledges that additional obligations to the Buyer with respect to future employment may be agreed upon in a separate agreement between that Management Participant and the Buyer.

                  Section 19. Representations of Management Participant. Each
            Management Participant hereby represents and warrants to the Buyer as follows:

            (a) The Management Participant has read and understands each of the provisions of this Agreement and has had an opportunity to seek and obtain the advice of independent legal counsel before agreeing to be bound by the provisions hereof.

            (b) To the extent permitted by law, the Management Participant promises never to assert that the provisions of this Agreement do not comply with applicable law or are not enforceable.

            (c) This Agreement has been duly and validly executed and delivered by the Management Participant and constitutes the legal, valid and binding obligation of the Management Participant enforceable against the Management Participant in accordance with its terms.

                  Section 20. Effectiveness; Termination. The parties
            acknowledge and agree that the provisions of Sections 1, 3, 4, and 5 shall become effective only from and after the Effective Time. The provisions of this Agreement shall survive the Closing and the Effective Time. This Agreement shall terminate upon any termination of the Merger Agreement in accordance with the terms of Article X thereof; provided, that no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  Section 21. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without posting any bond or other undertaking of more than $10,000.

                  Section 22. Miscellaneous.

            (a) Entire Agreement. Except as specifically provided in Section 1 above, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

            (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof, except Sections 3 and 4 above, which shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

            (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

            (e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To a Management Participant:

To the address set forth on the respective signature page of this Agreement.

To the Buyer or the Surviving
Corporation:                          with a copy to:

Akamai Technologies, Inc.             Wilmer Cutler Pickering Hale and Dorr LLP
8 Cambridge Center                    60 State Street
Cambridge, MA 02142                   Boston, MA 02109
Attn: Melanie Haratunian, Esq.        Attn: Susan W. Murley
Telecopy: (617) 444-3695              Telecopy: (617) 526-5000
Telephone: (617) 444-3000             Telephone: (617) 526-6000

To the Company:                       with a copy to:

Speedera Networks, Inc.               Fenwick & West LLP
4800 Great America Parkway            Embarcadero Center West
Santa Clara, CA 95054                 275 Battery Street
Attn: Ajit Gupta                      San Francisco, CA 94111
Telecopy: (408) 855-9543              Attn: Robert B. Dellenbach
Telephone: (408) 970-1500             Telecopy: (415) 281-1350
                                      Telephone: (415) 875-2300

            (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

            (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Management Participant, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

            (h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

            (i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, except for claims by the Buyer or by the Management Participant for any breach or threatened breach of Sections 3 and 4 above (the "Massachusetts Claims"), including claims for temporary restraining orders or preliminary or permanent injunctions,which shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Buyer and the Management Participant each consent to the jurisdiction of such a court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security in excess of $10,000 that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law. The Buyer agrees to cover the reasonable costs of air travel to and from Massachusetts and lodging in Massachusetts for the Management Participant and an attorney of his choosing while in Massachusetts to participate in any action in state or federal court pursuant to this Section. The right of the Buyer to bring and maintain the action pursuant to this Section shall be contingent on the Buyer paying the expenses required by the prior sentence to the extent not disputed by the Buyer in good faith, promptly following the Buyer's receipt of a copy of an invoice, and the court of the Commonwealth of Massachusetts shall have jurisdiction to resolve any dispute with respect to the amount of such disputed expenses.

            (j) WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE COMPANY AND EACH MANAGEMENT PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH MANAGEMENT PARTICIPANT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, EXCEPT AS TO SECTIONS 3 AND 4 OF THIS AGREEMENT, THE ENFORCEMENT OF WHICH MAY BE PURSUED BY COURT ACTION.

                           [Signature Page to follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

                                         COMPANY: SPEEDERA NETWORKS, INC.

                                         By: __________________________________

                                         Name: ________________________________

                                         Title: _______________________________

                                         BUYER: AKAMAI TECHNOLOGIES, INC.

                                         By: __________________________________

                                         Name: ________________________________

                                         Title: _______________________________

                                         MANAGEMENT PARTICIPANTS:

                                         ______________________________________
                                                         Signature

                                         ______________________________________
                                                         Ajit Gupta

                                         ______________________________________
                                                         Address

                                         ______________________________________
                                                         Signature

                                         ______________________________________
                                                         Eric Swildens

                                         ______________________________________
                                                         Address

                                         ______________________________________
                                                         Signature

                                         ______________________________________
                                                         Richard Day

                                         ______________________________________
                                                         Address

                                    EXHIBIT C

                          INSERT SURVIVING COMPANY NAME

In connection with the Merger Agreement (the "Agreement") dated as of ________, 200_ by and among (Insert SURVIVING COMPANY name), a (Insert STATE OF INCORPORATION) corporation ("Surviving Company") and (Insert TARGET COMPANY name), a (insert STATE OF INCORPORATION) corporation ("TARGET COMPANY") pursuant to which the Surviving Company was merged with and into the Target Company and each share of common stock of Target Company was converted into the right to receive ___ of a share of [Aquarius] Common Stock, the undersigned, in compliance with the instructions below, surrenders to you for cancellation the above-described certificate(s) representing shares of the common stock of Target Company. ("Target Common Stock"), pursuant to the terms of the Agreement.

PLEASE RETURN YOUR CERTIFICATE(s), ALONG WITH THE DETACHABLE LETTER OF TRANSMITTAL BELOW, TO ONE OF THE FOLLOWING ADDRESSES FOR EXCHANGE:

BY MAIL           BY HAND           BY OVERNIGHT DELIVERY
-------           -------           ---------------------

This method of delivery of certificate(s) to be surrendered to one of the addresses above is the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. Please refer to the additional enclosure(s) for additional information.

For additional assistance, you may call: X-XXX-XXX-XXXX

NOTE: This form is to be used ONLY for the exchange of your securities. If you have additional questions or concerns regarding your account, such as a request for transfer or sale of your shares, please contact us at the number above or visit our website at http://www.equiserve.com/shs/forms/index_forms.htm to obtain the correct instructions and documentation for the desired transactions. If the registered owner listed on the form is unable to sign the Letter of Transmittal, please submit the appropriate legal documentation authorizing the heir or legal representative to sign in place of the shareholder, and have the form MEDALLION GUARANTEED. A Medallion Guarantee is a stamp which may be obtained at an institution such as a commercial bank, a trust company, a credit union, or a brokerage firm that participates in a Medallion program. A notary public seal is NOT acceptable, If you require additional information regarding the appropriate legal documentation, please contact us at the number above.

LETTER OF TRANSMITTAL FOR SHARES OF (INSERT COMPANY NAME) STOCK

YOU MUST RETURN THIS FORM WITH YOUR STOCK CERTIFICATES. DO NOT SIGN YOUR CERTIFICATES.

[Note: need to add provisions below to allow stockholders to specify electronic delivery of shares of Acquarius common stock and to allow for delivery in a different name, if requested by the stockholder.]

CERTIFICATE NUMBERS YOU HOLD:

1. Shares you hold as certificates:

_____________________________________

Signature of owner

_____________________________________

Signature of co-owner, if any

INSTRUCTIONS REGARDING THE EXCHANGE FORM

Shares you hold as certificates: This line shows the number of shares YOU are holding in certificate form.

Signature of owner(s): You must sign the EXCHANGE FORM. Please sign EXACTLY as your name appears on the front of the EXCHANGE FORM. All registered owners must sign the form. Do not sign your stock certificates.

Box A - I have lost my certificates: If you are unable to locate some or all of your stock certificates, please be sure to read Section A below regarding replacement fees. If you are still unable to locate the certificate(s), mark Box A on the front side of the form. Then mark the boxes corresponding to the missing certificate number(s), if shown.

SECTION A - Instructions Regarding Missing Certificates: This section shows the surety fee for the replacement of shares. (minimum fee for replacement of shares is $70.00). If some or all of your certificates have been lost, stolen, or destroyed, you must submit a check payable to EquiServe with your EXCHANGE FORM. Please complete Section A below.

SECTION A - INSTRUCTIONS REGARDING MISSING CERTIFICATES

By checking the lost certificates box and signing on the front of this form, I
(we) certify that (a) I (we) am (are) the lawful owner(s) of the shares described on the front of this form; (b) I (we) reside at the address set forth on the front of this form; (c) I (we) am (are) entitled to possession of the lost certificate(s) (the "Lost Securities"); (d) the Lost Securities have been lost, mislaid, stolen or destroyed and cannot now be produced; (e) the Lost Securities WERE NOT ENDORSED and neither the Lost Securities nor the Owner(s)' rights therein have, in whole or in part, been cashed, negotiated, sold, transferred, hypothecated, pledged, deposed of, and to my (our) knowledge, no claim of right, like or interest, adverse to the Owner, in or to the Lost Securities, has been make or advanced by any person; (f) I (we) have made or caused to be made a diligent search for the Lost Securities and have been unable to find or recover the Lost Securities; (g) I (we) make this Affidavit of Lost Securities For EquiServe Accounts for the purpose of inducing the issuance of new or replacement Securities ("Replacement Securities") (in book-entry form, unless unavailable through the issuer) in lieu of the said Lost Securities, or the distribution to the Owner(s) of proceeds (including liquidation) thereof;
(h) I (we) agree that this Lost Securities Affidavit for EquiServe Accounts may be delivered to and made part of this SAFECO Bond No. 5926165

[The Owner(s) hereby agree(s) in consideration of the issuance of (1) such replacement Securities in lieu of the Lost Securities, or of the distribution to the Owner of the proceeds therefrom, and (2) the assumption by SAFECO of liability therefor under the Safeco Blanker Bond, the OWNER, his/her/its heirs, successors and assigns agree to indemnify, protect and save harmless SAFECO, EquiServe Trust Company, N.A. and EquiServe, Inc. and the issuer, jointly and severally, and their respective agents, representatives, successors, and assigns from and against all losses, costs and damages to which they may be subject or liable arising out of or relating to the Lost Securities, the issuance of Replacement Securities, the Owner's requested action herein (or any other action arising out of or relating to the Replacement or Lost Securities), or SAFECO's assumption of liability under its blanket bond described above.

LOST CERTIFICATE BOND              X     $XXXXXX          =               + $50.00
processing fee  =
        ____________    _________________            ________                        _______________
PREMIUM CALCULATION:    Shares lost    Bond Premium per Share   Total Premium Due
Total Check Amount

                                       (MINIMUM $20.00)
(MINIMUM $70.00)

Multiply the number of shares lost by the SAFECO Bond premium noted above to calculate the premium you owe. If you have Lost Securities representing XX or fewer shares, there is a minimum premium of $20.00. The premium is only valid until XX/XX/XXXX. There is also a processing fee of $50.00. If you have Lost Securities valued at $50,000 or more, or if the Lost Securities are part of an estate or trust, please call EquiServe for additional instructions. PLEASE MAKE YOUR CHECK PAYABLE TO "EQUISERVE FOR THE TOTAL AMOUNT (TOTAL BOND PREMIUM PLUS PROCESSING FEE) AND ENCLOSE WITH THIS AFFIDAVIT. EquiServe will forward the Bond premium to SAFECO. We cannot complete your exchange without a Surety Bond. NOTE:
This premium is calculated based upon each lost share, not per each lost certificate.][Note: requiring a bond and an additional processing fee seems rather draconian in this context.]

                                                                       Exhibit D

                        INDEMNIFICATION ESCROW AGREEMENT

      This Indemnification Escrow Agreement is entered into as of ____________, 2005, by and among Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), Thomas Cole, as representative (the "Representative") of the equity holders of Speedera Networks, Inc., a Delaware corporation (the "Company"), and U.S. Bank National Association, Corporate Trust Services (the "Escrow Agent"). Capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).

      WHEREAS, the Buyer and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), the Company and the Representative have entered into an Agreement and Plan of Merger dated March 16, 2005 (the "Merger Agreement"), pursuant to which the Transitory Subsidiary will be merged (the "Merger") into the Company, which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer;

      WHEREAS, the Merger Agreement provides that an escrow account will be established to secure (i) the indemnification obligations of the Equity Holders set forth in Articles VI and VIII of the Merger Agreement to the Buyer and (ii) any adjustment to the amount of the Preliminary Base Purchase Price pursuant to
Section 1.12 of the Merger Agreement; and

      WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      Section 23. Consent of Equity Holders. The Equity Holders, by operation of the Merger Agreement, the Company Stockholders, by the approval of the Merger Agreement and acceptance of the Merger Consideration, the holders of Options and, if applicable, Warrants, by executing amendments to such Options and Warrants pursuant to Section 1.11(e) of the Merger Agreement, the Principal Stockholders, by their execution of the Stockholder Agreement, and the Management Participants, by their execution of the Management Participant Agreement, shall each be deemed to have consented to: (a) the establishment of this escrow to secure (i) the Equity Holders' indemnification obligations pursuant to Articles VI and VIII of the Merger Agreement and (ii) any adjustment of the Preliminary Base Purchase Price pursuant to Section 1.12 of the Merger Agreement in the manner set forth herein, (b) the appointment of the Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Equity Holder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement, and (c) all of the other terms, conditions and limitations in this Agreement.

      Section 24. Escrow and Indemnification.

            (a)   Escrow of Shares.

                  (i) Initial Deposit. Simultaneously with the execution of this Agreement, the Buyer shall deposit with the Escrow Agent a certificate, issued in the name of the Escrow Agent or its nominee, for [___] Closing Buyer Common Shares, as determined pursuant to Sections 1.5(d)(i)(A) and 1.6(b)(i) of the Merger Agreement, to be held in trust for the Company Stockholders and the Management Participants. The Escrow Agent hereby acknowledges receipt of such certificate.

                  (ii) Supplemental Deposits. The Buyer may from time to time deposit with the Escrow Agent additional Buyer Common Shares as follows:

                        (A) On the date specified in Section 1.12(f) of the Merger Agreement, if the Closing Net Asset Value Adjustment is greater than the Preliminary Net Asset Value, a certificate, issued in the name of the Escrow Agent or its nominee, for the number of Adjusted Buyer Common Shares specified in Sections 1.5(d)(ii)(A) (with respect to the Company Stockholders), 1.6(b)(ii)(A) (with respect to the Management Participants) and 1.11(f)(iii)(A) (with respect to the holders of Exercised Shares as of the Asset Value Adjustment Date) of the Merger Agreement, to be held in trust for the applicable Equity Holders.

                        (B) Upon the exercise of an Assumed Convertible Security after the date hereof but before the date 18 months after the date hereof (the "Initial Distribution Date"), a certificate, issued in the name of the Escrow Agent or its nominee, for the number of Buyer Common Shares as determined pursuant to Section 1.11(f)(i)(A) of the Merger Agreement, to be held in trust for the holder of such exercised Assumed Convertible Security.

                        (C) On the Initial Distribution Date, a certificate, issued in the name of the Escrow Agent or its nominee, for the number of Option Adjusted Buyer Common Shares as determined pursuant to Sections 1.5(d)(iii)(A) (with respect to the Company Stockholders), 1.6(b)(iii)(A) (with respect to the Management Participants) and 1.11(f)(v)(A) (with respect to the holders of Exercised Shares as of the Initial Distribution Date) of the Merger Agreement, to be held in trust for the applicable Equity Holders.

                        (D) At any time after the Initial Distribution Date, the Buyer may from time to time, upon the exercise of an Assumed Convertible Security, deposit with the Escrow Agent a certificate, issued in the name of the Escrow Agent or its nominee, for the number of additional Buyer Common Shares acquired in the exercise of such Assumed Convertible Security as determined pursuant to Section 1.11(f)(vi) of the Merger Agreement, to be held in trust for the holder of such exercised Assumed Convertible Security; and

                        (E) The Buyer may from time to time deposit with the Escrow Agent certificates, issued in the name of the Escrow Agent or its nominee, for additional Buyer Common Shares as a result of the withdrawal of dissenters' rights and the agreement to accept the Merger Consideration by holders of Dissenting Shares pursuant to Section 1.7(a) of the Merger Agreement, to be held in trust for the holders of such Dissenting Shares.

                  (iii) Indemnification Escrow Shares. The Buyer Common Shares deposited pursuant to this Section 2(a) shall be referred to herein as "Indemnification Escrow Shares". The Indemnification Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Indemnification Escrow Shares and to hold the Indemnification Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

            (b) Security and Indemnification. Section 1.13(a) of the Merger Agreement provides that the Indemnification Escrow Shares shall be used to secure (i) the Equity Holders' indemnification obligations pursuant to Articles VI and VIII of the Merger Agreement and (ii) any adjustment to the amount of the Preliminary Base Purchase Price pursuant to Section 1.12 of the Merger Agreement.

            (c) Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Indemnification Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Indemnification Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Indemnification Escrow Shares shall promptly be distributed by the Escrow Agent to the Equity Holders in accordance with Section 3(c).

            (d) Voting of Shares. The Representative shall have the right, in his, her or its sole discretion, on behalf of the Equity Holders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Indemnification Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Indemnification Escrow Shares. The Representative shall have no obligation to solicit consents or proxies from the Equity Holders for purposes of any such vote.

            (e) Transferability. The respective interests of the Equity Holders in the Indemnification Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

      Section 25. Administration of Escrow Account.

            (a) Distribution by Escrow Agent. The Escrow Agent shall distribute the Indemnification Escrow Shares only in accordance with (i) a written instrument delivered, pursuant to Section 6.2(c) of the Merger Agreement or otherwise, to the Escrow Agent that is executed by both the Buyer and the Representative and that instructs the Escrow Agent as to the distribution of some or all of the Indemnification Escrow Shares, (ii) a determination of an arbitrator pursuant to Section 6.2(e) of the Merger Agreement, a copy of which is delivered to the Escrow Agent by either the Buyer or the Representative, that instructs the Escrow Agent as to the distribution of some or all of the Indemnification Escrow Shares, or (iii) the provisions of Section 3(b) hereof.

            (b)   Distributions of Escrow Shares.

                  (i) Initial Distribution. Within five business days after the Initial Distribution Date, the Escrow Agent shall distribute, subject to paragraph (iii) below, (A) to the Buyer, Indemnification Escrow Shares having a Value (as defined in Section 5 below) equal to the sum of (x) any Closing Net Asset Value Adjustment pursuant to Section 1.12(f)(i) of the Merger Agreement, to the extent the Net Asset Value on the Closing Balance Sheet is less than the Preliminary Net Asset Value, plus (y) the sum of (1) the aggregate Claimed Amount or Agreed Amount agreed to by the Representative and set forth in a Response delivered to the Escrow Agent on or prior to the Initial Distribution Date in respect of any Damages incurred by the Buyer after the Closing Date and for which the Buyer is entitled to indemnification pursuant to Article VI or VIII of the Merger Agreement ("Undisputed Damages") plus (2) the aggregate amount of Damages set forth in the determination of an arbitrator pursuant to
Section 6.2(e) of the Merger Agreement ("Arbitrator-Determined Damages"), a copy of which determination is delivered to the Escrow Agent on or prior to the Initial Distribution Date and (B) after any distribution to the Buyer pursuant to the foregoing clause (A), to the Equity Holders all Indemnification Escrow Shares held in escrow in excess of an amount equal to 5% of the Merger Consideration, if any (any such excess, as it may be adjusted pursuant to the next sentence hereof, being the "Initial Distribution Amount"). Notwithstanding the foregoing, if the Buyer has delivered, on or prior to the Initial Distribution Date, to the Escrow Agent a copy of a Claim Notice and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall reduce any proposed distribution pursuant to clause (B) above by a number of Indemnification Escrow Shares as have a Value (as defined in Section 5 below) equal to 150% of (i) the Claimed Amount covered by such Claim Notice or (ii) the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Indemnification Escrow Shares so retained in escrow with respect to such unresolved claims shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.

                  (ii) Final Distribution. The Indemnification Escrow Shares that shall remain after the Initial Distribution Date shall continue to be held by the Escrow Agent until the date 30 months after the date hereof (the "Final Distribution Date") as security for any continuing indemnification obligations of the Equity Holders set forth in Article VI or VIII of the Merger Agreement. Within five business days after the Final Distribution Date, the Escrow Agent shall distribute, subject to paragraph (iii) below, after any distribution made after the Initial Distribution Date, to the Buyer of Indemnification Escrow Shares having an aggregate Value (as defined in Section 5 below) equal to (1) Undisputed Damages set forth in a Response delivered to the Escrow Agent after the Initial Distribution Date and on or prior to the Final Distribution Date plus (2) Arbitrator-Determined Damages, a copy of which determination is delivered to the Escrow Agent after the Initial Determination Date and on or prior to the Final Distribution Date, to the Equity Holders all Indemnification Escrow Shares held in escrow (as such amount may be adjusted pursuant to the next sentence hereof, the "Final Distribution Amount"). Notwithstanding the foregoing, if the Buyer has delivered, on or prior to the Final Distribution Date, to the Escrow Agent a copy of a Claim Notice and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Final Distribution Date such number of Indemnification Escrow Shares from the Final Distribution Amount as have a Value (as defined in Section 5 below) equal to 150% of (i) the Claimed Amount covered by such Claim Notice or (ii) the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Indemnification Escrow Shares so retained in escrow with respect to such unresolved claims shall be distributed only in accordance with the terms of clauses (i) or (ii) of
Section 3(a) hereof.

                  (iii) Reductions for Assumed Convertible Security Forfeitures. In the event that, at the time that the Escrow Agent is to release any amounts of Indemnification Escrow Shares to the Buyer pursuant to this Section 3, holders of Assumed Convertible Securities would be required to forfeit an unexercised portion of any Escrow Assumed Convertible Securities pursuant to the terms of Section 1.11(f)(vi) of the Merger Agreement, the amounts of Indemnification Escrow Shares and cash or other property to be distributed to the Buyer pursuant to this Section 3 shall be reduced by the amount of such forfeiture, in accordance with the joint written instructions of the Buyer and the Representative.

                  (iv) Reductions for Representative Fees. The Equity Holders, by operation of the Merger Agreement, the Company Stockholders, by the approval of the Merger Agreement and acceptance of the Merger Consideration, the holders of Options and, if applicable, Warrants, by executing amendments to such Options and Warrants pursuant to Section 1.11(e) of the Merger Agreement, the Principal Stockholders, by their execution of the Stockholder Agreement, and the Management Participants, by their execution of the Management Participant Agreement, shall each be deemed to agree and authorize the Escrow Agent to withhold such number of Indemnification Escrow Shares otherwise payable to the Equity Holders on the Initial Distribution Date or the Final Distribution Date that have a Value (as defined in Section 5 below) equal to the Representative Fees.

            (c) Method of Distribution. Any distribution of all or a portion of the Indemnification Escrow Shares (or cash or other property pursuant to Section 2(c) hereof) to Equity Holders shall be made by delivery of stock certificates issued in the name of such Equity Holders (or, in the case of cash or other property, in an amount) covering such percentage of the Indemnification Escrow Shares (or cash or other property) being distributed as is calculated in accordance with the percentages set forth opposite such holders' respective names on Attachment A hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Indemnification Escrow Shares (or cash or other property) otherwise distributable to an Equity Holder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company; and provided further that such Attachment A shall be appropriately revised by the Buyer to take into account additional deposits of Indemnification Escrow Shares with the Escrow Agent pursuant to Section 2(a) hereof. Any such withheld shares shall be delivered to the Buyer promptly after the next to occur of the Initial Distribution Date or the Final Distribution Date, and shall be delivered by the Buyer to the Exchange Agent to be delivered to the Equity Holders to whom such shares would have otherwise been distributed upon surrender of their Company stock certificates. Distributions to the Equity Holders shall be made by delivery of stock certificates to the Exchange Agent to be mailed to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Indemnification Escrow Shares shall be distributed to Equity Holders pursuant to this Agreement. Instead, the number of shares that each Equity Holder shall receive shall be rounded up or down to the nearest whole number (provided that the Representative shall have the authority to effect such rounding in such a manner that the total number of whole Indemnification Escrow Shares to be distributed equals the number of Indemnification Escrow Shares then being distributed).

      Section 26. Contribution by Holders of Convertible Securities. Pursuant to
Section 1.11(f)(vi) of the Merger Agreement, Assumed Convertible Securities shall be amended to reduce the number of Buyer Common Shares subject to the unexercised portion of any Assumed Convertible Security by such Assumed Convertible Security's percentage share of any Damages subject to indemnification.

      Section 27. Valuation of Indemnification Escrow Shares. For purposes of this Agreement, the "Value" of any Indemnification Escrow Shares shall be fixed at a value of $12.50 per Indemnification Escrow Share (as such figure may be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Shares between the date hereof and the Effective Time).

      Section 28. Fees and Expenses of Escrow Agent. The Buyer shall (a) pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for its reasonable expenses (including reasonable attorney's fees and expenses) incurred in connection with the performance of its duties under this Agreement.

      Section 29. Limitation of Escrow Agent's Liability.

            (a) Limitation on Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

            (b) Indemnification. The Buyer agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder.

      Section 30. Representative.

            (a) Authority. The Equity Holders, by operation of the Merger Agreement, the Company Stockholders, by the approval of the Merger Agreement and acceptance of the Merger Consideration, the holders of Options and, if applicable, Warrants, by executing amendments to such Options and Warrants pursuant to Section 1.11(e) of the Merger Agreement, the Principal Stockholders, by their execution of the Stockholder Agreement, and the Management Participants, by their execution of the Management Participant Agreement, shall each be deemed to have authorized the Representative (i) to make all decisions relating to the distribution of Indemnification Escrow Shares pursuant to
Section 3 of this Agreement, (ii) to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Indemnification Escrow Shares pursuant to the terms and conditions set forth in Section 2(d) of this Agreement, (iii) to give and receive all notices required to be given under this Agreement, and (iv) to take any and all additional action as is contemplated or permitted by this Agreement to be taken by or on behalf of the Equity Holders.

            (b) Reliance by Escrow Agent. The Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Net Asset Value and the Adjusted Base Purchase Price, the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VI or Article VIII of the Merger Agreement or any other actions required or contemplated or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Escrow Agent for any action taken by the Escrow Agent in reliance upon the instructions or decisions of the Representative.

            (c) Successor Representatives. In the event that a successor Representative is appointed by the Equity Holders pursuant to Section 1.14(d) of the Merger Agreement, such successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term "Representative" as used herein shall be deemed to include successor Representative.

      Section 31. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Indemnification Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 7 and 8 shall survive such termination.

      Section 32. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Indemnification Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Indemnification Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this
Section 10 prior to the
date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

      Section 33. General.

            (a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

            (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

            (c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

            (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer:                         With a copy to:

Akamai Technologies, Inc.             Wilmer Cutler Pickering Hale and Dorr LLP
8 Cambridge Center                    60 State Street
Cambridge, MA 02142                   Boston, MA 02109
Attn: Melanie Haratunian,             Attn: Susan W. Murley
      Vice President and
      General Counsel                 Telecopy: (617) 526-5000
Telecopy: (617) 444-3001              Telephone: (617) 526-6000
Telephone: (617) 444-3000

To the Representative:                With copies to:

Thomas Cole                           Cooley Godward LLP
as the Representative of the
 Equity Holders                       Five Palo Alto Square
Trinity Ventures                      3000 El Camino Real
3000 Sand Hill Road                   Palo Alto, CA 94306-2155
Building 4, Suite 160                 Attention: Eric C. Jensen, Esq.
Menlo Park, CA 94025                  Telecopy:  (650) 745-3929

Telecopy: (650-854-9501               Telephone: (650) 843-5049
Telephone: (650) 854-9500

                                      Fenwick & West LLP
                                      Embarcadero Center West
                                      275 Battery Street
                                      San Francisco, CA 94111
                                      Attn: Robert B. Dellenbach
                                      Telecopy: (415) 281-1350
                                      Telephone: (415) 875-2300
To the Escrow Agent:

U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT  06103
Attention: Arthur Blakeslee
Re: [insert name of escrow agreement]
Telephone # (860) 241-6859

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

            (g) Amendments and Waivers. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Representative. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (h) Submission to Jurisdiction. Each Party (i) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in
Section 10(e), provided that nothing in this Section 10(h) shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                       BUYER:

                                       AKAMAI TECHNOLOGIES, INC.

                                       By: ____________________________________

                                       Title: _________________________________

                                       COMPANY:

                                       SPEEDERA NETWORKS, INC.

                                       By: ____________________________________

                                       Title: _________________________________

                                       ESCROW AGENT:

                                       U.S. BANK NATIONAL ASSOCIATION,
                                       CORPORATE TRUST SERVICES

                                       By: ____________________________________

                                       Name: __________________________________

                                       Title: _________________________________

                                       REPRESENTATIVE:

                                       THOMAS COLE

                                       By: ____________________________________

                                       Title: _________________________________

                                                                       EXHIBIT E

               CONTINGENT SETTLEMENT AGREEMENT AND PARTIAL RELEASE

      THIS CONTINGENT SETTLEMENT AGREEMENT AND PARTIAL RELEASE ("Agreement") is entered into on March 16, 2005 (the "Execution Date"), by and among Akamai Technologies, Inc., Ajit Gupta ("Gupta"), and Richard Day ("Day")(individually a "Party" and collectively, the "Parties").

                                    RECITALS

      WHEREAS, disputes have arisen among the Parties, which in part are the subject of litigation titled Akamai Technologies, Inc. v. Speedera Networks, Inc. et al., Case No. CV 809217, in the Superior Court for the State of California, County of Santa Clara (the "Lawsuit"); and

      WHEREAS, Akamai Technologies, Inc. has entered into an Agreement and Plan of Merger dated March 16, 2005 (the "Merger Agreement") with Speedera Networks, Inc. ("Speedera") pursuant to which Akamai has agreed to acquire Speedera as described therein (the "Transaction"); and

      WHEREAS, as between them only, and contingent upon the Closing as described below, the Parties desire to resolve amicably all of the issues arising out of or related to the Lawsuit according to the terms and conditions set forth below.

      THEREFORE, the terms and conditions set forth below, and other good and valuable consideration that have been received, the Parties agree as follows:

1. STAY AND DISMISSAL OF LAWSUIT. Upon execution of the Merger Agreement, all activities as between the parties in the prosecution and/or defense of the Lawsuit shall be immediately suspended and the Parties shall cause their counsel to prepare and file, within two (2) business days following the Effective Date, a joint motion to indefinitely stay the Lawsuit. The motion shall identify the Merger Agreement, shall make a formal request for an Order vacating all currently scheduled dates, including but not limited to (a) the remaining dates related to the briefing and hearing on all pending discovery motions and Akamai's motion for summary adjudication, (b) all other pretrial dates, and (c) the April 18, 2005 trial date, and shall further require the parties to notify the Court upon either (i) any Termination of the Merger Agreement pursuant to Article 10, or (ii) any Closing of the Transaction pursuant to Article 1 of the Merger Agreement. The joint motion shall also request that any such stay be automatically lifted, five (5) business days after notice to the Court of any Termination of the Merger Agreement pursuant to Article 10 thereof. If the stay is lifted, the parties will request a new trial setting conference as soon as reasonably practicable, at which time the Court will set a new schedule for trial and pre-trial dates. The parties agree not to seek a trial date fewer than one hundred twenty (120) days after the date the stay is lifted. Upon the Closing, Akamai shall prepare and cause to be filed a stipulation terminating the Lawsuit with a dismissal with prejudice as to each of Gupta and Day, and counsel for Gupta and Day will execute such stipulation.

      2. RELEASE OF CLAIMS BY AKAMAI. Effective as of the Closing Date (as defined in the Merger Agreement), and except for (i) any dispute or breach relating to or arising out of this Agreement and, (ii) any dispute or breach relating to or arising out of the Merger Agreement, Akamai hereby releases and discharges each of Gupta and Day, as individuals, from any and all claims, demands, or suits, known or unknown, fixed or contingent, liquidated or unliquidated, including but not limited to any restitution in any civil or criminal proceeding, whether or not asserted in the Lawsuit, as of the Execution

Date, arising from or related to any act or occurrence prior to the Execution Date (the "Akamai Released Claims"). For the avoidance of doubt, nothing in this Agreement shall be deemed to release Speedera with respect to any claim, suit or cause of action. With respect to the Akamai Released Claims, which shall only become effective upon any Closing, the Parties intend the release and discharge to remain in effect as a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims existing before the Execution Date. It is expressly understood and agreed that this Agreement is intended to and does cover not only all known facts or claims but also any facts or claims existing before the Execution Date, not now known or anticipated, and that may later be discovered. Akamai acknowledges its awareness of California Civil Code Section 1542 which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him, must have materially affected his settlement with the debtor." With respect to the Akamai Released Claims only, Akamai intends to waive its rights under that section and any statute, rule, and legal doctrine similar to California Civil Code Section 1542 for all matters released in this Agreement.

3. RELEASE OF ALL CLAIMS BY GUPTA AND DAY. Effective as of the Closing Date Date, and except for (i) any dispute or breach relating to or arising out of this Agreement and (ii) any dispute or breach relating to or arising out of the Merger Agreement, each of Gupta and Day hereby release and discharge Akamai only and no third party (including Speedera) from any and all claims, demands, or suits, known or unknown, fixed or contingent, liquidated or unliquidated, whether or not asserted in the Lawsuit, as of the Execution Date, arising from or related to any act or occurrence prior to the Execution Date (the "Gupta/Day Released Claims"). For the avoidance of doubt, nothing in this Agreement shall be deemed a release by Speedera with respect to any claim, suit or cause of action, nor shall anything herein be deemed a release by Gupta or Day of any claim they may have against Speedera or any claim preserved by Section 1 of the Management Participation Agreement (as defined in the Merger Agreement). With respect to the Gupta/Day Released Claims, which shall only become effective upon any Closing, the Parties intend the release and discharge to remain in effect as a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims existing before the Execution Date. It is expressly understood and agreed that this Agreement is intended to and does cover not only all known facts or claims but also any facts or claims existing before the Execution Date, not now known or anticipated, and that may later be discovered. Ajit Gupta and Richard Day each acknowledge his awareness of California Civil Code Section 1542 which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him, must have materially affected his settlement with the debtor." As to the Gupta/Day Released Claims, Gupta and Day each intend to waive its rights under that section and any statute, rule, and legal doctrine similar to California Civil Code Section 1542 for all matters released in this Agreement.

4. DISCLAIMER OF LIABILITY. With respect to the subject matter hereof, the Parties acknowledge and agree that this Agreement is a compromise and settlement of disputed claims and in no way constitutes an admission of any liability or wrongdoing by any Party of any fault whatsoever or of any liability in connection with any matter or thing. This Agreement and the release set forth above shall be subject to California Rule of Evidence 1152, and to Federal Rule of Evidence 408, until the Closing Date as defined in the Merger Agreement.

5. RELEASE IS EXECUTED VOLUNTARILY. This Agreement is executed voluntarily by each of the Parties without any duress or undue influence on the part, or on behalf of, any of them. Each of the Parties represents and warrants to the others that it has read and fully understands the provisions of this Agreement and has relied on the independent advice and representations of counsel of their own choosing.

6. AUTHORITY. Each of the Parties represents and warrants to the others that it has the authority to enter into this Agreement.

7. JOINT DRAFTING OF RELEASE. Each of the Parties has had the opportunity to participate in the drafting and preparation of the final language of this Agreement and has been advised, or has had the opportunity to be advised, by their attorneys, regarding the terms, effects, and consequences of this Agreement. Accordingly, in any construction to be made of this Agreement, this Agreement shall not be construed as having been drafted solely by or on behalf of any one or more of each of the Parties. The Agreement shall be construed neutrally and not applied in favor of or against any particular Party.

8. EXECUTION OF DOCUMENTS. Each Party to this Agreement will execute and deliver to the other Party all documents and do such further acts as may be reasonably requested as necessary to accomplish the purpose of this Agreement.

9. AMENDMENTS. This Agreement may be amended only by an agreement in writing signed by each of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Parties to be bound, and then only for the specific purpose, extent, and instance so provided. Failure by any one of the Parties to enforce any rights under this Agreement shall not be construed as a waiver of such rights. Failure by any one of the Parties to complain of any act or failure to act of another Party or to declare another party in default or otherwise enforce any rights under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights.

10. NO ASSIGNMENT OF CLAIMS. Each Party hereby represents and warrants to the others that no claim that any Party has or may have against any other and which claim is covered by this Agreement has been assigned or transferred, and agrees to indemnify and hold the other harmless from and against any liabilities, claims, demands, damages, costs, expenses, and attorney fees incurred as a result of any person or entity asserting any such assignment or transfer.

11. HEADINGS. Section and paragraph headings contained in this Agreement are for convenience and shall not be considered for any purpose in construing this Agreement.

12. SUCCESSORS AND ASSIGNS. This Agreement is personal to the Parties. With respect to each of Gupta and Day, this Agreement is for their personal benefit only and may not be relied upon or asserted by Speedera or any other entity for any reason whatsoever. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, and trustees. For the avoidance of doubt, neither Speedera nor any other entity is a third party beneficiary of this Agreement.

13. INTEGRATION AND MUTUAL REPRESENTATIONS. This document, including the attached exhibits, constitutes the entire agreement and understanding between the Parties concerning the settlement and dismissal of the Lawsuit and shall supersede all communications, oral or written, between or among the Parties on or before the date of this Agreement relating to its subject matter or terms. This is a fully integrated agreement.

14. EFFECTIVE DATE. This Agreement is effective on the date that the Agreement has been executed by all the Parties. It is understood, however, that this Agreement may be executed in counterparts, each of which shall be deemed an original, but which, when taken together, shall constitute one and the same Agreement.

15. ADMISSIBILITY. This Agreement is admissible in court only to support any motion or other action to enforce this Agreement, or any other Agreements between the Parties.

16. CONFIDENTIALITY. The terms of this Agreement shall be treated as confidential by the Parties and shall not be disclosed to any third party (other than to the extent required by law or regulation or government officials related to any potential regulatory oversight or criminal investigation) absent the written consent of the other Parties. Auditors, attorneys, accountants and consultants retained by the Parties in the course of business, and others with a need to know, may have access to the terms of this Agreement, conditioned on their agreement to keep the terms of this Agreement that are disclosed to them confidential. Upon the Closing Date (as defined in the Merger Agreement) , the Stipulated Protective Order entered in the Lawsuit will remain in effect pursuant to its terms, and each Parties' documents subject to such Order obtained by another Party will be treated in accordance with the terms of the Stipulated Protective Order. The Parties agree that either may seek equitable relief, whether in the form of injunctive relief, specific performance, or otherwise, either separately or in conjunction with money damages, to preserve the confidentiality of this Agreement.

17. GOVERNING LAW. This Agreement is made and entered into in the State of California and shall be interpreted, applied and enforced under and pursuant to the laws of the State of California, without regard to any conflicts of laws principles.

      IN WITNESS WHEREOF, this Agreement has been executed by the undersigned.

Dated: ___, 2005                                    Akamai Technologies, Inc.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

Dated: ___, 2005                                    Ajit Gupta

                                            By: ________________________________

Dated: ___, 2005                                    Richard Day

                                            By: ________________________________

                                    EXHIBIT F

                                 _____ ___, 2005

Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, MA 02142

Ladies and Gentlemen:

      We have acted as counsel to Speedera Networks, Inc., a Delaware corporation (the "Company") in connection with the merger of Aquarius Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Akamai Technologies, Inc., a Delaware corporation ("Parent"), with and into the Company, in a reverse triangular merger pursuant to the Agreement and Plan of Merger, dated as of March 16, 2005 by and among Parent, Merger Sub, the Company, and Thomas Cole, the Representative of the Equity Holders (each as defined therein) (the "Plan of Merger"). This opinion is furnished to you pursuant to Section 5.1(n) of the Plan of Merger. Unless otherwise indicated in this letter that includes Attachment A hereto, all capitalized terms used herein have the meanings given to those terms in the Plan of Merger.

      In order to render this opinion we have examined such questions of law as we deem advisable under the circumstances. As to questions of fact, we have relied solely upon our examination of the documents described on Attachment A (the "Reviewed Documents") and our actual knowledge. We have not examined any document other than those described on Attachment A or made any other independent factual investigation. Except as described on Attachment A, we have not caused the search of any docket of any court, tribunal, agency or similar authority or any other record of any governmental agency or third party.

      In our examination of the Reviewed Documents for purposes of rendering this opinion, we have relied upon and assumed, and express no opinion as to, the current accuracy and completeness of (a) the information obtained from public officials and records and reports of professional filing service companies included in the Reviewed Documents referred to on Attachment A, (b) the representations and warranties of the Company as set forth in the Plan of Merger and the Closing Documents, and (c) the representations and warranties made by representatives of the Company to us, including without limitation, those set forth in the Management Certificate. We have also assumed that all the representations and warranties made by Parent, Merger Sub, the Company, the Representative, the Principal Stockholders and the Management Participants in, or pursuant to, any Transactional Agreements and Closing

Documents to which Parent, Merger Sub, the Company, the Representative, any Principal Stockholder or any Management Participant is a party, are true and complete in all material respects. However, the representations and warranties of the Company upon which we have relied are limited to factual matters when those representations and warranties cover the same subject matter as any of the opinions rendered herein. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any other factual matters other than those described above.

      In our examination of the Reviewed Documents and in rendering this opinion, we have relied upon and assumed, and express no opinion as to, (a) the genuineness of all signatures on original documents, (b) the authenticity and completeness of all documents submitted to us as originals, (c) the conformity to originals and completeness of all documents submitted to us as copies, (d) the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, (e) the legal competence or capacity of all persons or entities executing the same (other than the Company with respect to the Company's competence or capacity to enter into and perform the Plan of Merger, the Transactional Agreements and Closing Documents), and (f) (except with respect to due authorization, execution and delivery of the Transactional Agreements by the Company) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

      For the purposes of this opinion, we are assuming that: (a) each party to the Plan of Merger, other than the Company, has all requisite power and authority, and has taken any and all corporate or other action necessary, for the due authorization by such party to execute, deliver and perform by such person of all such party's obligations thereunder; (b) each party to the Plan of Merger, other than the Company, has fully performed all the obligations that such person is to perform at or before the Effective Time; (c) all the representations and warranties made by each party to the Plan of Merger, other than the Company, in, or pursuant to, the Plan of Merger are true and complete in all material respects; and (d) the Transactional Agreements are duly enforceable in accordance with their respective terms against, and constitute the legal, valid and binding obligations of each party to the Plan of Merger, other than the Company.

      As used in this opinion, the phrases "our actual knowledge," "to our knowledge," "we are not aware," "known to us" or words of similar import refer only to the actual knowledge of the attorneys currently in this firm who have regularly rendered legal services to the Company or otherwise rendered substantive attention to the transactions contemplated by the Plan of Merger. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

      Where statements in this opinion regarding an effect on, or matters relating to the Company, are qualified by the term "material" or as having or not having a "Company Material Adverse Effect" on the Company, those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company's business, assets or financial condition, taken as a whole, which are entirely those of the Company and its officers, after having been advised by us as to the legal effect and consequences of such matters.

      We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to the Parent and Merger Sub by the Company concerning the business or affairs of the Company or any other information of a factual nature furnished to the Parent and Merger Sub by the Company or any of their respective agents or representatives.

      In rendering the opinion expressed in paragraph 1 below, regarding the good standing and valid existence of the Company, we have relied solely on the certification of the Company's good standing set forth in the Certificates of Good Standing described in Attachment A.

      As to the enforceability of the Plan of Merger and each of the other documents referred to in paragraph 3 below (collectively, the "Agreements") and to the lack of conflicts with Material Contracts specified in paragraph 4 below or violation of any order, writ, injunction, decree, statute, rule or regulation as set forth in paragraph 4 below, this opinion is qualified by, and we render no opinion with respect to, the effect of the following:

            (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;

            (b) general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute;

            (c) Section 1670.5 of the California Civil Code or any other California or United States federal law or provision of the Delaware General Corporation Law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

            Section 34. (d) any provision of any Agreement purporting to (i) exclude conflict of law principles under any law or (ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy;

            Section 35. (e) judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Agreements;

            Section 36. (f) any United States federal or other antitrust laws, statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or other laws relating to collusive or unfair trade practices or designed to promote competition in any jurisdiction;

            (g) the tax or accounting consequences of the Merger and of any transaction contemplated in connection therewith under applicable tax laws and regulations and under applicable accounting rules, regulations, releases, statements, interpretations or technical bulletins;

            Section 37. (h) applicable antifraud statutes, rules or regulations of United States federal or applicable state laws concerning the issuance or sale of securities, including, without limitation, (i) the accuracy and completeness of the information provided by the Company to the Purchasers in connection with the offer and sale of the Shares, and (ii) the accuracy or fairness of the past, present or future fair market value of any securities;

            (i) the effect any breach of the fiduciary duties of the members of the Company's Board of Directors, officers or principal stockholders would have on the enforceability, authorization and performance of any Agreement;

            (j) any provision of any Agreement purporting to waive rights to trial by jury, service of process or objections to the laying of venue or forum in connection with any litigation arising out of or pertaining to the Agreements;

            (k) public policy limitations on the right to indemnification or public policy limitations on the enforceability of the indemnification provisions of Article VI and Article VIII of the Plan of Merger; and

            Section 38. (l) any provisions in the Agreements concerning the voting of the Company's capital stock or any drag-along provision, including without limitation those provisions set forth in Section 4.3(e) of the Plan of Merger, due to (i) the application of equitable principles in connection with any remedy sought to enforce such provisions, irrespective of whether the remedies sought are legal or equitable in nature, (ii) the application of general legal principles requiring that waivers of rights be knowing and intelligent, and with knowledge of consequences of the waiver, and (iii) conflict with the provisions of the Delaware General Corporation Law that set forth the requirements to take valid stockholder action and indicate the effect thereof.

      With respect to our opinions in paragraph 4 below, we render no opinion as to the effect of SQL Solutions, Inc. v. Oracle Corporation, 1991 U.S. Dist. LEXIS 21097 (N.D. Cal. 1991) on the assignability of contracts, nor with respect to any contract of the Company that (a) either (i) contains a provision granting rights that are by their express terms nonassignable or nontransferable, or (ii) contains a provision prohibiting or restricting the assignment or transfer of such agreement or rights or obligations thereunder without the prior consent of the other party to such agreement, but (b) does not specify whether a merger, transfer by operation of law, change of control or sale of substantially all assets constitutes such an assignment or transfer.

      With respect to our opinion in paragraph 4 below as to required notices and filings, our opinion excludes, and we render no opinion with respect to notice and filing requirements in, any jurisdiction other than the federal courts and agencies of the United States, the State of California or that might be required under the Delaware General Corporation Law.

      In rendering the opinions set forth in paragraphs 5 and 6 below relating to the capitalization of the Company, we have relied without further investigation on (a) the Certificate of Incorporation, (b) the Minute Book Contents containing the Bylaws and meetings and written actions of the incorporator(s), Board of Directors and stockholders of the Company, (c) the Stockholder List and (d) statements in the Management Certificate relating to the Company's capitalization (collectively, the "Capitalization Records"). The Company has represented to us that the Capitalization Records accurately describe all of the issuances of shares of the Company's capital stock and of any options, warrants or other rights to purchase such capital stock. Although we have no knowledge that the information as to the number and type of issued and outstanding securities of the Company in paragraphs 5 and 6 is incorrect, we are not in a position to verify its accuracy or completeness. Accordingly, our opinion on the number and type of issued and outstanding securities means that, based upon the examination referred to above, the Capitalization Records are not inconsistent with the information as to the number and type of outstanding stock, options, warrants, conversion privileges or other rights that is set forth in paragraphs 5 and 6.

      We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the State of California, the existing Delaware General Corporation Law (as set forth in standard statutory compilations and without reference to case law or secondary sources) and the existing federal laws of the United States of America.

      With respect to the Plan of Merger, we express no opinion as to whether the laws of any particular jurisdiction apply to the Plan of Merger, and whether the laws of any jurisdiction other than those identified above are applicable to the subject matter thereof, regardless of any choice of law provision that names another jurisdiction's law as the governing law. Our opinions assume, with your permission and without expression of any opinion thereon, that the internal laws of the State of California as applied to contracts made between California residents present in California when such a contract was entered into (without regard to laws regarding choice of law or conflict of laws) exclusively apply to and govern the Plan of Merger, regardless of the respective choice of law provisions thereof. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. Our opinion is limited to such California State and United States federal orders, writs, injunctions, decrees, statutes, rules or regulations and provisions of the Delaware General Corporation Law as in our experience are of general application to transactions of the sort provided for in the Plan of Merger.

      To the extent that any of the Material Contracts are governed by the laws of any jurisdiction other than the State of California, the United States federal law or the Delaware General Corporation Law as described above, our opinion relating to those documents is based solely upon the apparent meaning of the language, without regard to interpretation or construction that might be indicated by the laws governing those agreements.

      In accordance with Section 95 of the American Law Institute's Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with the customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Plan of Merger.

      Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained or referred to herein and except as may be otherwise set forth or disclosed in the Plan of Merger and the exhibits and attachments thereto, including but not limited to the Company's Disclosure Schedule, the following are our opinions as of immediately prior to the Effective Time.

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each of the states of California, _______ and _______.

      2. The Company has the requisite corporate power and corporate authority to conduct the business in which, to our knowledge, it is currently engaged, to execute and deliver the Transaction Documents and to perform its obligations thereunder.

      3. The execution and delivery by the Company of the Plan of Merger and the performance by the Company of the Transaction Documents and the consummation by the Company of the transactions provided for therein have been duly and validly authorized by all necessary corporate action on the part of the Company's Board of Directors and stockholders. The Plan of Merger has been duly and validly executed and delivered by the Company to the parties thereto and constitutes a valid and binding obligation of the Company, enforceable against the Company by you in accordance with the terms of the Plan of Merger.

      4. Neither the execution and delivery by the Company of the Plan of Merger nor the consummation by the Company of the transactions provided for therein (a) conflicts with or violates any provision of the Certificate of Incorporation or Bylaws, (b) requires on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any United States federal or California State Governmental Entity, or pursuant to the DGCL to any entity administering such laws, which has not been filed or obtained, (c) results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of obligations under, creates in any party the right to accelerate, terminate, modify or cancel, or requires any notice, consent or waiver under, any of the Listed Contracts that have not been obtained, made or waived, or (e) violates any United States federal or California State law, statute, rule or regulation applicable to the Company or any of its properties or assets or any order, writ, injunction or decree known to us specifically naming the Company or any of its properties or assets.

      5. The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, of which [38,549,773] shares are issued and outstanding, 7,523,366 shares of Series A Preferred Stock, of which [7,433,330] are issued and outstanding, 122,463,448 shares of Series B Preferred Stock, of which [110,189,329] are issued and outstanding, 92,837,391 shares of Series C Preferred Stock, of which [86,866,934] are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable, are held of record by the Company Stockholders as set on Schedule __ to the Merger Agreement, and are free of all preemptive rights imposed by law or contained in the Certificate of Incorporation or Bylaws. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with the registration requirements (or valid exemptions therefrom) under the Securities Act of 1933, as amended.

      6. To our knowledge, (a) there is no authorized or outstanding subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company from the Company, (b) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or, except as provided in the Certificate of Incorporation, to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (c) the Company has no obligation (contingent or otherwise), except as provided in the Certificate of Incorporation, to purchase, redeem or otherwise acquire any Company Shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

      7. All authorizations, consents and approvals of all U.S. federal and California State governmental agencies and authorities required to be obtained by the Company to consummate the transactions provided for in the Plan of Merger have been obtained.

      8. Upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under the Delaware General Corporation Law.

      (i) In addition to the foregoing, we supplementally inform you that, to our knowledge and except as set forth on the Disclosure Schedule, there is no action, suit or proceeding, or governmental inquiry or investigation, pending or overtly threatened against the Company that (a) if determined adversely to the Company, would reasonably be expected to have a material adverse effect on the Company or (b) questions the validity of the Plan of Merger or the right of the Company to enter into the Plan of Merger or consummate the transactions provided for therein. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of their affiliates, officers or directors, nor, other than to request the Management Certificate from the Company, have we undertaken any further inquiry whatsoever in connection with the existence any such action, suit, proceeding or investigation.

      In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to other matters. This opinion is intended solely for Parent's use for the purpose of the above transaction, and is not to be made available to or relied upon for any other purpose or by, any other person or entity, without our prior written consent. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                          Very truly yours,

                                          FENWICK & WEST LLP

                                          By: _________________________________
                                              Robert B. Dellenbach, a Partner

                                    EXHIBIT G

                           FORM OF OPINION OF COUNSEL
                             TO THE INDIA SUBSIDIARY

1. Speedera Networks India Private Limited (the "Company") is a limited corporation duly organized, validly existing and in good standing under the laws of the Republic of India. The Company is duly qualified to transact business and is in good standing in each of ___, ___ and _____.

2. The Company has all requisite corporate power and authority to conduct the business in which, to our knowledge, it is currently engaged.

3. The Company has an authorized share capital of India Rs. __________ comprising __________ equity shares of Indian Rs. ___ each. The issued and paid up share capital of the Company is India Rs. __________ comprising __________ equity shares of India Rs. __ each. All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid, nonassessable and are held of record by Speedera Networks, Inc. and Abhey Dubey and are free of all preemptive rights imposed by law or contained in the Company's charter or bylaws, [including its Memorandum and/or Articles of Association.] To our knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its share capital.

4. The consummation of the transactions contemplated by the Agreement and Plan of Merger, dated March 16, 2005, by and among Akamai Technologies, Inc., Aquarius Acquisition Corp., Speedera Networks, Inc. and The Representatives (as defined herein) (the "Merger Agreement") does not (a) conflict with or violate any provision of the Company's charter or bylaws, [including its Memorandum and/or Articles of Association.], (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any India or governmental entity, which has not been filed or obtained, or (c) violate any law, statute, rule or regulation applicable to the Company or any of its properties or assets or any order, writ, injunction or decree known to us specifically naming the Company or any of its properties or assets.

5. To our knowledge, the Company is not (i) subject to any unsatisfied judgment, order, decree, stipulation or injunction, and is not (ii) a party to or threatened to be made a party to any claim, complaint, action, suit, proceeding, hearing or investigation of or in any court or administrative agency of any Indian, foreign, regional, state, provincial or local jurisdiction or before any arbitrator.

6. All authorizations, consents and approvals of all India governmental agencies and authorities required in order to permit consummation of the transactions contemplated by the Merger Agreement have been obtained.

                                                                       EXHIBIT H

                           OPINION OF COUNSEL TO BUYER
                          AND THE TRANSITORY SUBSIDIARY

_____________, 2005
Speedera Networks, Inc.
4800 Great America Parkway
Santa Clara, CA 95054

Re:   Agreement and Plan of Merger

Ladies and Gentlemen:

      This opinion is being furnished pursuant to Section 5.2(h) of the Agreement and Plan of Merger dated as of March 16, 2005 (the "Agreement") among Akamai Technologies, Inc., a Delaware corporation (the "Buyer"), Aquarius Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Speedera Networks, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

      We have acted as counsel to the Buyer and the Transitory Subsidiary in connection with the preparation, execution and delivery of the Agreement. As such counsel, we have examined and are familiar with and have relied upon the following documents:

      1.    the Agreement and the Escrow Agreement;

      2. the Certificate of Incorporation and the By-laws of the Buyer and of the Transitory Subsidiary;

      3. a certificate, dated as of ___________, 2005, of the Secretary of State of the State of Delaware, certifying as to the continued legal existence and corporate good standing of the Buyer in Delaware (the "Buyer Domestic Certificate");

      4. a certificate, dated as of ___________, 2005, of the Secretary of State of the State of Delaware, certifying as to the continued legal existence and corporate good standing of the Transitory Subsidiary in Delaware (the "Transitory Subsidiary Domestic Certificate");

      5. an Officer's Certificate from the Buyer, dated as of the date hereof, attesting to the Buyer's Certificate of Incorporation and By-laws, certain resolutions adopted by the Board of Directors of the Buyer, the incumbency of certain officers of the Buyer and certain other matters;

      6. an Officer's Certificate from the Buyer, dated as of the date hereof, attesting to the Transitory Subsidiary's Certificate of Incorporation and By-laws, certain resolutions adopted by the Board of Directors and stockholder of the Transitory Subsidiary, the incumbency of certain officers of the Transitory Subsidiary and certain other matters; and

      7. such other records of meetings, documents, instruments and certificates (including but not limited to certificates of public officials and officers of the Buyer and of the Transitory Subsidiary) as we have considered necessary for purposes of this opinion.

      In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all corporate and stock records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

      In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Buyer and the Transitory Subsidiary and, with your permission, upon the representations and warranties made by the Company, the Buyer and the Transitory Subsidiary in the Agreement. We have not attempted to verify independently such facts. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction.

      For purposes of this opinion, we have assumed that the Agreement and the Escrow Agreement have been duly authorized, executed and delivered by all parties thereto other than the Buyer and the Transitory Subsidiary, and that such other parties have all requisite power and authority to effect the transactions contemplated by the Agreement and the Escrow Agreement. We have also assumed that the Agreement and the Escrow Agreement are the valid and binding obligations of all parties thereto other than the Buyer and the Transitory Subsidiary and are enforceable against such other parties in accordance with their respective terms. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or competence of such other parties.

      Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any such defenses may be subject to the discretion of a court.

      We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Buyer or the Transitory Subsidiary, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Agreement on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision [relating to non-competition and non-solicitation or] relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Agreement may not be waived or modified except in writing or (h) relating to choice of law or consent to jurisdiction. We are expressing no opinion herein as to the consequences of the Merger under applicable state, local or federal income tax laws and regulations. We are expressing no opinion herein with respect to compliance by the Buyer with state or federal antitrust or unfair competition laws, state or federal securities or "blue sky" laws, state or federal securities antifraud laws.

      Our opinions expressed in paragraph 1 below are based solely on the Buyer Domestic Certificate and the Transitory Subsidiary Domestic Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the date of such certificates. We express no opinion as to the tax good standing of the Buyer or the Transitory Subsidiary in any jurisdiction.

      We are opining herein solely as to the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America. To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct. We note that the Agreement states that it is governed by Delaware law.

      For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Buyer and the Transitory Subsidiary of their obligations under the Agreement will be identical to the facts and law governing their performance on the date of this opinion.

      Based on and subject to the foregoing, we are of the opinion that:

      Section 39. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      Section 40. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to conduct the business in which, to our knowledge, it is currently engaged, to execute and deliver the Agreement and (in the case of the Buyer) the Escrow Agreement and to consummate the transactions contemplated thereby.

      Section 41. All of the Merger Shares will be, when issued in accordance with the Agreement, duly authorized, validly issued, fully paid and nonassessable.

      Section 42. The execution and delivery by the Buyer and the Transitory Subsidiary of the Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer and the Transitory Subsidiary, respectively. The Agreement and (in the case of the Buyer) the Escrow Agreement have been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitute valid and binding obligations of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with their respective terms.

      Section 43. Except as set forth in the Agreement, neither the execution and delivery by the Buyer or the Transitory Subsidiary of the Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated thereby violates the provisions of any U.S. federal or Massachusetts state law, rule or regulation applicable to the Buyer or the Transitory Subsidiary or the Delaware General Corporation Law statute.

      Section 44. Upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of Delaware, the Merger will be effective under the Delaware General Corporation law statute.

      This opinion is provided to the Company as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

      This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions contemplated by the Agreement. This opinion may not be relied upon by the Company for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose, without our prior written consent.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By: ____________________________________
Susan Murley, a Partner